An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission, which we refer to as the Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular Dated October 6, 2016

ADOMANI, INC.

$10,000,000 Minimum Offering Amount (                     Shares of Common Stock)

$20,000,000 Maximum Offering Amount (                     Shares of Common Stock)

ADOMANI, Inc., a Delaware corporation, is offering a minimum of                      shares of Common Stock and a maximum of                      shares (the “Offered Shares”) of Common Stock, par value $0.00001 (“Common Stock”) on a “best efforts” basis. To date, we have operated our business as ADOMANI, Inc., a Florida corporation, which, prior to the qualification by the United States Securities and Exchange Commission (the “SEC”) of the Offering Statement (the “Offering Statement”) of which this Offering Circular is a part, will be converted into a Delaware corporation. We expect that the initial public offering price will be between $4.00 and $5.00 per share. This offering will terminate on                     , subject to extension for up to thirty (30) days with the mutual agreement of us and our Underwriter, as defined below; provided that, if we have received and accepted subscriptions for the minimum number of Offered Shares on or before                     , or the end of the thirty (30) day extension, if exercised, then we will close on the minimum offering amount (the “Initial Closing”) and this offering will continue until the earliest of (i) the date which is ninety (90) days after the Initial Closing, or (ii) with the mutual agreement of us and our Underwriter, a date which is less than ninety (90) days after the Initial Closing in order to coordinate with the commencement of exchange trading of our Common Stock, or (iii) the date on which the maximum offering amount is sold (such earliest date, the “Termination Date”). If, on the Initial Closing date, we have sold less than the maximum number of Offered Shares, then we may hold one or more additional closings for additional sales (each an “Additional Closing”), up to the maximum number of Offered Shares, and until the Termination Date. The Company and the Underwriter will consider various factors in determining the timing of any Additional Closings, including the amount of proceeds received at the Initial Closing, any Additional Closings that have already been held, the level of additional valid subscriptions received after the Initial Closing, the eligibility of additional investors under applicable laws and coordination with the commencement of exchange trading of our Common Stock.

Until we achieve the minimum offering amount, the proceeds for the offering will be kept in an escrow account. Upon achievement of the minimum offering amount and the closing on such amount, the proceeds from the minimum offering amount will be distributed to the Company and the associated Offered Shares will be issued to the investors in such Offered Shares. Upon each Additional Closing, if any, the proceeds subject to that Additional Closing will be distributed to the Company and the associated Offered Shares will be issued to the investors in such Offered Shares. If the offering does not close, the proceeds for the offering will be promptly returned to investors, without deduction and generally without interest. Signature Bank, New York will serve as the escrow agent and will retain up to $             of interest accrued from funds deposited in the escrow account as partial compensation for serving as escrow agent.

The minimum purchase requirement per investor is $500; however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. We expect to commence the sale of the Offered Shares as of the date on which the Offering Statement is qualified by the SEC.

Prior to this offering, there has been no public market for our Common Stock. We will apply to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “ADOM.” Our Common Stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. If we fail to meet the minimum requirements for listing on NASDAQ, we will seek quotation of our Common Stock on the OTCQX over-the-counter market operated by OTC Markets Group Inc. (the “OTCQX”) and anticipate quotation on the OTCQX to begin following the termination of this offering.

We have engaged Monarch Bay Securities, LLC as the underwriter (the “Underwriter”) to offer the Offered Shares to prospective investors in the United States on a best efforts basis, and our Underwriter will have the right to engage such other broker-dealers or agents as it determines to assist in such offering.

A maximum of $20,000,000 of Offered Shares will be offered worldwide. No sales of Offered Shares will be made anywhere in the world prior to the qualification of the Offering Statement by the SEC in the United States. All Offered Shares will be initially offered in all jurisdictions at the same U.S. dollar price that is set forth in this Offering Circular, except that: selected dealers who participate in the offering will receive a selling concession from the Underwriter, as further described in “Underwriting”; after the initial offering of the Offered Shares, the offering price and other selling terms may be subject to change.

See “Underwriting” and “Description of Securities” for a description of our capital stock.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this offering.

	Number of Shares	Price to Public		Underwriting discounts and commissions (1)	Proceeds to issuer (2)
Per share:	1	$		$	$
Total Minimum:			$10,000,000	$	$
Total Maximum:			$20,000,000	$	$

(1)	We refer you to “Underwriting” beginning on page 41 of this Offering Circular for additional information regarding total underwriter compensation.
(2)	Does not include expenses of the offering, including costs of blue sky compliance, fees to be paid to legal counsel or filing fees. See “Underwriting.”

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” on page 11 to read about factors you should consider before buying shares of our Common Stock.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular contains all of the representations by us concerning this offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

This Offering Circular follows the disclosure format prescribed by Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is                     , 2016

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Our ability to generate demand for our zero-emission or hybrid drivetrains and conversion kits in order to generate revenue;

•	Our dependence upon external sources for the financing of our operations, particularly given that our auditors’ report for our 2015 consolidated financial statements, which are included as part of this Offering Circular, contains a statement concerning our ability to continue as a going concern;

•	Our ability to effectively execute our business plan;

•	Our ability to scale our manufacturing, assembling, and converting processes effectively and quickly from low volume production to high volume production;

•	Our ability to manage our expansion, growth and operating expenses and reduce and adequately control the costs and expenses associated with operating our business;

•	Our ability to obtain, retain and grow our customers;

•	Our ability to enter into, sustain and renew strategic relationships on favorable terms;

•	Our ability to achieve and sustain profitability;

•	Our ability to evaluate and measure our current business and future prospects;

•	Our ability to compete and succeed in a highly competitive and evolving industry;

•	Our ability to respond and adapt to changes in electric or hybrid drivetrain technology; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

OFFERING CIRCULAR SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this Offering Circular. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read this entire Offering Circular carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this Offering Circular, before making an investment decision. Unless the context otherwise requires, the terms “ADOMANI,” “the Company,” “we,” “us” and “our” in this Offering Circular refer to ADOMANI, Inc., a Delaware corporation, and our predecessor, ADOMANI, Inc., a Florida corporation, and where appropriate, their respective consolidated subsidiaries.

Overview

ADOMANI is a provider of advanced zero-emission electric and hybrid vehicles and replacement drivetrains that is focused on reducing the total cost of vehicle ownership. We help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance.

We design, manufacture and install advanced zero-emission electric and hybrid drivetrain systems for use in new school buses and medium to heavy-duty commercial fleet vehicles. We also design, manufacture and install unique and patented conversion kits to replace conventional drivetrain systems for diesel and gasoline powered vehicles with zero-emission electric or hybrid drivetrain systems. The hybrid drivetrain systems are available in both an assistive hybrid format and a full-traction format for use in private and commercial fleet vehicles of all sizes. We seek to expand our product offerings to include the sale of zero-emission systems in vehicles manufactured by outside original equipment manufacturer (“OEM”) partners, but to be marketed, sold, warrantied and serviced through our developing distribution and service network. We refer to these product offerings collectively as “our zero-emission systems” throughout the remainder of this Offering Circular.

Market Overview

Concerns regarding climate change and other environmental considerations have led to the implementation of laws and regulations that restrict, cap, or tax emissions in the automotive industry and throughout other industries. In particular, Environmental Protection Agency (“EPA”) Tier 4 emission standards, California Air Resources Board (“CARB”) regulations, and recently implemented policies in Europe, generally referred to as Stage I, II, III and IV regulations, are requiring a significant reduction in the level of emissions and particulate matter produced by diesel power systems. These regulations are taking effect and are expected to increase both the cost and size of emission-compliant diesel power products, primarily due to the need to incorporate additional combustion and after-treatment components.

A variety of market factors are contributing to the increased use of alternative fuels and growth of alternative fuel technology, including economics, energy independence, environmental concerns, and the widespread availability of alternative fuels. As the price of crude oil remains volatile and the threat of climate change and air pollution remain public concerns, the search for more cost effective and cleaner fuels has become more important. Electricity has emerged as one solution to these challenges. The price of alternative fuels such as electricity is substantially less than diesel or gasoline, and alternative fuels produce lower amounts of toxic greenhouse gases.

Market Drivers

A number of factors impact both the supply and demand for various types of electric vehicles and we believe that we are well positioned to benefit as a result of these driving forces.

Prominent drivers of supply include:

•	The cost and availability of energy storage technologies, specifically the cost and capacity of rechargeable lithium ion batteries;

•	Grants, loans, tax breaks, and other financial support available for energy storage and electric vehicle research and development;

•	Requirements that a specific percentage of automakers’ models be electric or other zero-emission vehicles; and

•	Fuel economy standards that require automakers to meet certain fleet-wide benchmarks.

Prominent drivers of demand include:

•	Mandates that government fleets purchase certain percentages of low emission, energy efficient, or alternative fuel vehicles;

•	Mandates for transport agencies or school districts to purchase or convert to electric or other alternative fuel vehicles;

•	Rebates, tax credits, and other incentives for purchasing or leasing electric or other alternative fuel vehicles;

•	The availability of charging stations and other charging infrastructure, driven in turn by government funding, tax credits, rebates, and other incentives aimed at increasing the number of charging stations;

•	The cost of electricity to recharge plug-in electric vehicles (“PEVs”), impacted by special rates introduced by utilities;

•	Preferential treatment in registration, emissions testing, and access to highways, city centers, and high occupancy vehicle (“HOV”) lanes; and

•	The cost of conventional diesel or gasoline and the resultant incremental costs of owning and operating an electric vehicle versus a conventionally fueled equivalent.

Challenges

In addition, fleet operators and their companies face a number of challenges, including:

•	Difficulty complying with existing and new federal and state emission restrictions and compliance requirements;

•	Finding cost savings while managing high fuel, maintenance and repair costs;

•	Extending the lives of existing vehicles;

•	Difficulty planning for the operation of their fleet when fuel supplies are interrupted, such as during a natural disaster; and

•	Difficulty in improving the environment around these heavy-duty commercial fleets.

Our Solution

We design, manufacture and install advanced zero-emission electric and hybrid vehicles and replacement drivetrain systems that improve fuel economy and reduce emissions. ADOMANI helps vehicles run more efficiently and cost effectively. Specifically, we enable our customers to:

•	Add Emission-Compliant ADOMANI Vehicles and Drivetrain Systems to Their Fleets. Our commercial fleet vehicles and drivetrain systems are designed to reduce or eliminate the use of traditional fuels that create greenhouse gases and particulate matter.

•	Reduce Total Cost of Ownership. We reduce fuel budgets by eliminating or reducing the reliance on traditional petroleum based fuels, instead using the more energy efficient and less variably priced grid-provided electricity.

•	Prolong Lives of Existing Vehicles. Our vehicles and vehicles with our drive train systems have lower maintenance costs. These reduced maintenance costs may take the form of longer service intervals between brake system maintenance, reduction or elimination of internal combustion engine oil and oil filter changes, reduction or elimination of transmission oil and oil filter changes, reduction or elimination of air filter changes, reduction or elimination of emissions systems services, reduction or elimination of diesel emission fluid use, elimination of emissions tests on traditional fuel vehicles (if converted to a zero-emission electric drivetrain) and the elimination of certification tests of high pressure tanks on propane, liquefied natural gas, compressed natural gas powered vehicles (if converted to a zero-emission electric drivetrain).

•	Plan for Natural Disasters When Fuel Supply May be Interrupted. Our zero-emissions systems can serve as on-site emergency back-up energy storage if grid power becomes intermittent or fails temporarily during natural or man-made disasters.

•	Improve the Environment Around Vehicles. As a result of our zero-emission systems, drivers, operators, customers and the communities they serve have healthier environments in and around these vehicles.

Our Strengths

We believe the following attributes and capabilities provide us with long-term competitive advantages:

•	Product Diversity. We have multiple product offerings including zero-emission electric and hybrid drivetrains, new purpose built zero-emission electric vehicles and stationary energy storage solutions, and as a result, the ability to scale-up, scale-down or refine a specific product line in response to market demands and the evolving local, state and federal incentive programs. Also, within each product area, we have multiple suppliers of key drivetrain components allowing price flexibility both for our final products and replacement parts required over the product lifespan. This allows us to meet the expectations and budget constraints of public or private commercial fleet operators.

•	Regulatory Agency Familiarity. By taking an active role in many trade industry groups and related events, we have developed and continually strive to maintain strong relationships with key local, state and federal regulatory agencies involved in the growing zero-emission and hybrid vehicle industry. To meet their own aggressive emissions targets, these regulatory agencies have encouraged the growth of zero-emission electric vehicles and hybrid drivetrains, especially in connection with heavy-duty commercial fleets.

•	Relationships With Purchasers. To help shorten the sales cycles for our products, we have identified and built relationships with key commercial operators that have purchasing authority or influence over their organizations. We are also able to leverage past sales and marketing relationships that were built by our experienced management team.

•	Additional Sales Potential. We have additional sales potential with commercial fleet customers. These potential additional sales could include: automated charging infrastructure, intelligent stationary energy storage systems that enables higher levels of vehicle fast-charging, emergency back-up facility power for use during grid power outages, enabling technologies to access the developing grid-connected opportunities for the aggregate power available from groups of large battery packs, or enabling technologies that allow for the avoidance of electric utility demand charges.

•	Unique Market Knowledge. We have specific and unique sales cycle knowledge for based on over 30 years’ experience.

Our Strategy

We intend to capitalize on these opportunities by pursuing the following key growth strategies:

•	Develop Sales Staff. We plan to hire and train our initial sales staff to complement our current group. Training will include familiarizing them with the many and varied funding options available, and how to access those opportunities, or help our customers access them. See “Description of Business – Governmental Programs and Incentives.”

•	Build Dealership Networks. We intend to build third party dealership networks for the local sales and service of ADOMANI zero-emission replacement drivetrain vehicles and new purpose-built zero-emission electric and hybrid commercial vehicles either manufactured by or for us.

•	Develop Third Party Relationships. We plan to complete existing negotiations with partners and seek additional partners for the manufacture of our zero-emission systems.

•	Provide Demonstrations. We will seek out and respond to local, state and federal pilot demonstration opportunities in interest areas for which we have relevant current product offerings or, in areas of interest that are congruent with product(s) that are on our product development roadmap but still in early stage development.

•	Obtain Approvals From Incentive Programs. We will seek to have our products approved for various local, state and federal vehicle designations and incentive programs, like the California Heavy Duty Voucher Incentive Project administered by the CARB meant to accelerate the purchase of cleaner, more efficient trucks and buses in California.

•	Develop an Intellectual Property Portfolio, License Our Technology and Enter into Strategic Collaborations. We plan to build upon our existing intellectual property, knowledge base and patent portfolio while seeking opportunities to license, white-label, and collaborate with strategic partners that can provide unique and complementary products and technology.

•	Grow Our Manufacturing, Installation and Service Capability. As facility space and technician time requirements at partners are exceeded, we intend to expand or relocate to larger ADOMANI-owned or leased facilities dedicated to the manufacture, installation and service of our zero-emission systems.

•	Introduce New Products. As new markets develop, we plan to expand our zero-emission systems into ancillary product verticals, such as charging infrastructure also called Electric Vehicle Service Equipment, stationary energy storage, vehicle-to-grid hardware and capabilities.

•	Develop Our International Business. We plan to develop our business internationally. Through our wholly-owned subsidiary ADOMANI China we intend to pursue opportunities in China.

Our Risks

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Offering Circular Summary. These risks include, but are not limited to, the following:

•	we may not successfully execute our business plan to generate revenue in 2016 and create a sustainable growth trajectory;

•	we have a history of losses and we may not achieve or sustain profitability in the future;

•	our independent registered public accounting firm has expressed in its report on our audited consolidated financial statements a substantial doubt about our ability to continue as a going concern;

•	our limited operating history makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment;

•	our future growth is dependent upon demand for conversion of existing diesel- and gasoline-powered buses, truck and other fleet vehicles to zero-emission electric or hybrid drivetrain systems and demand for new buses, trucks and other fleet vehicles with zero-emission drivetrains;

•	we may not be able to compete successfully against current and future competitors;

•	our sales cycle can be long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to project when, if at all, we will obtain new customers and generate revenue from those customers;

•	developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for electric vehicles and our drivetrains;

•	we may be unable to keep up with advances in zero-emission electric drivetrain or hybrid vehicle technology;

•	the demand for commercial zero-emission electric and hybrid vehicles may decrease, as it depends, in part, on the continuation of current trends resulting from dependence on fossil fuels;

•	we may not be able to reduce and adequately control the costs and expenses associated with operating our business;

•	we may fail to manage our growth effectively and we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately;

•	our zero-emission and hybrid drivetrains may fail to perform as expected;

•	we are dependent on third parties to deliver raw materials, parts, components and services in adequate quality and quantity in a timely manner and at reasonable prices, quality levels and volumes;

•	our business success depends, in part, on the success of our strategic relationship with third parties;

•	we may not be able to scale our manufacturing, assembling, and converting processes effectively and quickly from low volume production to high volume production;

•	we may become subject to product liability claims;

•	we may be compelled to undertake product recalls;

•	we may be unable to design, develop, market and sell our zero-emission electric and hybrid drivetrains or related products and services that address additional market opportunities;

•	our growth depends in part on the availability and amounts of government subsidies and incentives and the application of regulations that encourage conversion to electric or hybrid vehicles;

•	our service model may be costly for us to operate and may not address the service requirements of our prospective customers;

•	our decentralized assembly, sales and service model will present numerous challenges. We may not be able to execute on our plan to establish sales, service and assembly facilities in the urban areas we have targeted and our facilities in any of those markets may underperform relative to our expectations;

•	we are subject to substantial regulation, which is evolving, and unfavorable changes or any failure by us to comply with these regulations could substantially harm our business and operating results;

•	any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology;

•	in many of our zero-emission electric or hybrid drivetrains we use battery packs composed of lithium-ion battery cells, which, if not appropriately managed and controlled, on rare occasions have been observed to catch fire or vent smoke and flames; and

•	we may not be able to utilize a significant portion of our net operating loss or research and development tax credit carryforwards, which could adversely affect our profitability.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this offering circular. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. We have irrevocably elected to ‘‘opt out’’ of the exemption for the delayed adoption of certain accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Going Concern

Our consolidated financial statements appearing elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2016, we had a working capital deficit of $2.5 million and a stockholders’ deficit of approximately $2.3 million. During the six months ended June 30, 2016, we incurred a net loss attributable to common stockholders of approximately $2.9 million. We have not generated any material revenues and have incurred net losses since inception. Our recurring operating losses and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2015 and 2014 with respect to this uncertainty. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern.”

Company and Other Information

ADOMANI was incorporated in Florida on August 6, 2012, “ADOMANI California,” a wholly-owned subsidiary was incorporated in California on October 9, 2012. ADOMANI Inc. was reincorporated in Delaware in October 2016. ADOMANI China was formed on February 1, 2016 in China, where it is registered and licensed to do business in the green energy vehicle and carbon reduction research and development fields until January 31, 2046. Our principal executive offices and mailing address are: 620 Newport Center Drive, Suite 1100, Newport Beach, California 92660. Our telephone number is (949) 200-4613. Our corporate website address is: www.ADOMANIelectric.com with several additionally owned web domains with “ADOMANI” in the name that are redirected to our aforementioned corporate website. Information contained on, or that can be accessed through, our website does not constitute part of this Offering Circular and inclusions of our website address in this Offering Circular are inactive textual references only.

ADOMANI and the ADOMANI logo and our other trademarks, service marks and trade names appearing in this Offering Circular are the property of ADOMANI. Other trademarks and trade names referred to in this Offering Circular are the property of their respective owners. Solely for convenience, the trademarks and trade names in this Offering Circular are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

This Offering Circular summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire Offering Circular, including our financial statements and the related notes included elsewhere in this Offering Circular. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case appearing elsewhere in this Offering Circular.

THE OFFERING

Issuer:	Adomani, Inc.

Securities offered:	A minimum of and a maximum of shares of our Common Stock, par value $0.00001 (“Common Stock”) at an offering price of $ per share (the “Offered Shares”).

Number of shares of Common Stock outstanding before the offering:	58,442,350 shares(1)

Number of shares of Common Stock to be outstanding after the offering:	shares, if the minimum amount of Offered Shares are sold, and shares, if the maximum amount of Offered Shares are sold

Price per share:	$

Minimum offering amount:	shares at $ per share, or $10,000,000

Maximum offering amount:	shares at $ per share, or $20,000,000

Proposed U.S. listing:	We will apply to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “ADOM.” Our Common Stock will not commence trading on NASDAQ until all of the following conditions are met: (i) the Initial Closing has occurred and we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ; (ii) the offering is terminated; and (iii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A (“Form 8-A”) under the Securities Exchange Act of 1934 (the “Exchange Act”), and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock. If we fail to meet the minimum requirements for listing on NASDAQ, we will seek quotation of our Common Stock on the OTCQX over-the-counter market operated by OTC Markets Group Inc. (the “OTCQX”) and would anticipate quotation on the OTCQX to begin following the termination of this offering.

U.S. offering:

We have engaged Monarch Bay Securities, LLC as the underwriter (the “Underwriter”) to offer the Offered Shares to prospective investors in the United States, on a best efforts basis, and our Underwriter will have the right to engage such other broker-dealers or agents as it determines to assist in such offering.

A maximum of $20,000,000 of Offered Shares will be offered worldwide. No sales of Offered Shares will be made anywhere in the world prior to the qualification of the Offering Statement by the SEC in the United States. All Offered Shares will be initially offered everywhere in the world at the same U.S. dollar price that is set forth in this Offering Circular, except that any shares sold to securities dealers may be sold at a discount from the initial public offering price, as further described in “Underwriting”; after the initial offering of the Offered Shares, the offering price and other selling terms may be subject to change.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after underwriting discount and commissions and our estimated other offering expenses) will be $16,878,000. We intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, sales and marketing activities and general and administrative matters. See the section titled “Use of Proceeds” for additional information.

Risk factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

(1)	The number of shares of our Common Stock to be outstanding after this offering is based on 58,442,350 shares of our Common Stock outstanding as of September 1, 2016 and excludes:

•	20,989,438 shares of Common Stock issuable upon the exercise of options outstanding as of September 1, 2016, at a weighted average exercise price of $0.10 per share;

•	6,225,000 shares of Common Stock reserved for issuance under 2012 Stock Option and Stock Incentive Plan (the “2012 Stock Option Plan”) and the 2012 Preferred Option Plan (the “2012 Preferred Option Plan”); and

•	1,250,000 shares of Common Stock issuable upon exercise of a warrant exercisable at a price of $4.00 per share through September 1, 2021.

Unless otherwise noted, the information in this Offering Circular reflects and assumes the following:

•	our reincorporation in Delaware;

•	the effectiveness of our amended and restated certificate of incorporation and our restated bylaws upon the completion of this offering;

•	the issuance of 6,767,398 shares of Common Stock issuable upon conversion of an aggregate principal amount of $645,000 plus accrued interest at conversion prices ranging from $0.10 per share to $0.50 per share pursuant to certain of our promissory notes as of September 30, 2016; and

•	no exercise of stock options after September 1, 2016.

The number of shares of our Common Stock to be issued upon the conversion of the outstanding principal and accrued interest on our convertible promissory notes upon the completion of this offering depend in part on the date on which this offering is completed.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this Offering Circular, including the consolidated financial statements and the related notes included elsewhere in this Offering Circular, before deciding whether to invest in shares of our Common Stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We may not successfully execute our business plan to generate revenue in 2016 and create a sustainable growth trajectory.

We have not generated significant revenues to date. Our ability to generate revenue and grow our revenue will depend, in part, on our ability to execute on our business plan, expand our business model and develop new products in a timely manner. We may fail to do so. A variety of factors outside of our control could affect our ability to generate revenue and our revenue growth. Our success in implementing our strategy of producing zero-emission conversions and selling new zero-emission buses, trucks and other fleet vehicles could also slow our revenue growth.

We have a history of losses and we may not achieve or sustain profitability in the future.

We have incurred losses in each fiscal year since our incorporation in 2012. In addition, during the six months ended June 30, 2016, we incurred a net loss of $2.9 million. As a result, we had a working capital deficit of $2.5 million, an accumulated deficit of $13.3 million and a stockholders’ deficit of $2.3 million as of June 30, 2016. Our products have been recently developed and there can be no assurance that they will be commercially successful and generate significant revenue. If we are to ever achieve profitability it will be dependent upon the successful development and successful commercial introduction and acceptance of zero-emission electric and hybrid drivetrains such as ours; the demand for new buses, trucks and other fleet vehicles with zero-emission or hybrid drivetrains; and the demand for conversion of existing buses, trucks and other fleet vehicles to zero-emission electric or hybrid drivetrains, any of which may not occur. We may not achieve profitability in the future as we anticipate that our operating expenses will increase significantly in the foreseeable future as we:

•	continue to invest in research and development to enhance our zero-emission products and services;

•	design, develop and manufacture our drivetrains and their components;

•	increase our sales and marketing to acquire new customers; and

•	increase our general and administrative functions to support our growing operations.

Because we will incur the costs and expenses from these efforts before we receive any significant incremental revenues with respect thereto, our losses in future periods will be significantly greater than the losses we would incur if we developed our business more slowly. In addition, these efforts may prove more expensive than we currently anticipate, or may not result in increases in our revenues, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Even if we are successful in generating revenue and increasing our customer base, we may not become profitable in the future or may be unable to maintain any profitability achieved if we fail to increase our revenue and manage our operating expenses or if we incur unanticipated liabilities. And even if our revenue increases, we may not be able to sustain this rate of revenue growth. Revenue growth may slow or revenue may decline for a number of reasons, including lack of demand for our zero-emission systems, increasing competition, lengthening sales cycles, decelerating growth of, or declines in, our overall market, or our failure to capitalize on growth opportunities or to introduce new offerings. Any failure by us to achieve and maintain revenue or profitability could cause the price of our Common Stock to decline significantly.

Our independent registered public accounting firm has expressed in its report on our audited consolidated financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet generated sufficient revenues from our operations to fund our activities, and we are therefore dependent upon external sources for the financing of our operations. As a result, our independent registered public accounting firm has expressed in its report on the consolidated financial statements included as part of this Offering Circular a substantial doubt regarding our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our Common Stock might lose their entire investment.

Our limited operating history makes it difficult to evaluate our current business and future prospects.

Our short operating history and developing business model make it difficult to evaluate our current business and our future prospects. It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, market acceptance of our products and services and future products and services, competition from new and established companies, including those with greater financial and technical resources, acquiring and retaining customers and increasing revenue from existing customers, enhancing our products and services and developing new products and services. You should consider our business and prospects in light of the risks and difficulties that we will encounter as we continue to develop our business model. We may not be able to address these risks and difficulties successfully, which would materially harm our business and operating results and cause the market price of our Common Stock to decline.

We may experience quarterly fluctuations in our operating results due to a number of factors which make our future results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not consider our past results, including our recent success in having funding approved in California through Assembly Bill AB 923 (“AB 923”) for conversions and new zero-emission electric or hybrid drivetrains in any projected growth rate or as indicative of our future performance.

We expect our period-to-period operating results to vary based on our operating costs which we anticipate will increase significantly in future periods as we, among other things, design, develop and manufacture our zero-emission drivetrains, open new design, manufacturing, sales and service facilities, hire additional technology staff, increase our travel and operational budgets, increase our facility costs, hire and train service personnel, increase our sales and marketing activities, and increase our general and administrative functions to support our growing operations. As a result of these factors, we believe that quarter-to-quarter comparisons of our operating results, especially in the short-term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If any of this occurs, the trading price of our stock could fall substantially, either suddenly or over time.

In addition to other risk factors listed in this section, factors that may affect our quarterly operating results include the following: our ability to hire, train and retain key personnel, develop new products that the market demands, receive government support funding to offset the increased product cost to the end user, keep our supply chain intact, source required materials to build our zero-emission systems and maintain them once they are delivered.

Based upon all of the factors described above, we have a limited ability to forecast our future revenue, costs and expenses, and as a result, our operating results may from time to time fall below our estimates.

Our future growth is dependent upon demand for conversion of existing diesel- and gasoline-powered buses, truck and other fleet vehicles to zero-emission electric or hybrid drivetrain systems and demand for new buses, trucks and other fleet vehicles with zero-emission drivetrains. The bus and commercial fleet market for zero-emission electric and hybrid vehicles may be smaller or develop more slowly than expected. The zero-emission drivetrain conversion market is relatively new and evolving. If this market is smaller or develops more slowly or differently than we expect, our business, growth prospects and financial condition would be adversely affected.

Our growth is highly dependent upon the market acceptance of, and we are subject to an elevated risk of any reduced demand for, zero-emission vehicles and conversion of existing buses, trucks and other fleet vehicles to zero-emission electric or hybrid vehicles and the demand for new buses, truck and other fleet vehicles with zero-emission drivetrains in particular. If this market does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed and we may need to raise additional capital. This market is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the market acceptance of zero-emission vehicles, and specifically conversion of existing buses and fleet vehicles to zero-emission electric or hybrid and the demand for new buses and fleet vehicles with zero-emission drivetrains, include:

•	perceptions about zero-emission electric vehicle quality, safety design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of any electric vehicle;

•	perceptions about the limitations in the technology resulting in a limited range over which zero-emission electric vehicles may be driven on a single battery charge (increases in distance requires additional batteries, which increases weight, and at some point too much weight diminishes the additional distance being sought before requiring a charge);

•	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology;

•	the availability of alternative fuel vehicles, including competitive vehicles and improvements in the fuel economy of the internal combustion engine may cause a slow-down in the demand to switch to zero-emission electric vehicles;

•	the availability of service for zero-emission electric vehicles;

•	the environmental consciousness of owners of diesel- and gasoline-powered buses, truck and other fleet vehicles;

•	changes in the cost of oil and gasoline;

•	government regulations and economic incentives, including a change in the administrations and legislations of federal and state governments, promoting fuel efficiency and alternate forms of energy;

•	access to charging stations both public and private, standardization of electric vehicle charging systems and perceptions about convenience and cost to charge an electric vehicle;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles;

•	perceptions about and the actual cost of alternative fuel; and

•	macroeconomic factors.

Additionally, we have limited experience in introducing new products. Up to this time we have been a research and development company and we have only recently commenced production and deliveries of our products. To the extent that we are not able to build our products in accordance with customer expectations, our future sales could be harmed.

Additionally, we may become subject to regulations that may require us to alter the design of our vehicles, which could negatively impact consumer interest in our vehicles.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.

We may not be able to compete successfully against current and future competitors.

The market for commercial zero-emission electric and hybrid vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors.

Most of our existing and potential competitors, including Ford, Navistar, Freightliner, PACCAR, Hino, Fuso, Volvo, BYD, Proterra, TransPower, Lion Bus or Motiv, have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, longer operating histories and greater name recognition than we do. They may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases and broader customer and industry relationships than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than we can. Each of these competitors has the potential to capture market share in our target market, which could have an adverse effect on our position in our industry and on our business and operating results.

We expect competition in our industry to intensify in the future in light of anticipated increased demand for alternative fuel vehicles and to continued globalization and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, financial condition, operating results and prospects. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets and to our market share. There can be no assurances that we will be able to compete successfully in our markets. If our competitors introduce new products or services that compete with or surpass the quality, price or performance of our products or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. A disruptive technology advancement in the electric vehicle industry by a competitor such as in energy storage, traction motors or power electronics, could affect the sales of our products.

Demand in the zero-emission electric and hybrid vehicle industry is volatile, which may lead to lower vehicle unit sales and adversely affect our operating results. Volatility of demand in the zero-emission electric and hybrid vehicle industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we currently compete and plan to compete in the future have been subject to considerable volatility in demand in recent periods. As a low volume producer, we have fewer financial resources than more established providers have to withstand changes in the market and disruptions in demand. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results. These effects may have a more pronounced impact on our business given our relatively smaller scale and financial resources as compared to many incumbent providers.

Competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share. If we cannot compete successfully against current and future competitors, our business, prospects, results of operations and financial condition could be negatively impacted.

Our sales cycle can be long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to project when, if at all, we will obtain new customers and generate revenue from those customers.

The sales cycle for our business, from initial contact with a potential lead to contract execution and implementation, typically takes significant time and is difficult to predict. Our sales cycle in some cases has been up to six to nine months or more. Our sales efforts involve educating our customers about the use, capabilities and benefits of our products and services. Some of our customers undertake a significant evaluation process that frequently involves not only our products and services but also the offerings of our competitors. This process can be costly and time-consuming. As a result, it is difficult to predict when we will obtain new customers and begin generating revenue from these new customers. As part of our sales cycle, we may incur significant expenses before executing a definitive agreement with a prospective customer and before we are able to generate any revenue from such agreement. We have no assurance that the substantial time and money spent on our sales efforts will generate significant revenue. If conditions in the marketplace generally or with a specific prospective customer change negatively, it is possible that no definitive agreement will be executed, and we will be unable to recover any of these expenses. If we are not successful in targeting, supporting and streamlining our sales processes, our ability to grow our business, and our operating results and financial condition may be adversely affected. If our sales cycles lengthen, our future revenue could be lower than expected, which would have an adverse impact on our consolidated operating results and could cause our stock price to decline.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for electric vehicles and our drivetrains.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced zero-emission electric or hybrid drivetrains which could result in the loss of competitiveness of our drivetrains, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in zero-emission electric drivetrain or hybrid vehicle technology, we may suffer an inability to obtain a competitive position in the market or suffer a decline in our competitive position.

There are companies in the zero-emission electric and hybrid vehicle industry that have developed or are developing vehicles and technologies that compete or will compete with our vehicles. We cannot assure that our competitors will not be able to duplicate our technology or provide products and services similar to ours more efficiently or at greater scale. We may be unable to keep up with changes in zero-emission electric or hybrid drivetrain technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in zero-emission electric or hybrid drivetrain technology would result in a decline in our competitive position, which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in zero-emission electric or hybrid drivetrain technology. As technologies change, we plan to upgrade or adapt our drivetrains and introduce new drivetrains in order to continue to provide drivetrains with the latest technology, in particular battery cell technology. However, our drivetrains may not compete effectively with alternatives if we are not able to source and integrate the latest technology into our drivetrains. For example, we do not manufacture most of the high cost items required for our conversion kits, including battery cells, which makes us dependent upon other suppliers of battery cell technology for our battery packs. If for any reason we are unable to keep pace with changes in commercial electric and hybrid vehicle technology, particularly battery technology, our competitive position may be adversely affected.

The demand for commercial zero-emission electric and hybrid vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for our vehicles, which could adversely affect our business, prospects, financial condition and operating results.

We believe that much of the present and projected demand for commercial zero-emission electric and hybrid vehicles results from concerns about volatility in the cost of petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that climate change results in part from the burning of fossil fuels. If the cost of petroleum-based fuel decreased significantly, or the long-term supply of oil in the United States improved, the government may eliminate or modify its regulations or economic incentives related to fuel efficiency and alternative forms of energy. If there is a change in the perception that the burning of fossil fuels does not negatively impact the environment, the demand for commercial zero-emission electric or hybrid vehicles could be reduced, and our business and revenue may be harmed. Diesel and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower diesel or other petroleum-based fuel prices over extended periods of time may lower the current perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If diesel or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for commercial electric or plug-in hybrid vehicles may decrease, which could have an adverse effect on our business, prospects, financial condition and operating results.

We may not be able to reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs.

If we are unable to reduce and/or maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing and servicing our zero-emission drivetrains relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design, manufacture and sales of our zero-emission drivetrains. Our marginal costs of producing our drivetrains to date have exceeded our revenue from selling them. This is not expected to change for the foreseeable future until we are able to generate adequate sales volume to offset the cost of our drivetrains. There can be no assurances that our costs of producing and delivering our future products will be less than the revenue we generate from sales at the time we introduce our future products or that we will ever achieve a positive gross margin on sales of our zero-emission drivetrains or future products.

We incur significant costs related to procuring the materials and components required to manufacture our drivetrains and convert electric and hybrid vehicles. As a result, without including the impact of government or other subsidies and incentives, our costs and therefore the purchase prices for our commercial zero-emission electric and hybrid vehicles and/or converting commercial vehicles currently are substantially higher than the purchase prices for gas or diesel-fueled vehicles with comparable features.

Additionally, in the future we may be required to incur substantial marketing costs and expenses to promote our zero-emission drivetrains, including through the use of traditional media such as television, radio and print, even though our marketing expenses to date have been relatively limited. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed. Many of the factors that impact our operating costs are beyond our control. For example, global demand from all manufacturers of zero-emission vehicles for the same resources could create shortages and drive the costs of our raw materials and certain components, such as lithium-ion battery cells, to a higher level and reduce profit or create or increase losses. Indeed, if the popularity of zero-emission electric and hybrid vehicles exceeds current expectations without significant expansion in battery cell production capacity and advancements in battery cell technology, shortages could occur which would result in increased materials costs to us, and could also negatively impact our ability to meet production requirements if the batteries were simply not available.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We have recently expanded our operations and further significant expansion will be required, especially in connection with kit manufacturing, service and warranty requirements. The requirements of being a public company will significantly increase our general and administrative costs. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

•	establishing sufficient sales, service and service facilities in a timely manner;

•	forecasting production and revenue;

•	training new personnel;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes;

•	addressing new markets; and

•	expanding operations and finding and hiring a significant number of additional personnel, including manufacturing personnel, design personnel, engineers and service technicians.

We intend to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our zero-emission electric and hybrid vehicles. Because our vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in zero-emission electric and hybrid vehicles may not be available to hire, and we may need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing, manufacturing and servicing zero-emission electric and hybrid vehicles is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future, which could seriously harm our business and prospects.

In this regard we will be required to continue to improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively. Further, to accommodate our expected growth we must continually improve and maintain our technology, systems and network infrastructure. We therefore may be unable to manage our expenses effectively in the future, which would negatively impact our gross margin or operating expenses in any particular quarter. If we fail to manage our anticipated growth and change in a manner that preserves the quality of our zero-emission systems and services and our ability to deliver in a timely manner, it will negatively affect our brand and reputation and harm our ability to retain and attract customers.

If our zero-emission electric and hybrid drivetrains fail to perform as expected, our ability to develop, market and sell our drivetrains could be harmed.

Our zero-emission drivetrains or vehicles that contain our drivetrains may not perform in a manner that is consistent with our customers’ expectations for a variety of reasons. If our drivetrains or vehicles that contain our drivetrains were to contain defects in design and manufacture that cause them not to perform as expected or that require repair, or any other failure of our vehicles to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, which could have a material adverse impact on our ability to develop, market and sell our zero-emission drivetrains. For example, should we have a significant sale of either new vehicles or conversion kits and a defect (from supplier-purchased product or internally assembled components) were to be discovered after delivery that could not be corrected in a timely manner, we could suffer an adverse public relations event that harms the company in a way that it may not be able to recover from, or which turns out to be so costly as to cause a significant loss. Although we attempt to remedy any issues we observe in our drivetrains as effectively and as rapidly as possible, such efforts may not be timely, may hamper production or may not provide satisfaction to our customers. While we have performed extensive internal testing, we currently have a limited frame of reference by which to evaluate the long-term performance of our zero-emission drivetrains. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to customers. Further, the performance of our zero-emission drivetrains may be negatively impacted by other factors, such as limitations inherent in existing battery technology and extreme weather conditions. Our zero-emission drivetrains have not yet been evaluated by the U.S. National Highway Traffic Safety Administration (“NHTSA”) for its 5-Star Safety Ratings, and while based on our internal testing we expect to obtain acceptable ratings, there is no assurance this will occur.

Any vehicle product defects or any other failure of our commercial zero-emission electric or hybrid drivetrains to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, customer losses and lost revenue, any of which could have a material adverse impact on our business, financial condition, operating results and prospects.

We are dependent on third parties to deliver raw materials, parts, components and services in adequate quantity in a timely manner and at reasonable prices, quality levels, and volumes acceptable to us. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain.

We manufacture and assemble zero-emission electric and hybrid drivetrains and conversion kits for drivetrains from components supplied by third parties. For example, batteries, traction motors, power electronics, connectors, cables, and metal fabrication for battery storage boxes As a result, we are particularly dependent on those third parties to deliver raw materials, parts, components and services in adequate quality and quantity in a timely manner and at reasonable prices. Some components of our drivetrain systems include materials such as copper, lithium, rare-earth and strategic metals that have historically experienced price volatility and supply interruptions. In addition, we do not currently maintain long-term agreements with our suppliers with guaranteed pricing because we cannot at this time guarantee them adequate volume, which exposes us to fluctuations in component, materials and equipment prices and availability.

Furthermore, currency fluctuations weakening the U.S. dollar against foreign currencies may adversely affect our purchasing power for such raw materials, parts and components and manufacturing equipment from foreign suppliers. Substantial increases in the prices for such raw materials, components and equipment would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. There can be no assurance that we will be able to recoup these increased costs by increasing the prices of our products.

In cases where we rely on a sole supplier for a component or system, if there is an interruption of supply or increased industry demand it may be difficult for us to substitute one supplier for another, increase the number of suppliers or change one component for another in a timely manner or at all. Additionally, many of our current suppliers are small companies that produce a limited number of specialized products. If any of these suppliers were to go out of business or be acquired by a competitor of ours or any other third party that decides to discontinue our supply relationship, we would need to find an alternative supplier, which we may not be able to do. If we are unable to maintain a consistent, high quality and cost-effective supply chain, our business, prospects, financial condition and operating results could be adversely affected.

This limited supply chain exposes us to multiple potential sources of delivery failure or component shortages for the production of our zero-emission electric or hybrid drivetrains. We may experience delays due to supply chain disruptions with respect to any of our zero-emission drivetrains and any other future products we may produce. In addition, our currently ongoing transition from low to high volume production tooling for our zero-emission drivetrains may take longer than expected which may adversely impact our short-term financial results.

Changes in business conditions, labor issues, wars, governmental changes, natural disasters and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Furthermore, if we experience significantly increased demand, or need to replace certain existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner, or that we could engineer replacement components ourselves.

Changes in our supply chain may result in increased costs in the future. We have also experienced cost increases from certain of our suppliers in order to meet our quality targets and development timelines as well as due to design changes that we made, and we may experience similar cost increases in the future. Additionally, we are negotiating with existing suppliers for cost reductions, seeking new and less expensive suppliers for certain parts, and attempting to redesign certain parts to make them less expensive to produce. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

If we encounter unexpected difficulties with our current suppliers, and if we are unable to fill these needs from other suppliers, we could experience production delays, which could have a material adverse effect on our financial condition and operating results.

The inability of these suppliers to deliver, or their refusal to deliver, necessary raw materials, parts and components of our zero-emission drivetrains and services in a timely manner at prices, quality levels, and volumes acceptable to us would have a material adverse effect on our financial condition and operating results. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain.

The facilities or operations of our third-party providers could be damaged or adversely affected as a result of disasters or unpredictable events.

Some of our third-party providers have production facilities in California, a state known for seismic activity. If major disasters such as earthquakes, fires, floods, hurricanes, wars, terrorist attacks, computer viruses, pandemics or other events occur, the production facilities of some of our third-party providers may be seriously damaged, or they may have to stop or delay production and shipment of our products. We may also experience downtime due to a third-party provider’s delay in production and shipment of our products due to, among other reasons, their inability to obtain supplies and materials. Either of these delays could have a material adverse impact on our business, operating results and financial condition.

If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.

We do not control our independent suppliers or their business practices. Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibility, fair wage practices, appropriate sourcing of raw materials, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.

Violation of labor or other laws by our suppliers or the divergence of an independent supplier’s labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our zero-emission drivetrains or hybrid vehicle technology if, as a result of such violation, we were to attract negative publicity. If we, or other manufacturers in our industry, encounter similar problems in the future, it could harm our brand image, business, prospects, financial condition and operating results.

Our business success will depend in part on the success of our strategic relationships with third parties. We may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

Our business success will depend in part on our ability to continue to successfully manage and enter into productive strategic relationships with third parties. We depend on various third parties to provide critical parts for our process. We currently maintain strategic relationships with all of the key manufacturers of components we require for conversion kit builds. As an example, we source our batteries from Chinese suppliers. However, several large market leaders in the battery manufacturing arena have gone out of business in the past several years which requires us to continue to vet and seek new suppliers. Maintaining and expanding our strategic relationships with third parties is critical to our continued success. Further, our relationships with these third parties are typically non-exclusive and do not prohibit the other party from working with our competitors. These relationships may not result in additional customers or enable us to generate significant revenue. Identifying suitable business partners and negotiating and documenting relationships with them require significant time and resources. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to successfully sell our products and services, compete in the marketplace or to grow our revenue could be impaired and our operating results would suffer.

While we may be able to establish alternate supply relationships or engineer replacement components for our single source components, we may be unable to do so in the short term, or at all, at prices or costs that are favorable to us. In particular, while we believe that we will be able to secure alternate sources of supply for most of our single sourced components in a relatively short time frame, qualifying alternate suppliers or developing our own replacements for certain highly customized components of our drivetrains may be time consuming, costly and may force us to make additional modifications to a drivetrain’s design, or at a minimum require us to delay delivery of orders.

We currently have and are seeking to establish new relationships with third parties to provide alternative parts sources, such as batteries, controllers and battery management systems. For example, we continue to test additional battery manufacturers’ products in order to have back- up systems in place should our existing supplier have delivery or quality issues. In addition, this helps keep our prices in line with our competition and allows us to monitor various output and costs per unit in real time. However, there are no assurances that we will be able to identify or secure suitable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do. Our strategic relationships within China for batteries and domestically for motors and controllers will keep us competitive if maintained properly. We may not be able to offer benefits to companies that we would like to establish and maintain strategic relationships with. Moreover, identifying such opportunities could demand substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects and operating results could be materially adversely affected.

We must scale our zero-emission drivetrain manufacturing, assembling, and converting processes effectively and quickly from low volume production to high volume production.

We have no experience to date in high volume manufacturing, assembling, and converting to commercial electric and hybrid vehicles. Our existing production model utilizing third parties may not be well suited for the high volume production we hope to require to scale our business. We do not know whether we will be able to develop efficient, low-cost manufacturing, assembly and converting capability and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes required, to successfully develop our business. Any failure to develop such manufacturing, assembly and converting processes and capabilities and reliable sources of component supply within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results and financial condition.

Our ability to scale our zero-emission drivetrain manufacturing, assembling, and converting processes is in part dependent on our supply chain and on our ability to execute on our decentralized production strategy. Even if we are successful in developing our high volume manufacturing, assembly and converting capability and processes, and reliable sources of component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or in time to meet our commercialization schedules or to satisfy the requirements of customers. In addition, certain components we integrate may not be available on a consistent basis or in large quantities. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain or if we cannot obtain materials of sufficient quality at reasonable prices.

The complexity in our business is expected to grow as we introduce new products and services. We have limited experience in simultaneously designing, testing, manufacturing, upgrading, adapting and selling our zero-emission drivetrains as well as limited experience allocating our available resources among the design and production of multiple zero-emission drivetrains. As we add complexity to our product line and introduce new products and services, we may experience unexpected delays.

If we are unable to scale our existing assembly processes and systems quickly while maintaining our current quality level, including as a result of supply chain constraints and inability to manage complexity in our business, we may be unable to meet our customers’ vehicle quality and quantity requirements or our forecasted production schedule or lower our cost of sales. As a result, we may not be able to meet our customers’ delivery schedules and could face the loss of customers, or be exposed to liability to customers to which we promised delivery, which could adversely affect our business, prospects, financial condition and operating results.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition if we are not able to successfully defend or insure against such claims. The zero-emission electric and hybrid vehicle industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our zero-emission drivetrains do not perform as expected or malfunction and personal injury or death results Our risks in this area are particularly pronounced given the limited field experience of our zero-emission systems, number of vehicles delivered to date and limited field experience of those vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our drivetrains and business and inhibit or prevent commercialization of other future vehicle candidates which would have a material adverse effect on our brand, business, prospects and operating results. We currently do not have product liability insurance coverage, as we have not sold many vehicles. We intend to add product liability insurance on a claims-made basis for all our zero-emission systems with appropriate annual limits when we commence production. However, we cannot assure that our insurance will be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under any policy we have.

In connection with the development and sale of our zero-emission drivetrains, we may need to comply with various safety regulations and requirements with which it may be expensive or difficult to comply. For example, we may be subject to compliance from CARB; and NHTSA, In addition, we may be subject to various other Federal and State-level requirements.

We may be compelled to undertake product recalls.

Any product recall in the future may result in adverse publicity, damage our brand and adversely affect our business, prospects, operating results and financial condition. We may at various times, voluntarily or involuntarily, initiate a recall if any of our zero-emission drivetrain components prove to be defective. Such recalls, voluntary or involuntary, involve significant expense and diversion of management attention and other resources, which would adversely affect our brand image in our target markets and could adversely affect our business, prospects, financial condition and results of operations.

Our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance.

If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We provide a two-year warranty on parts and workmanship and a five-year warranty on batteries with every zero-emission drivetrain. Most of our warranty offering, with the exception of workmanship, is covered by the component manufacturers’ warranty. In addition, customers have the opportunity to purchase an Extended Service Plan for the period after the end of the standard warranty to cover additional services for an additional 3-year period or 100,000 miles, whichever comes first. The warranty is similar to other providers’ warranty programs and is intended to cover all parts and labor to repair defects in material or workmanship in the drivetrain. We plan to establish a warranty reserve of 1.25% of the cost of each delivery. We plan to record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. However, because we have not yet begun delivering our first zero-emission drivetrains, and we have extremely limited operating experience with our drivetrains, we therefore have little experience with warranty claims for these zero-emission drivetrains or with estimating warranty reserves. Once we begin initiating sales of our drivetrains, we will monitor our warranty reserves based on our actual warranty claim experience. We may be required to provide for increases in warranty reserves in the future. As of June 30, 2016, we had no warranty reserves because we have generated no sales generating any potential warranty claims. There can be no assurances that our future warranty reserves will be sufficient to cover all claims or that our limited experience with warranty claims will adequately address the needs of our customers to their satisfaction.

Our insurance strategy may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. While we currently maintain general commercial liability, automobile, property, and directors’ and officers’ insurance policies, as a general matter, we do not maintain as much insurance coverage as many other companies do, and in some cases, we do not currently maintain any at all. Additionally, we cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.

If we are unable to design, develop, market and sell zero-emission electric and hybrid drivetrains and other product offerings that address additional market opportunities, our business, prospects and operating results will suffer.

We may not be able to successfully develop new zero-emission electric or hybrid drivetrains or vehicles containing them, or address new market segments or develop a broader customer base. To date, we have focused our business on the sale of zero-emission electric drivetrains and have targeted owners of buses and commercial fleets. We will need to address additional markets and expand our customer demographic in order to further grow our business. In particular, we intend to additionally target trucks (all classes inclusive of 1-8) and vans under 14,000 pounds GVWR, which is a much different market from that of our current zero-emission drivetrains. Successfully offering a drivetrain in this market requires delivering a drivetrain with different characteristics at a price that is competitive with other similar drivetrains. We have not completed the design, component sourcing or manufacturing process for these drivetrains, so it is difficult to forecast its eventual cost, manufacturability or quality. Therefore, there can be no assurance that we will be able to deliver a drivetrain that is ultimately competitive in this market. at a compelling price point and in volumes as we currently intend, if at all. Our failure to address additional market opportunities would harm our business, financial condition, operating results and prospects.

Our growth depends in part on the availability and amounts of government subsidies and incentives and the application of regulations that encourage conversion to electric or hybrid vehicles. These subsidies and incentives are limited and unpredictable and could expire or change to benefit competing technologies.

We believe that the availability of government subsidies and economic incentives is currently a critical factor considered by our customers when purchasing our zero-emission systems or converting their existing vehicles to zero-emission-electric or hybrids, and that our growth depends in large part on the availability and amounts of these subsidies and economic incentives. Any unavailability, reduction, elimination or adverse application of government subsidies and economic incentives because of budgetary challenges, policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric or hybrid vehicles or other reasons may result in the diminished price competitiveness of the alternative fuel vehicle industry generally and our zero-emission electric and hybrid vehicles in particular, especially prior to our ability to significantly reduce our costs. For example, in the United States, we and our customers benefit from significant subsidies in connection with the purchase of our vehicles under the California Hybrid Truck and Bus Voucher Incentive Program, or HVIP, CARB, local air quality management districts, the EV Demonstration Project, and state-level Clean Cities programs. Under these programs, purchasers of qualifying vehicles and those who convert their existing vehicles are eligible to receive subsidies or incentives of up to $55,000, $71,000 and $110,000, respectively, per qualifying vehicle purchased or converted. Certain regulations and programs that encourage sales of zero-emission electric and hybrid vehicles could be eliminated or applied in a way that adversely impacts sales of our commercial zero-emission electric and hybrid vehicles, either currently or at any time in the future. For example, the U.S. Federal government and many state governments, as well as many national governments within the European Union, are facing fiscal crises and budgetary constraints, which could result in the elimination of programs, subsidies and incentives that encourage the purchase or conversion of zero-emission electric and hybrid vehicles. In addition, grants made by the Department of Energy (“DOE”) under the U.S. Recovery and Reinvestment Act of 2009 to clean technology companies, such as the EV Demonstration Project grant, may be subject to a high level of scrutiny in part due to recent financial difficulties experienced by recipients of DOE loan guarantees. In addition, currently some purchase subsidies are limited in total annual amounts and have been exhausted before all willing buyers have been able to consummate a purchase. We currently benefit from certain government and economic incentives supporting the development and adoption of zero-emission electric or hybrid vehicles. If government subsidies and economic incentives to produce and purchase zero-emission electric or hybrid vehicles were no longer available to us or our customers, or the amounts of such subsidies and incentives were reduced or eliminated, it could have a negative impact on demand for our vehicles and our business, prospects, financial condition and operating results would be adversely affected.

In addition, we anticipate that in the future there may be new opportunities for us to apply for grants, loans and other incentives from federal, state, local and foreign governments on our own behalf and on behalf of our customers. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives is and will continue to be highly competitive.

Our service model may be costly for us to operate and may not address the service requirements of our prospective customers.

Our business plan is not to develop company owned and operated service and warranty centers but to leverage existing third party bus and truck facilities to process our vehicle conversions and new vehicles. This plan may not prove to be workable and we may be forced to establish our own facilities at some point, resulting in substantial capital expenditures and increased operating costs. Zero-emission electric and hybrid commercial vehicles incorporate new and evolving technologies and require specialized service. These special service arrangements are now and in the future may continue to be costly and we may not be able to recoup the costs of providing these services to our customers. In addition, a number of potential customers may choose not to purchase our commercial zero-emission electric or hybrid vehicles because of the lack of a more widespread service network. If we are unable to satisfactorily service our vehicles, our ability to generate customer loyalty, grow our business and sell additional vehicles could be impaired. There can be no assurance that these service arrangements or our limited experience servicing our vehicles will adequately address the service requirements of our customers to their satisfaction, or that we will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we are able to deliver annually increases. If we do not adequately address our customers’ service needs, our brand and reputation may be adversely affected, which, in turn, could have an adverse effect on our business, prospects, financial condition and operating results.

Traditional providers do not provide maintenance and repair services directly. Customers must instead service their vehicles through franchised dealerships or through third party maintenance service providers. We have a teaming agreement with A-Z Bus Sales, Inc. (“A-Z Bus Sales”) for them to provide third party service for us and we are pursuing other agreements. However, it is unclear when or even whether such third party service providers will be able to acquire the expertise to service our zero-emission electric and hybrid commercial vehicles. As our vehicles are placed in more locations, we may encounter negative reactions from our customers who are frustrated that they cannot use local service stations to the same extent as they have with their conventional commercial vehicles and this frustration may result in negative publicity and reduced sales, thereby harming our business and prospects.

Our decentralized assembly, sales and service model will present numerous challenges. We may not be able to execute on our plan to establish sales, service and assembly facilities in the urban areas we have targeted and our facilities in any of those markets may underperform relative to our expectations.

Our strategy of establishing sales, service, and assembly facilities in selected urban areas in the United States is substantially different from the prevailing centralized manufacturing and franchised distribution and service model used currently by our zero-emission and conversion manufacturing competitors. For example, we will not be able to utilize long established sales channels developed through a traditional franchise system to increase our sales volume, which may harm our business, prospects, financial condition and operating results. Moreover, we will be competing with companies with well established distribution channels. If we determine that our decentralized model is inadequate, opening our own sales, service and assembly facility in any market generally will be capital intensive and require, among other things, establishing a local order volume that is sufficient to support the facility, finding a suitable and available location, negotiating a satisfactory lease agreement for the facility, obtaining permits and approvals from local and state authorities (which, in the case of facilities to be opened in foreign countries, may require obtaining approvals from national governments), building out the facility to our specifications and hiring and training employees to assemble, sell and service our zero-emission electric or hybrid vehicles and converting existing vehicles to zero-emission electric or hybrid vehicles. If we decide we must open our own facilities, we plan to seek state and local government incentives to defray the costs of opening facilities in the markets we have selected, but we may not be successful in this effort, or the incentives may not be as significant as we would like. As with any development project, the development and build-out of a facility will subject us to the risk of cost overruns and delays, which may be significant. Once our sales, service and assembly facilities are open for business, we will need to ensure that they maintain a high level of quality in order to satisfy customers and enhance the brand. Even if we are able to address all of the challenges discussed above, and there are no assurances we will be able to, we have little experience in sales, service or assembly and our sales, service and assembly facilities in one or more markets may not adequately address customer service needs or be profitable and we may lose sales and our entire investment in such facilities, damaging our reputation in the process. If we are unable to establish the local order volume we require in order to open new sales, service and assembly facilities or are unable to successfully assemble, sell, and service our zero-emission electric and hybrid commercial vehicles adequately for customers and profitably operate these new facilities in our target markets, our business, prospects, financial condition and operating results may be adversely affected. If we do not adequately address our customers’ service needs, our brand and reputation will be adversely affected, which in turn could have a material and adverse impact on our business, financial condition, operating results and prospects.

We are subject to substantial regulation, which is evolving, and unfavorable changes or any failure by us to comply with these regulations could substantially harm our business and operating results.

Our commercial zero-emission electric and hybrid drivetrains, the sale of motor vehicles in general and the electronic components used in our vehicles are subject to substantial regulation under international, Federal, state and local laws. We may incur in the future increased costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy currently are evolving and we face risks associated with changes to these regulations or new regulations. These risks include the following:

•	Changes to the regulations governing the assembly and transportation of lithium-ion batteries;

•	Revisions in motor carrier safety laws in the United States to further enhance motor vehicle safety generally and to ensure that electric vehicles achieve levels of safety commensurate with other cars, trucks, and buses could increase the costs associated with the component parts and the manufacture, assembly, and conversion of our drivetrains; and

•	Revisions in consumer protection laws to ensure that consumers are fully informed of the particular operational characteristics of vehicles could increase our costs associated with warning labels or other related customer information dissemination.

To the extent the laws governing our business and vehicles change, some or all of our zero-emission drivetrains may not comply with applicable international, federal, state or local laws, and certain of the competitive advantages of our drivetrains may be reduced or eliminated, which could have an adverse effect on our business. Furthermore, compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with changes in regulations or new regulations is cost prohibitive, our business, prospects, financial condition and operating results will be adversely affected.

Vehicle dealer and distribution laws could adversely affect our ability to sell our commercial zero-emission electric or hybrid vehicles.

Sales of our zero-emission electric and hybrid vehicles are subject to international, state and local vehicle dealer and distribution laws. To the extent such laws prevent us from selling our drivetrains to customers located in a particular jurisdiction or require us to retain a local dealer or distributor or establish and maintain a physical presence in a jurisdiction in order to sell drivetrains in that jurisdiction, our business, prospects, financial condition and operating results could be adversely affected. We intend to contract with vehicle dealers to sell our manufactured drivetrains but we have no assurance at this time that we will successfully contract with vehicle dealers and distributors to sell our drivetrains.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in opening our sales, service and assembly facilities.

We and our operations may, once we begin production of our drivetrains through third party agreements, be subject to national, state and/or local environmental laws and regulations, including laws relating to the use, handling, storage, transportation, disposal and human exposure to hazardous substances and wastes. Environmental and health and safety laws and regulations can be complex, and we expect that our business and operations may be affected by future amendments to such laws or other new environmental and health and safety laws which may require us to change our operations. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations.

Contamination at properties we might in the future own and operate, and properties to which hazardous substances have been and may be sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the necessary permits and approvals required by environmental laws in connection with any planned manufacturing facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business prospects and operating results.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology.

Our success and ability to compete depend in part upon our intellectual property. We primarily rely on intellectual property laws, including trade secret, copyright, trademark and patent laws in the United States and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate or we may be unable to secure intellectual property protection for all of our products and services.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products, services or products and services similar to ours and our ability to compete effectively would be impaired. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. The enforcement of our intellectual property rights depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed. In addition, we might be required to spend significant resources to monitor and protect our intellectual property rights, and our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, whether or not it is resolved in our favor, and could ultimately result in the impairment or loss of portions of our intellectual property. Any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties.

Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective protection of our intellectual property may not be available to us in every country in which our products and services are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that could prevent, limit or interfere with our ability to produce, use, develop or sell our zero-emission electric or hybrid vehicles or components, which could make it more difficult for us to operate our business. Companies in our industry are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors may hold patents or have pending patent applications, which could be related to our business. These risks have been amplified by the increase in third parties, or non-practicing entities, whose sole primary business is to assert such claims. We have not received in the past, but may receive in the future, notices that claim we or our customers using our products and services have misappropriated or misused other parties’ intellectual property rights. In those cases, we intend to investigate the validity of these claims and, if we believe these claims have merit, to respond through licensing or other appropriate actions. If we are sued by a third party that claims that our technology infringes its rights, the litigation could be expensive and could divert our management resources. We do not currently have an extensive patent portfolio of our own, which may limit the defenses available to us in any such litigation.

In addition, in many instances, we have agreed to indemnify our customers against certain claims that our products and services infringe the intellectual property rights of third parties. The results of any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease offering or using technologies or producing, using, developing or selling vehicles or conversions that incorporate the challenged intellectual property;;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign technology or our vehicles to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or costs could have a material adverse effect upon our business and financial results. Furthermore, our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them.

In many of our zero-emission electric or hybrid drivetrains we use battery packs composed of lithium-ion battery cells, which, if not appropriately managed and controlled, on rare occasions have been observed to catch fire or vent smoke and flames. If any such events occur in our commercial electric vehicles, we could face liability for damage or injury, adverse publicity and a potential safety recall.

The battery packs in our manufactured or converted vehicles will use lithium-ion cells, which have been used for years in laptop computers, cell phones and electric vehicles. On rare occasions, if not appropriately managed and controlled, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Highly publicized incidents of laptop computers, cell phones, and Tesla electric vehicles bursting into flames have focused consumer attention on the safety of these cells. More recently, a limited number of side-impact tests carried out by NHTSA on non-commercial passenger vehicles containing lithium-ion batteries and thermal management systems containing liquid coolant have resulted in post-collision fires under certain conditions. Any failure of a competitor’s electric vehicle may cause indirect adverse publicity for us and our electric vehicles. These events have raised questions about the suitability of lithium-ion cells for automotive applications. There can be no assurance that a field failure of our battery packs will not occur, particularly if one of our manufactured or converted vehicles is involved in a collision, which could damage the vehicle or lead to personal injury or death and may subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our manufactured or converted vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity or negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business, prospects, financial condition and operating results.

Unfavorable conditions in the global economy, rising interest rates and capital market liquidity issues could limit our ability to grow our business and negatively affect our operating results.

Revenue growth and potential profitability of our business depends on the level of demand in the markets we serve. To the extent that weak economic conditions cause our customers and potential customers to freeze or reduce their capital expenditure or operational budgets, particularly those for zero-emission electric or hybrid vehicles, demand for our products and services may be negatively affected. Historically, economic downturns have resulted in overall reductions in these budgets and corresponding spending. If economic conditions deteriorate or do not materially improve, our customers and potential customers may elect to decrease their operational budgets or defer or reconsider product and service purchases, which would limit our ability to grow our business and negatively affect our operating results.

Our business depends on our founders and management team, retaining and attracting qualified management, key employees and technical personnel and expanding our sales and marketing capabilities.

Our success depends upon the continued service of Mr. Reynolds, our Chairman, CEO and President, Mr. Monfort, our Founder and Chief Technology Officer, and Kevin Kanning, our Chief Operating Officer, as well as other members of our senior management team. It also depends on our ability to continue to attract and retain additional highly qualified management, technical, engineering, operating and sales and marketing personnel. We do not currently maintain key person life insurance policies on any of our employees. While we have employment contracts with Mr. Reynolds and Mr. Monfort, we do not have fixed term employment agreements with any of our other management employees, all who could terminate their relationship with us at any time. Our business also requires skilled technical, engineering, product and sales personnel, who are in high demand and are difficult to recruit and retain. As we continue to innovate and develop our products and services and develop our business, we will require personnel with expertise in these areas. There is increasing competition, especially in California, for talented individuals such as design engineers, manufacturing engineers, and other skilled employees with specialized knowledge of electric vehicles, zero-emission electric and hybrid drivetrains and conversions. This competition affects both our ability to retain key employees and hire new ones. Key talent may leave us due to various factors, such as a very competitive labor market for talented individuals with automotive or transportation experience. Our success depends upon our ability to hire new employees in a timely manner and retain current employees. Additionally, we compete with both mature and prosperous companies that have far greater financial resources than we do and start-ups and emerging companies that promise short-term growth opportunities. The loss of Mr. Reynolds, Mr. Monfort, Mr. Kanning or any other member of our senior management team, or an inability to attract, retain and motivate additional highly skilled employees required for the planned development and expansion of our business, could delay or prevent the achievement of our business objectives and could materially harm our business.

The forecasts of market growth included in this Offering Circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates, which may not prove to be accurate. Forecasts relating to the expected growth in zero-emission electric and hybrid vehicles, electric and hybrid drivetrains and conversions and other markets, including the forecasts or projections referenced in this Offering Circular, may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this Offering Circular should not be taken as indicative of our future growth.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We need sufficient capital to fund our ongoing operations and continue our development. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, such as keeping pace with technological developments in order to remain competitive in our evolving industry, improve our operating infrastructure or acquire complementary businesses and technologies. As a result, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when and if we require it, our ability to continue to support our business growth, and to respond to business challenges could be significantly impaired.

We may selectively pursue acquisitions of complementary businesses and technologies, which could divert capital and our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.

We may selectively pursue acquisitions of complementary businesses and technologies that we believe could complement or expand our applications, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, we have limited experience with acquiring other businesses or technologies. If we acquire businesses or technologies, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•	difficulty converting the customers of the acquired business onto our applications and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. We may also unknowingly inherit liabilities from acquired businesses or assets that arise after the acquisition and that are not adequately covered by indemnities. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

We have not conducted an evaluation of the effectiveness of our internal control over financial reporting and will not be required to do so until 2017. If we are unable to implement and maintain effective internal control over financial reporting investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock may be negatively affected.

As a public company, we will be required to maintain internal control over financial reporting for the year ending December 31, 2017 and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our annual report for the fiscal year ending December 31, 2017, provide a management report on the internal control over financial reporting, which must be attested to by our independent registered public accounting firm to the extent we decide not to avail ourselves of the exemption provided to an emerging growth company, as defined by The Jumpstart Our Businesses Act of 2012 (“JOBS Act”). As we have not conducted an evaluation of the effectiveness of our internal control over financial reporting, we may have undiscovered material weaknesses. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We are in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process may be time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to assert that our internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the fiscal year in which we have total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this Offering Circular.

We may not be able to utilize a significant portion of our net operating loss or research and development tax credit carryforwards, which could adversely affect our profitability.

As of December 31, 2015, we had Federal and State net operating loss carryforwards due to prior period losses, which if not utilized will begin to expire from 2032 through 2035 for Federal and State purposes, respectively. These net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), our ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if we experience an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws.

This offering or future issuances of our stock could cause an “ownership change.” It is possible that any future ownership change could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our profitability.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

Risks Related to Our Initial Public Offering and Ownership of Our Common Stock

There has been no prior public market for our Common Stock, the stock price of our Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our Common Stock prior to our initial public offering. The initial public offering price for our Common Stock was determined through negotiations between the Underwriter and us and may vary from the market price of our Common Stock following our initial public offering. If you purchase shares of our Common Stock in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. An active or liquid market in our Common Stock may not develop upon closing of our initial public offering or, if it does develop, it may not be sustainable. The market price of our Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	overall performance of the equity markets;

•	the development and sustainability of an active trading market for our Common Stock;

•	our operating performance and the performance of other similar companies;

•	changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our Common Stock;

•	press releases or other public announcements by us or others, including our filings with the SEC;

•	changes in the market perception of all-electric and hybrid products and services generally or in the effectiveness of our products and services in particular;

•	announcements of technological innovations, new applications, features, functionality or enhancements to products, services or products and services by us or by our competitors;

•	announcements of acquisitions, strategic alliances or significant agreements by us or by our competitors;

•	announcements of customer additions and customer cancellations or delays in customer purchases;

•	announcements regarding litigation involving us;

•	recruitment or departure of key personnel;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	our entry into new markets;

•	regulatory developments in the United States or foreign countries;

•	the economy as a whole, market conditions in our industry, and the industries of our customers;

•	the expiration of market standoff or contractual lock-up agreements;

•	the size of our market float; and

•	any other factors discussed in this Offering Circular.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes- Oxley Act (when applicable to us), as well as rules implemented by the SEC, and the Nasdaq Capital Market. In addition, our management team will also have to adapt to the requirements of being a public company. We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, prospects, financial condition and operating results.

As a public company, we also expect that it may be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We may not satisfy NASDAQ’s initial listing standards and, even if we do, we may experience a delay in the initial trading of our Common Stock on NASDAQ.

We will apply to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “ADOM.” Our Common Stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $10,000,000. There is no guarantee that we will be able to sell a sufficient number of shares to raise this amount of offering proceeds. Assuming we sell a sufficient number of shares to list on NASDAQ, we expect trading to commence following the Termination Date of this offering. However, we may we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. In addition, in order to list, we will be required to, among other things, file with the SEC a post-qualification amendment to the Offering Statement, and then file an SEC Form 8-A in order to register our shares under the Exchange Act. The post-qualification amendment of the Offering Statement is subject to review by the SEC, and there is no guarantee that such amendment will be qualified quickly after filing. Any delay in the qualification of the post-qualification amendment may cause a delay in the initial trading of our Common Stock on NASDAQ. For all of the foregoing reasons, you may experience a delay between the closing of your purchase of our Common Stock and the commencement of exchange trading of our Common Stock.

Investors may have to wait up to one hundred twenty (120) days from the date of their investment before obtaining the shares of Common Stock purchased in this offering.

If and when we consummate an Initial Closing, the offering will continue until a date which is the earliest of: (i) ninety (90) days after the Initial Closing; or (ii) with the mutual agreement of us and our Underwriter, a date which is less than ninety (90) days after the Initial Closing in order to coordinate with the commencement of exchange trading of our Common Stock; or (iii) the date on which the maximum offering amount is sold. Additionally, in its discretion, the Company may elect to not hold another closing following the Initial Closing. Accordingly, any investors that invest in this offering after the Initial Closing may not receive shares of Common Stock until ninety (90) days after such investment is made, or not at all if there are no closings after the Initial Closing (in which case outstanding investment amounts will be returned, without deduction and generally without interest). While your investment will be held in an interest bearing escrow account, during this period you will not have access to your investment, nor will you have shares of Common Stock.

Because the initial public offering price of our Common Stock will be substantially higher than the pro forma net tangible book value per share of our outstanding Common Stock following this offering, new investors will experience immediate and substantial dilution.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our Common Stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Common Stock in this offering, based on the assumed initial public offering price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this Offering Circular, you will experience immediate dilution of $4.26 per share, the difference between the price per share you pay for our Common Stock and its pro forma net tangible book value per share as of June 30, 2016, after giving effect to the issuance of shares of our Common Stock in this offering. In addition, upon the completion of this offering, there will be options to purchase shares of our Common Stock outstanding, based on the number of such awards outstanding on. To the extent shares of Common Stock are issued with respect to such awards in the future, there will be further dilution to new investors.

NASDAQ may delist our Common Stock from trading on its exchange, which could limit stockholders’ ability to trade our Common Stock.

In the event we are able to list our Common Stock on the NASDAQ Capital Market, NASDAQ will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our Common Stock. If we fail to meet these continued listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

Legal challenges brought by certain states against Regulation A could result in a court striking down Regulation A in whole or in part. Were this to occur, offers and sales made under Regulation A could be subject to rescission or other legal complications or uncertainties. In the case of rescission, investors who bought and have held our securities would have to take action to rescind their purchases from the Company, and investors who have bought and resold our shares could face rescission actions from the persons to whom they sold their shares.

On March 25, 2015, the SEC adopted a final rule that made numerous amendments and revisions to the previously existing Regulation A exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). This offering is being conducted under that amended Regulation A. On May 22, 2015, certain U.S. state securities commissioners sued the SEC in federal court, seeking to have the final rules overturned. The state commissioners claimed that the SEC had overstepped its authority and wrongfully preempted state regulatory powers by adopting Regulation A. As of May 26, 2016, the state commissioners’ actions against the SEC are still pending.

If the state commissioners were to prevail, the federal court could strike down some or all of the provisions of Regulation A, as amended. If Regulation A were stricken down in whole or in part, depending on the sections stricken down, prior offers and sales of securities under Regulation A could be subject to legal challenges, complications and uncertainties. In particular, sales of shares made in this offering could be subject to challenge based on the court’s ruling. For example, it could be the case that sales of share made in this offering would be subject to rescission actions brought by the then-current holders of the shares. Investors who bought and have held our securities would have to take action to rescind their purchases from the Company; and investors who have bought and resold our shares could face rescission actions from the persons to whom they sold their shares.

There is no assurance that Regulation A will survive, in whole or in part, the legal challenges that have been brought against it.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Common Stock would be negatively affected. If one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our Common Stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our Common Stock price and trading volume to decline.

We may fail to meet our publicly announced guidance or other expectations about our business, which would cause our stock price to decline.

We expect to provide guidance regarding our expected financial and business performance, such as projections regarding sales and production, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to anticipated production and sales volumes and average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance is not accurate or varies from actual results due to our inability to meet our assumptions or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our Common Stock could decline significantly.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our initial public offering. We will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Substantial future sales of shares by our stockholders could negatively affect our stock price after this offering.

Sales of a substantial number of shares of our Common Stock in the public market after this offering, particularly sales by our directors, executive officers, and significant stockholders, or the perception that these sales might occur or if there is a large number of shares of our Common Stock available for sale, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Based on the total number of shares of our Common Stock outstanding as of September 1, 2016, upon completion of this offering, we will have                      shares of Common Stock outstanding, assuming we sell the maximum number of shares and there is no exercise of our outstanding options.

All of the shares of Common Stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. Substantially all of the remaining shares of Common Stock outstanding after this offering, based on shares outstanding as of September 1, 2016, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least one year after the date of this Offering Circular. These shares will become available to be sold one year and one day after the date of this Offering Circular.

Our Underwriter, in its sole discretion, may release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements, after the aforementioned lock-up and leak-out periods.

Our equity incentive plans allow us to issue stock options. We may in the future create additional equity incentive plans, which may at that time require us to file a registration statement under the Securities Act as soon as practicable after the expiration of the lock-up period to cover the issuance of shares upon the exercise or vesting of awards granted or otherwise purchased under those plans. As a result, any shares issued or granted under the plans after the lock-up period has expired also may be freely tradable in the public market. If equity securities are issued under the plans, if implemented, and it is perceived that they will be sold in the public market, then the price of our Common Stock could decline substantially.

No holders of any shares of our Common Stock have rights to require us to file registration statements for the public resale of such shares.

The concentration of our Common Stock ownership with our executive officers, directors and affiliates will limit your ability to influence corporate matters.

Our executive officers, directors and owners of 5% or more of our outstanding Common Stock and their respective affiliates beneficially owned, in the aggregate 45.8% of our outstanding Common Stock as of September 1, 2016 and we anticipate that upon the completion of the offering, that same group will beneficially own at least 56.4% of our outstanding Common Stock. These stockholders will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. This ownership could affect the value of your shares of Common Stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and by-laws, as amended and restated prior to the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to defend against a takeover attempt;

•	establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

•	provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

•	prevent stockholders from calling special meetings; and

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder becomes an “interested” stockholder. For a description of our capital stock, see the sections titled “Underwriting” and “Description of Securities.”

There are legal restrictions on the resale of the common shares offered that are penny stocks. These restrictions may adversely affect your ability to resell your stock.

Our Common Stock may be subject to the penny stock rules under the Exchange Act. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our Common Stock. If our Common Stock is subject to the penny stock rules, our stockholders may find it more difficult to sell their shares.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2016:

•	on an actual basis;

•	on a pro forma basis, assuming the sale in this offering of the minimum amount of shares being offered, at an assumed offering price to the public of $5.00 per share, resulting in net proceeds to us of $7,880,000 (after deducting underwriting discount and commissions of $1,100,000 and our estimated other offering expenses of $1,020,000), and assuming the conversion of an aggregate principal amount of $645,000 plus accrued interest in debt to certain of our convertible promissory note holders and the issuance of 6,767,398 shares of our Common Stock to such convertible promissory note holders, in conjunction with the closing of this offering; and

•	on a pro forma, as adjusted basis, assuming the sale in this offering of the maximum amount of shares being offered, at an assumed offering price to the public of $5.00 per share, resulting in net proceeds to us of $16,878,000 (after deducting underwriting discount and commissions of $1,900,000 and our estimated other offering expenses of $1,222,000), and assuming the conversion of an aggregate principal amount of $645,000 plus accrued interest in debt to certain of our convertible promissory note holders and the issuance of 6,767,398 shares of our Common Stock to such convertible promissory note holders, in conjunction with the closing of this offering.

You should read this table together with our audited consolidated financial statements as of and for the years ended December 31, 2015 and 2014, and the related notes thereto, and the unaudited consolidated financial statements as of and for the six months ended June 30, 2016 and 2015, and the related notes thereto, included elsewhere in this Offering Circular. Our use of proceeds from this offering is discussed under “Use of Proceeds.”

	As of June 30, 2016
	Actual	Pro Forma Assuming Minimum Offering Amount (Unaudited)	Pro Forma Assuming Maximum Offering Amount (Unaudited)
Stockholders’ equity (deficit):
Preferred Stock, $0.00001 par value, 100,000,000 shares authorized, no shares issued and outstanding as of June 30, 2016	$—
Common stock, $0.00001 par value, 2,000,000,000 shares authorized, 52,459,650 shares issued and outstanding as of June 30, 2016	522	610	630
Additional paid-in capital	$10,940,548	19,535,565	28,533,545
Accumulated deficit	$(13,273,060)	(13,273,060)	(13,273,060)

Total stockholders’ equity (deficit)	(2,331,990)	6,263,115	15,261,115

Total capitalization	$3,192,278	$11,072,278	$20,070,278

The table above excludes the following securities (unless stated otherwise above):

•	20,989,438 shares of our Common Stock issuable upon the exercise of stock options outstanding as of the date of this Offering Circular, at a weighted average exercise price of $0.10 per share;

•	6,225,000 shares of our Common Stock available for future issuance under our 2012 Stock Option and Stock Incentive Plans; and

•	1,250,000 shares of our Common Stock assuming the exercise of the outstanding warrant.

DILUTION

If you invest in our Common Stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Common Stock in this offering and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after completion of this offering.

Our historical net tangible deficit as of June 30, 2016 was ($2,473,274), or ($0.05) per share of our Common Stock. Historical net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our Common Stock outstanding.

Our pro forma net tangible deficit as of June 30, 2016 was approximately ($1,758,169), or ($0.03) per share of Common Stock. Pro forma tangible deficit per share represents our total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding as of June 30, 2016 after giving effect to the conversion of approximately an aggregate principal amount of $645,000 plus accrued interest at conversion prices ranging from $0.10 per share to $0.50 per share pursuant to certain of our promissory notes as of September 30, 2016. Pro forma as adjusted net tangible book value per share gives further effect to the issuance of 4,444,444 shares of our Common Stock at an assumed initial public offering price of $4.50 per share, the midpoint of the price range set forth on the cover page of this Offering Circular, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our pro forma, as adjusted net tangible book value as of June 30, 2016 would have been $15,119,831, or $0.24 per share. This represents an immediate increase in pro forma net tangible book value of $0.27 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $4.26 per share to investors purchasing Common Stock in this offering.

The following table illustrates this per share dilution:

Assumed initial public offering price per share		$4.50
Historical net tangible book value per share as of June 30, 2016	$(0.05)
Increase attributable to the conversion of outstanding convertible promissory notes	0.02
Pro forma net tangible book value per share as of June 30, 2016	(0.03)
Increase in net tangible book value per share	0.27
Pro forma, as adjusted net tangible book value per share after this offering	0.24
Dilution per share to investors in this offering		$4.26

The following table summarizes on an as adjusted basis as of June 30, 2016, after giving effect to the conversion of approximately an aggregate principal amount of $645,000 plus accrued interest at conversion prices ranging from $0.10 per share to $0.50 per share pursuant to certain of our promissory notes, as of September 30, 2016, the differences between existing stockholders and new investors purchasing shares of our Common Stock in this offering with respect to the number of shares of Common Stock purchased from us, the total consideration paid or to be paid to us (which includes net proceeds received from the issuance of our Common Stock, cash received from the exercise of stock options) and the average price per share paid or to be paid to us at the assumed initial public offering price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this Offering Circular, assuming the maximum amount of shares offered by as set forth on the cover page of this Offering Circular are sold and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration (1)		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	59,227,048	93.02%	$5,001,265	22.86	$0.1874
New investors	4,444,444	6.98	16,878,000	77.14%	4.50
Total	63,671,492	100%	$21,879,265	100%	$0.3436

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $4.50 per share, the midpoint of the price range set forth on the cover of this Offering Circular, would increase (decrease) the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $4,000,050 ($3,999,500), assuming that the number of shares offered by us, as set forth on the cover page of this Offering Circular, remains the same and after deducting the estimated underwriting discounts commissions and related offering costs. An increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $4,050,500 ($4,049,500), assuming the assumed initial public offering price of $4.50 per share remains the same and after deducting the estimated underwriting discounts and commissions.

As of September 1, 2016, options to purchase 20,989,438 shares of Common Stock were outstanding at a weighted average exercise price of $0.10 per share. Assuming all of our outstanding options are exercised, new investors will own approximately 3.88% of our outstanding shares while contributing approximately 64.32% of the total amount paid to fund our company.

UNDERWRITING

We have entered into an underwriting agreement with the Underwriter, with respect to the shares of our Common Stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the Underwriter, and the Underwriter has agreed to offer and sell, up to                      shares of our Common Stock, on a best efforts basis.

The underwriting agreement provides that the obligation of the Underwriter to arrange for the offer and sale of the shares of our Common Stock, on a best efforts basis, is subject to certain conditions precedent. The Underwriter is under no obligation to purchase any shares of our Common Stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated, or even if consummated that we will in fact obtain a listing on NASDAQ. The Underwriter may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc. The Underwriter proposes to offer the shares to investors at the public offering price, and will receive the underwriting commissions, set forth on the cover of this Offering Circular. The gross proceeds of this offering will be deposited in an escrow account established by us, until we have sold a minimum of                      shares of Common Stock and otherwise satisfy the listing conditions to trade our Common Stock on NASDAQ unless sooner withdrawn or canceled by us or the Underwriter, the offering will continue until (i) not less than                      shares of Common Stock have been sold, or (ii) close of business on             , unless extended by us and the Underwriter to not later than              (90 days after the date of this Offering Circular). Once we satisfy the minimum stock sale and NASDAQ listing conditions, the funds will be released to us.

We anticipate the shares of our Common Stock will be listed on NASDAQ under the symbol “ADOM.” In order to list, NASDAQ requires that, among other criteria, at least 1,000,000 publicly-held shares of our Common Stock be outstanding, the shares be held in the aggregate by at least 300 round lot holders, the market value of the publicly-held shares of our Common Stock be at least $15.0 million, our stockholders’ equity after giving effect to the sale of our shares in this offering be at least $4.0 million, the bid price per share of our Common Stock be $4.00 or more, and there be at least three registered and active market makers for our Common Stock. If the application is approved, trading of our shares on NASDAQ is expected to begin within five days after the date of initial issuance of the Common Stock.

The following table and the two succeeding paragraphs summarize the underwriting compensation and estimated expenses we will pay:

	Public Offering Price		Underwriting Commissions	Proceeds to Us, Before Expenses
Per share	$		$	$
Total minimum offering		$10,000,000	$	$
Total maximum offering		$20,000,000	$	$

We have agreed to reimburse the Underwriter for expenses incurred relating to the offering, including all actual fees and expenses incurred by the Underwriter in connection with, among other things, due diligence costs, the Underwriter’s “road show” expenses, which shall not exceed $            , and the fees and expenses of the Underwriter’s counsel. The fees and expenses of Underwriter’s counsel shall not exceed $            . We estimate that the total expenses of this offering, excluding underwriting commissions described above, will be approximately $            . We have also agreed to pay the Underwriter an advisory fee of $             upon the filing of an application for listing on the Nasdaq Capital Market.

As additional compensation to the Underwriter, upon consummation of this offering, we will issue to the Underwriter or their designees warrants to purchase an aggregate number of shares of our Common Stock equal to 7% of the number of shares of Common Stock issued in this offering, at an exercise price per share equal to 100% of the fair market value of the Common Stock as of the closing date (the “Underwriter Warrants”). The Underwriter Warrants and the underlying shares of Common Stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter Warrants by any person for a period of 180 days from the effective date of the registration statement for this offering in accordance with FINRA Rule 5110. The Underwriter Warrants will expire on the fifth anniversary of the closing.

The Underwriter has informed us that they may provide an allowance not in excess of $             per share to other dealers out of the Underwriter’s commission of $            per share. No Underwriter or selling group members will receive any fees or warrants in connection with the purchase by any of our officers or directors or their respective affiliates of shares of Common Stock in this offering.

An offering circular in electronic format may be made available on the websites maintained by the Underwriter, or selling group members, if any, participating in the offering. The Underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of our company or such other securities, in cash or otherwise, in each case without the prior consent of the Underwriter for a period of twelve months after the date of this Offering Circular, other than (A) the shares of our Common Stock to be sold hereunder, (B) the issuance by us of shares of our Common Stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of this offering, hereafter issued pursuant to our currently existing or hereafter adopted equity compensation plans or employment or consulting agreements or arrangements of which the Underwriter has been advised in writing or which have been filed with the Commission or (C) the issuance by us of stock options or shares of capital stock of our company under any currently existing or hereafter adopted equity compensation plan or employment/consulting agreements or arrangements of our company.

We, our executive officers and directors, and holders of substantially all of our Common Stock have entered into lock-up agreements with the Underwriter. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of the Underwriter, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our Common Stock or securities convertible into or exchangeable or exercisable for our Common Stock. These restrictions will be in effect for a period of approximately one year after the date of this Offering Circular.

The underwriting agreement provides that we will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriter may be required to make in respect thereof.

We will apply to have our Common Stock approved for listing on NASDAQ under the symbol “ADOM.” If the application is approved, trading of our Common Stock on NASDAQ is expected to begin within five days after the date of initial issuance of the Common Stock. We will not consummate and close this offering without a listing approval letter from NASDAQ. Our receipt of a listing approval letter is not the same as an actual listing on NASDAQ. The listing approval letter will serve only to confirm that, if we sell a number of shares in this best efforts offering sufficient to satisfy applicable listing criteria, our Common Stock will in fact be listed.

Prior to this offering, there has been no public market for our Common Stock. The initial public offering price has been determined by negotiations between us and the Underwriter. In determining the initial public offering price, we and the Underwriter have considered a number of factors including:

•	the information set forth in this Offering Circular and otherwise available to the Underwriter;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded Common Stock of generally comparable companies; and

•	other factors deemed relevant by the Underwriter and us.

Neither we nor the Underwriter can assure investors that an active trading market will develop for shares of our Common Stock, or that the shares will trade in the public market at or above the initial public offering price.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 4,444,444 shares of Common Stock in this offering will be approximately $16,878,000, based upon an assumed initial public offering price of $4.50 per share, the midpoint of the price range set forth on the cover page of this Offering Circular after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us by $4 million or by $(4) million, after deducting the underwriting discounts and commissions, assuming that the number of shares offered by us, as set forth on the cover page of this Offering Circular, remains the same.

The principal purposes of this offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace and create a public market for our Common Stock. As of the date of this Offering Circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, sales and marketing activities and general and administrative matters. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments.

We will retain broad discretion in the allocation of the net proceeds from this offering and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our Common Stock.

Accordingly, we expect to use the net proceeds as follows:

	Minimum Offering		Maximum Offering
	Amount	Percentage	Amount	Percentage
Inventory	$2,735,000.00	34.71%	$5,705,000.00	33.80%
ADOMANI China	$750,000.00	9.52%	$2,500,000.00	14.81%
Additional Staffing	$665,000.00	8.44%	$1,330,000.00	7.88%
Sales and Marketing	$1,020,000.00	12.94%	$1,360,000.00	8.06%
Engineering	$140,000.00	1.78%	$140,000.00	0.83%
General Working Capital (1)	$2,570,000.00	32.61%	$5,843,000.00	34.62%

TOTAL	$7,880,000.00	100.00%	$16,878,000.00	100.00%

(1)	A portion of working capital will be used for officers’ salaries.

There are no anticipated material changes in the use of proceeds if all of the Common Stock being qualified in this offering are not sold. To the extent that we sell more than 4,000,000 shares, the additional net proceeds will be used for working capital.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

DESCRIPTION OF BUSINESS

Overview

We design, manufacture and install advanced zero-emission electric and hybrid drivetrain systems for use in new school buses and medium to heavy-duty commercial fleet vehicles. We also design, manufacture and install unique and patented conversion kits to replace conventional drivetrain systems for diesel and gasoline powered vehicles zero-emission electric or hybrid drivetrain systems. The hybrid drivetrain systems are available in both an assistive hybrid format and a full-traction format for use in private and commercial fleet vehicles of all sizes. We seek to expand our product offerings to include the sale of zero-emission vehicles manufactured by OEM partners, but to be marketed, sold, warrantied and serviced through our developing distribution and service network.

ADOMANI drivetrain systems can be built with options for remote monitoring, electric power-export and various levels of grid-connectivity. Our zero-emission systems may also grow to include automated charging infrastructure and “intelligent” stationary energy storage that enables fast vehicle charging, emergency back-up facility power, and access to the developing, grid-connected opportunities for the aggregate power available from groups of large battery packs.

We are a provider of new zero-emission electric and hybrid vehicles and replacement drivetrains focused on total cost of ownership. We help fleet operators unlock the benefits of green technology and address the challenges of local, State and Federal regulatory compliance and traditional-fuel price cost instability.

We generated virtually no revenue for 2014, 2015 or for the six months ended June 30, 2016. For 2015, 2014 and the six months ended June 30, 2016, our net losses were $6.0 million, $2.2 million and $2.9 million, respectively.

Market Overview

Concerns regarding climate change and other environmental considerations have led to the implementation of laws and regulations that restrict, cap, or tax emissions in the automotive industry and throughout other industries. In particular, EPA Tier 4 emission standards, CARB regulations, and recently implemented policies in Europe, generally referred to as Stage I, II, III and IV regulations, are requiring a significant reduction in the level of emissions and particulate matter produced by diesel power systems. These regulations are taking effect and are expected to increase both the cost and size of emission-compliant diesel power products, primarily due to the need to incorporate additional combustion and after-treatment components.

A variety of market factors are contributing to the increased use of alternative fuels and growth of alternative fuel technology, including economics, energy independence, environmental concerns, and the widespread availability of alternative fuels. As the price of crude oil remains volatile and the threat of climate change and air pollution remain public concerns, the search for more cost effective and cleaner fuels has become more important. Electricity has emerged as one solution to these challenges. The price of alternative fuels such as electricity is substantially less than diesel or gasoline, and alternative fuels produce lower amounts of toxic greenhouse gases.

Electric passenger cars reached one million in cumulative global sales in September 2015, up from about 665,000 at the end of 2014, at which time there were also 46,000 electric buses and 235 million electric two-wheelers on the road worldwide. Despite significant increases, electric vehicles still represented only 0.08% of passenger cars in 2014, with electric vehicle market share exceeding 1% of total car sales in only four countries: the Netherlands, Norway, Sweden, and the United States, with Norway leading at 12.5% of annual sales in 2014.

As the recent mention of buses and two wheelers indicates, when discussing electric vehicles, there are multiple markets. Passenger cars are the most prominent, but two wheelers are far more prevalent, and buses and trucks, although smaller in number are significantly higher in price and often purchased in bulk by major corporate customers or government or transit agencies. Because light duty passenger vehicles represent the largest potential market and have received the most attention from both analysts and policymakers, most global forecasts look at light duty electric vehicle sales.

Charging infrastructure is another important factor in electric vehicle adoption rates. The United States currently has 12,845 public electric charging stations and 32,069 public charging outlets. Some areas have considerably more charging stations than others, contributing to greater electric vehicle usage in those regions. Examples of particularly well equipped areas include the East and West Coasts of the United States, Japan, and Western Europe.

Electric Vehicle Markets

Electric vehicles include those that plug in to sources of electricity to recharge: plug-in hybrid electric vehicles (“PHEVs”) and pure electric battery electric vehicles (“BEVs”), as well as simple hybrid vehicles that combine a conventional powertrain with some kind of electric propulsion. Electric motors all share simple mechanics and high energy conversion efficiency, which can reach 90% over a range of speeds and power outputs. Especially in start-stop city driving, regenerative braking can help convert motive energy back into electricity and reduce wear on brakes. Electric motors can also provide high torque from rest and do not need multiple gears to match power curves, obviating the need for gearboxes and torque converters.

Passenger Vehicles

Total worldwide sales of passenger EVs only surpassed one million in September 2015. Despite recent growth, this still represents only 5% of the multi-nation Electric Vehicles Initiative’s goal of 20 million passenger EVs on the roads by 2020, or 2% of global cars.

2015 saw significant sales growth for plug-in electric vehicles (including both pure PEVs and PHEVs). Global sales reached almost 540,000, a nearly 70% increase from 2014, which itself saw about a 50% increase from 2013. As positive as this trend is, electric vehicles still comprised only 0.6% of the global auto market in 2015.

Regionally, the greatest growth by far came in China, which more than tripled electric vehicle sales in 2015, followed by Europe, where sales were nearly double a year before. Perhaps surprisingly, both the United States and Japan saw slight drop-offs in 2015. Sustained low gasoline prices over the past year may have made fuel economy less of an issue than before, negating much of the economic value of purchasing an electric vehicle instead of a conventional diesel or gasoline vehicle. On the other hand, China and Europe were able to accelerate sales growth, likely due to stronger government support, particularly in the form of rebates, tax abatements, and other financial incentives for purchasing electric vehicles.

Commercial Vehicles

As relatively simple as the pricing analysis is for individual consumers, the purchase and deployment of heavy duty commercial vehicles involve consideration of many more variables. Here, the type of customer is a major determinant, whether it is a commercial customer buying trucks for a fleet or a municipal entity purchasing buses for public use. Navigant Research forecasts global sales of electric drive and electric-assisted medium and heavy duty commercial vehicles (over 10,000 pounds) to grow from 16,000 in 2014 to almost 160,000 in 2023, for total sales of over 800,000 of such vehicles during the period. Navigant expects electric vehicles’ market share to increase from 0.4% to 2.9% of all medium and heavy duty commercial vehicle sales over the same period.

Environmental Benefits

Because heavy-duty commercial vehicles consume considerably more fuel than light duty passenger vehicles, the environmental benefits of replacing conventionally fueled commercial vehicles with EVs can also be substantial. Whereas an electric passenger car will reduce greenhouse gas (GHG) emissions by 3 tons per year as compared to a conventional car, replacing a conventional Class 8 port drayage truck with an electric equivalent can bring an 18 metric ton annual reduction in GHG emissions. Replacing a conventional diesel bus with an all-electric bus can achieve a 78 metric ton reduction in GHG emissions. Electric buses can also reduce NOx emissions by 47 kg per year compared to a diesel bus and 19 kg compared to a CNG bus. As discussed below, these pollution reductions have had the greatest impact in the electric bus market, where public-minded municipalities are the principal purchasers.

Electricity Cost Considerations

Despite the higher electricity consumption of electric trucks, more widespread adoption could lead to more efficient utilization of utility assets and thus not necessarily lead to higher rates. At this point, deployment of electric trucks and buses is still too small to assess their full impact on electricity prices. As a study by the clean transportation nonprofit CALSTART emphasizes, evaluating this impact will involve weighing potential efficiency benefits, the impact on utility distribution grids, including the cost of potential upgrades, and the need for additional infrastructure.

Trucks

Some of the main markets for electric trucks include delivery vans, shuttle buses, and utility or work trucks, each of which has its own set of challenges. Where PHEVs have greater operational flexibility and require less charging infrastructure, battery electric vehicles (BEVs) can be either short range, which can charge quickly and operate with limited interruption, or long range, requiring longer charging times but more intraday operational flexibility. The table below presents some examples of different kinds of vehicles, battery sizes, and electricity demands.

Table 1: Electricity Needs of Electric Truck and Bus Types

Technology Type	Example	Average Peak Demand	Battery Size
Short Range PHEV	Volvo PHEV Class 8 Drayage Truck	10 kW	10kWh
Work Truck PHEV	Odyne Advanced Diesel PHEV Truck	3.3 kW	14/28 kWh
Long Range PHEV	Efficient Drivetrain PHEV/CNG Class 4 Truck	Up to 6.6 kW	40 kWh
Short Range BEV	Proterra Fast Charge Catalyst	280 to 380 kW*	53 or 131 kWh
Medium Range BEV	Transpower Electric Drayage Drive	70 kW	215 kWh
Long Range BEV	BYD 40-foot Electric Transit Bus	80 kW or 200 kW	324 kWh

*	For deployments of 4 to 8 buses per fast charger

Source: CALSTART, Electric Truck & Bus Grid Integration (Sept. 2015), p. 8

Because of charging needs and restrictions, short-haul fleet vehicles that operate in a limited geographic area and return to central locations, such as delivery vans and shuttle buses, are the best candidates for electrification. Smith Electric Vehicles, for example, has sold step trucks and vans to companies like FedEx and Frito-Lay to use on local delivery routes.

Buses – Transit

For a number of reasons, buses probably present a more promising near-term market for electrification than other commercial vehicles. First, most bus purchases are public in nature, coming from transit agencies or school districts. As a later survey of government policies in the United States and abroad will show, many locales require public transportation operators to purchase and operate low-emissions vehicles. For public entities, cleaner transportation systems can provide benefits beyond reduced operating costs, in the form of less pollution and lower abatement and cleanup costs. Second, electric drive buses are likely to have lower fuel and maintenance costs, typically a large cost area for transit operators, compared to conventional diesel buses. Third, electric buses have smoother, faster acceleration and provide a quieter, smoother ride, benefiting both passengers and the surrounding urban environment.

Similarly to passenger cars and commercial fleets, high initial costs and the logistics of charging remain the greatest drawbacks. As detailed in the table below, depending on the market, hybrid buses can cost at least 40% more than, and sometimes over twice as much as, conventional diesel or CNG buses. Electric buses can be anywhere from twice to nearly five times as expensive as conventional buses.

Table 2: Hybrid and Electric Transit Bus Estimated Prices by Region, 2014

Market	Conventional (Diesel and CNG)	Hybrid	Electric
China	$60,000-90,000	$125,000-200,000	$280,000-350,000
India	$75,000-110,000	$175,00-255,000	$325,000-410,000
Russia	$130,000-180,000	$245,000-325,000	$400,000-500,000
South America	$200,000-225,000	$280,000-340,000	$410,000-500,000
North America	$420,000-580,000	$620,000-700,000	$850,000-980,000
Europe	$300,000-410,000	$450,000-540,000	$595,000-680,000
Rest of World	$100,000-350,000	$195,000-500,000	$300,000-700,000

Source: Frost & Sullivan

Hybrid buses have gained greater traction than pure electric models in China and India, the two largest markets for electric buses. Both countries have some of the world’s worst urban pollution, as well as cities where buses form a greater part of public transportation than rail systems. Both China and India have a number of domestic hybrid and electric bus manufacturers, including Yutong, Xiamen King Long Motor Group, BYD, Nanjing Golden Dragon Bus, and Zhongtong Bus in China and Tata and Ashok Leyland in India. Of the 500,000 city buses in operation in China in 2014, analysts estimate that 80,000 were electric (presumably including hybrid electric models), with 27,000 more sold in 2014 and about 20,000 sold through the first half of 2015. The five companies just mentioned accounted for 62.5%, or 17,011, of the buses sold in 2014.

Electric drive or hybrid electric buses made up 17% of bus fleets in the United States in 2014, with most being gasoline or diesel hybrids, which made up between 30% and 40% of new bus sales. At the end of 2014, there were only 130 zero-emissions buses, that is, fully electric or fuel cell-powered buses, in operation or on order in the United States. A CALSTART executive has estimated that this number will double in 2016, and that zero-emissions models will make up 20% of the transit bus market by 2030. As an example of the cost impact of purchasing new electric buses, the Chicago Transit Authority recently committed to purchase 20-30 buses over the next few years, at a total pre-subsidy cost of $30 million to $40 million.

In the United States, the major sellers of battery electric buses through 2014 were Proterra and BYD, having sold 110 and 102 electric buses respectively. BYD, a Warren Buffet-backed Chinese manufacturer, expected to sell an additional 200 electric buses in the United States in 2015, and has sold about 5,200 worldwide.

Buses – School

School buses present another significant potential market for electrification. The United States has 480,000 school buses carrying 25 million children to school every day. The typically short, predictable routes of school buses are particularly suited to running solely on electricity. Traditional diesel school buses, which make up over half the total fleet, not only consume large amounts of fuel—more than 800 million gallons of diesel a year in the United States, at a fuel economy of only 4 mpg—but also directly impact children with tailpipe emissions. In response, a number of states have included school buses in clean transportation mandates, and some school districts, notably in California and Illinois, have begun to replace diesel buses with electric. Navistar introduced the first hybrid model in 2007, improving fuel economy by 30%, or up to 65% for a plug-in hybrid model, and other manufacturers followed suit, but we are not aware of any current hybrid manufacturing of school buses taking place.

Market Drivers

A number of factors impact both the supply and demand for various types of electric vehicles and we believe that we are well positioned benefit as a result of these driving forces. Except for energy storage technologies, discussed earlier, subsequent sections will address these market drivers in greater detail.

Prominent drivers of supply include:

•	The cost and availability of energy storage technologies, specifically the cost and capacity of rechargeable lithium ion batteries;

•	Grants, loans, tax breaks, and other financial support available for energy storage and electric vehicle research and development;

•	Requirements that a specific percentage of automakers’ models be electric or other zero-emission vehicles; and

•	Fuel economy standards that require automakers to meet certain fleet-wide benchmarks.

Prominent drivers of demand include:

•	Mandates that government fleets purchase certain percentages of low emission, energy efficient, or alternative fuel vehicles;

•	Mandates for transport agencies or school districts to purchase or convert to electric or other alternative fuel vehicles;

•	Rebates, tax credits, and other incentives for purchasing or leasing electric or other alternative fuel vehicles;

•	The availability of charging stations and other charging infrastructure, driven in turn by government funding, tax credits, rebates, and other incentives aimed at increasing the number of charging stations;

•	The cost of electricity to recharge PEVs, impacted by special rates introduced by utilities;

•	Preferential treatment in registration, emissions testing, and access to highways, city centers, and HOV lanes; and

•	The cost of conventional diesel or gasoline and the resultant incremental costs of owning and operating an electric vehicle versus a conventionally fueled equivalent.

United States – Federal Laws and Incentives

As numerous as U.S. policies at the state and Federal levels may at first appear, unlike in China and many European nations, few Federal, and fewer state policies directly single out electric vehicles. Most often, U.S. policies encourage greater use of vehicles that run on some kind of alternative fuel, whether electricity, natural gas, hydrogen, or biodiesel. In addition, the United States has less of a comprehensive, coherent framework aimed at increasing electric vehicle use than do countries like China and many European nations.

United States – State Laws and Incentives

Among U.S. states, California is notable for pioneering a number of measures that have encouraged ELECTRIC VEHICLE production and adoption, often later copied by other jurisdictions. These include financial incentives like tax credits and rebates for both individual and fleet owners, HOV lane access, and various grant and loan programs. Besides setting the nation’s most stringent emissions standards, California has required automakers to produce increasing percentages of zero-emission vehicles, of which EVs make up a significant portion, along with creating a market that allows manufacturers to buy and sell credits awarded for selling EVs. AB 923 became effective January 1, 2005 and effective January 1, 2012, Assembly Bill 470 authorized using AB 923 funding for the purchase of new school buses or retrofit of existing buses to accomplish the primary goal of reducing children’s exposure to both cancer-causing and smog-forming pollutants. Administered by the CARB, AB 923 authorizes State funding of up to $400,000 per new zero-emission school buses and up to $200,000 for the conversion of existing school buses ten years old or newer. The purchase of new buses, restricted to replacement of existing buses prior to AB 923, is now permitted for fleet expansion as well. There are no longer any limits on the buses’ gross vehicle weight rating (“GVWR”). All-electric school bus conversions that use technologies already demonstrated on school buses, and with engineering plans, are eligible for AB923 funding. All vehicles receiving AB 923 funding must have CHP Safety Certifications that are submitted to CARB prior to funding. AB 923 contains other technical requirements for the buses, all of which ADOMANI products comply with.

Challenges

Fleet operators and their companies face a number of challenges in the market today, including:

•	Difficulty complying with existing and new federal and state emission restrictions and compliance requirement. Whether from Federal regulatory agencies, such as the EPA or from State regulatory agencies such as CARB, there are mandates designed to reduce emissions from mobile sources. At least 10 other states follow the CARB rules and regulations making similar requirements and more are expected to join along with the EPA at the Federal level.

•	Finding cost savings while managing high fuel, maintenance and repair costs. The Global Warming Pollution Reduction Act of 2007 set strict air quality standards for PM, NOx and GHG reductions from new manufactured vehicles which were further tightened in 2010 to further reduce the amounts of PM, NOx and GHG emitted by newly manufactured vehicles.

•	Extending the lives of existing vehicles. Due to reductions in capital expenditure budgets and the legislatively mandated addition of expensive and limiting emission reduction equipment it is challenging to prolong the lives of existing vehicles because of the increased cost of expensive maintenance, service and repairs.

•	Difficulty planning for the operation of their fleet when fuel supplies are interrupted, such as during a natural disaster. Existing vehicles rely on fuel that must be pumped (using electricity) which may be a challenge to source when supply is interrupted during natural or man-made disasters. It may be possible for emergency service organizations to use the large battery packs of electric drive, commercial fleet vehicles as a mobile source of stored electrical energy. This electrical energy could supplement traditionally fueled back-up generators.

•	Difficulty in improving the environment around these heavy-duty commercial fleets. Many studies have shown that the air quality in and around vehicles fueled by fossil-fuels pose a health risk not only to drivers of these vehicles but to their passengers and those in and around these vehicles. Especially at risk are children as passengers on older diesel fueled buses, as their lungs, brains and other organs have not fully developed and the air quality surrounding a typical school bus using diesel fuel can pose serious health risks. By using zero emission buses, trucks and cars we are creating a healthier environment in and around the vehicles they operate for their employees, customers and the communities they serve.

Our Solution

We design, manufacture and install advanced zero-emission electric and hybrid vehicles and replacement drivetrain systems that improve fuel economy and reduce emissions. ADOMANI helps vehicles run more efficiently and cost effectively. Specifically, we enable our customers to:

•	Add Emission-Compliant ADOMANI Vehicles and Drivetrain Systems to Their Fleets. Our commercial fleet vehicles and drivetrain systems are designed to reduce or eliminate the use of traditional fuels that create greenhouse gases and particulate matter.

•	Reduce Total Cost of Ownership. We reduce fuel budgets by eliminating or reducing the reliance on traditional petroleum based fuels, instead using the more energy efficient and less variably priced grid-provided electricity.

•	Prolong Lives of Existing Vehicles. Our vehicles and vehicles with our drive train systems have lower maintenance costs. These reduced maintenance costs may take the form of longer service intervals between brake system maintenance, reduction or elimination of internal combustion engine oil and oil filter changes, reduction or elimination of transmission oil and oil filter changes, reduction or elimination of air filter changes, reduction or elimination of emissions systems services, reduction or elimination of diesel emission fluid use, elimination of emissions tests on traditional fuel vehicles (if converted to a zero-emission electric drivetrain) and the elimination of certification tests of high pressure tanks on propane, liquefied natural gas, compressed natural gas powered vehicles (if converted to a zero-emission electric drivetrain).

•	Plan for Natural Disasters When Fuel Supply May be Interrupted. Our zero-emissions systems can serve as on-site emergency back-up energy storage if grid power becomes intermittent or fails temporarily during natural or man-made disasters.

•	Improve the Environment Around Vehicles. As a result of our zero-emission systems, drivers, operators, customers and the communities they serve have healthier environments in and around these vehicles.

Development of the Business to Date

We have developed and commercialized our products and services, which primarily include:

•	Zero-emission electric drivetrain systems for use in “new” school bus and medium to heavy-duty commercial fleet vehicles.

•	Zero-emission electric drivetrain systems for use in “existing fleet” school bus and medium to heavy-duty commercial fleet vehicles.

•	Conversion hybrid drivetrain systems in an assistive hybrid format for use in private and commercial fleet vehicles of all sizes.

•	Conversion hybrid drivetrain systems in a “full-traction” format for use in private and commercial fleet vehicles of all sizes.

•	Purpose built, zero-emission vehicles of all sizes manufactured by outside OEM partners but to be marketed, sold, warrantied and serviced through the developing ADOMANI distribution and service network.

•	Optional drivetrain components that allow for advanced remote monitoring features of vehicle location (geofencing), driver behavior, drivetrain health (error codes) and battery management systems.

•	Optional drivetrain components that allow for electric power-export and various levels of grid connectivity.

We have taken an active role in building awareness and support for our zero-emission electric and hybrid drivetrain systems in industry specific target groups and at all levels of government and regulatory agencies and the constituencies they serve. We have accomplished this through prior and current memberships in industry groups (private and governmental) and participation in their events; speaking engagements; management interviews; pilot product exhibits; fleet vehicle demonstrations and responses to Requests For Information and Requests For Proposals. In addition to the visibility we have achieved through these efforts, we believe that having an office in Silicon Valley will assist us in finding and recruiting appropriately trained engineers and technicians.

As a result of these activities and our sales efforts, as of July 1, 2016, we have procured Letters of Intent (“LOIs”) to purchase 25 new purpose-built zero-emission electric school buses; LOIs to convert an additional 25 buses to all-electric buses; and we have pending discussions for many more. We continue to work with the various agencies providing funding available to our customers so that the LOIs become purchase orders, which we expect to see happen in the fourth quarter of 2016, although there can be no assurance as to that timing.

As discussed below under Partnerships/Teaming Agreements, we have entered into a number of agreements with third parties, and continue to explore additional alliances, to establish our decentralized assembly, sales and service model. We believe we can preserve cash resources and yet still scale-up quickly when demand requires by leveraging the unused or underutilized service technician time, specific vehicle type expertise and service facility equipment of specific partners in ways to off-load some defined tasks, providing seasonal demand adjustments to technician headcount that will partially mitigate the human resource costs and challenges associated with scaling-up or down an employee base.

Our Strengths

We believe the following attributes and capabilities provide us with long-term competitive advantages:

•	Product Diversity. We have multiple product offerings including zero-emission electric and hybrid drivetrains, new purpose built zero-emission electric vehicles and stationary energy storage solutions, and as a result, the ability to scale-up, scale-down or refine a specific product line in response to market demands and the evolving local, state and federal incentive programs. Also, within each product area, we have multiple suppliers of key drivetrain components allowing price flexibility both for our final products and replacement parts required over the product lifespan. This allows us to meet the expectations and budget constraints of public or private commercial fleet operators.

•	Regulatory Agency Familiarity. By taking an active role in many trade industry groups and related events, we have developed and continually strive to maintain strong relationships with key local, state and federal regulatory agencies involved in the growing zero-emission and hybrid vehicle industry. To meet their own aggressive emissions targets, these regulatory agencies have encouraged the growth of zero-emission electric vehicles and hybrid drivetrains, especially in connection with heavy-duty commercial fleets.

•	Relationships With Purchasers. To help shorten the sales cycles for our products, we have identified and built relationships with key commercial operators that have purchasing authority or influence over their organizations. We are also able to leverage past sales and marketing relationships that were built by our experienced management team.

•	Additional Sales Potential. We have additional sales potential with commercial fleet customers. These potential additional sales could include: automated charging infrastructure, intelligent stationary energy storage systems that enables higher levels of vehicle fast-charging, emergency back-up facility power for use during grid power outages, enabling technologies to access the developing grid-connected opportunities for the aggregate power available from groups of large battery packs, or enabling technologies that allow for the avoidance of electric utility demand charges.

•	Unique Market Knowledge. We have specific and unique sales cycle knowledge for based on over 30 years’ experience.

Our Strategy

We intend to capitalize on these opportunities by pursuing the following key growth strategies:

•	Develop Sales Staff. We plan to hire and train our initial sales staff to complement our current group. Training will include familiarizing them with the many and varied funding options available, and how to access those opportunities, or help our customers access them. See “Description of Business – Governmental Programs and Incentives.”

•	Build Dealership Networks. We intend to build dealership networks for the local sales and service of ADOMANI zero-emission replacement drivetrain vehicles and new purpose-built zero-emission electric and hybrid commercial vehicles either manufactured by or for us.

•	Develop Third Party Relationships. We plan to complete existing negotiations with partners and seek additional partners for the manufacture of our zero-emission systems.

•	Provide Demonstrations. We will seek out and respond to local, state and federal pilot demonstration opportunities in interest areas for which we have relevant current product offerings or, in areas of interest that are congruent with product(s) that are on our product development roadmap but still in early stage development.

•	Obtain Approvals From Incentive Programs. We will seek to have our products approved for various local, state and federal vehicle designations and incentive programs, like the California Heavy Duty Voucher Incentive Project administered by the CARB meant to accelerate the purchase of cleaner, more efficient trucks and buses in California.

•	Develop an Intellectual Property Portfolio, License Our Technology and Enter into Strategic Collaborations. We plan to build upon our existing intellectual property, knowledge base and patent portfolio while seeking opportunities to license, white-label, and collaborate with strategic partners that can provide unique and complementary products and technology.

•	Grow Our Manufacturing, Installation and Service Capability. As facility space and technician time requirements at partners are exceeded, we intend to expand or relocate to larger ADOMANI-owned or leased facilities dedicated to the manufacture, installation and service of our zero-emission systems.

•	Introduce New Products. As new markets develop, we plan to expand our zero-emission systems into ancillary product verticals, such as charging infrastructure also called Electric Vehicle Service Equipment, stationary energy storage, vehicle-to-grid hardware and capabilities.

•	Develop Our International Business. We plan to develop our business internationally. Through our wholly-owned subsidiary ADOMANI China we intend to pursue opportunities in China.

Our Customers

Our current primary focus is school buses and transit buses. For example, we have entered into a Teaming Agreement with A-Z Bus Sales to market and convert school buses to all-electrics and/or hybrids. Our target customers primarily include all public and private fleet operators that have an interest in meeting or exceeding local, State and Federal emission regulatory guidelines while saving money in fuel and maintenance costs over the lifecycle of their fleet vehicles and that also have an interest in tangible demonstrations (publicity) of their green-house-gas (GHG) reducing efforts. These targets include:

•	Public and private K-12 schools that operate Type-A, C and D school buses and special-needs student buses.

•	Public and private schools that operate “white fleet” vehicles for non-student transportations use, such as facility service trucks, food service delivery vans/trucks and campus security vehicles.

•	Student transportation contractors that serve public and private schools (First Student, etc.).

•	Community based, public/privately funded shuttle buses serving special-needs community members (Merced Transportation Company).

•	Public and private colleges and universities that operate shuttle buses, transit style buses, facility service vans and trucks on their campuses.

•	Large companies that operate shuttle buses, transit style buses and facility based vehicles for employee transport to/from remote parking areas, to/from special events and the various vehicles used for facilities maintenance, services and security. (Apple, Google, Facebook, Yahoo, etc.).

•	Private transportation contractors that shuttle large companies’ employees from common public transportation hubs to their campuses (Bauer Intelligent Transportation, Storer Transportation Services, MV Transportation Inc., among others).

•	Commercial fleet operators that provide high daily mileage vehicles for use on routes in and around airports, hotels and offsite parking facilities.

•	Port, railway, distribution center operators that use traditionally-fueled loading equipment, tractors, material handling equipment, forklifts, Class 1 through 8 trucks, delivery vans, yard goats, etc., that could be replaced with zero-emission alternatives.

•	Large agricultural (farming) and food processing industry focused companies that operate Class 1 through 8 trucks, buses and/or delivery vans.

•	Mining companies with fleets of above ground service vehicles and underground staff transport and support vehicles.

•	Oil and gas companies with fleets of field trucks.

•	Electric Utility companies with fleets of service trucks (PG&E, Edison, Southern Company) that are in the public eye.

•	Package delivery companies with fleets of delivery vans, short haul trucks and distribution/sorting facility center vehicles (UPS, FedEx).

•	Military based fleet operators that have non-combat fleet vehicles of all sizes.

Our Products and Services

Our products and services primarily include:

•	Zero-emission electric drivetrain systems for use in new school buses and medium to heavy-duty commercial fleet vehicles.

•	Zero-emission electric drivetrain systems for use in existing fleet school buses and medium to heavy-duty commercial fleet vehicles.

•	Conversion hybrid drivetrain systems in either an assistive hybrid or a full traction format for use in private and commercial fleet vehicles of all sizes.

•	Purpose built, zero-emission vehicles of all sizes manufactured by outside OEM partners but to be marketed, sold, warrantied and serviced through the developing ADOMANI distribution and service network.

•	Optional drivetrain components that allow for advanced remote monitoring features of vehicle location (geofencing), driver behavior, drivetrain health (error codes) and battery management systems.

•	Optional drivetrain components that allow for electric power-export and various levels of grid connectivity.

Zero-emission electric drivetrain systems for use in new school buses and medium to heavy-duty commercial fleet vehicles.

This drivetrain system results in a zero-emission electric vehicle with similar performance specifications (except range) to a traditionally fueled version. The major drivetrain components systems include appropriately sized traction motor/generator(s), motor controller(s) and power-flow set up for either a direct-drive configuration, a single speed gearbox (speed reduction) or, a multi-gear ration transmission system. Other integrated drivetrain components include lithium iron phosphate (LiFePO4 or similar) battery packs, a battery management system (BMS), inverters, chargers, electrically driven systems for power steering and power (hydraulic or air) brakes, a vehicle control unit (VCU), wiring harnesses, a flat screen user-interface (dash board) and fleet technician diagnostic tools. An additional feature of our drivetrain system is that it uses many existing OEM parts, permitting easy access to parts and facilitating maintenance, repair and warranty activity

Zero-emission electric conversion drivetrain systems for use in existing fleet, school buses and medium to heavy-duty commercial fleet vehicles.

This drivetrain system results in the same zero-emission electric vehicle described immediately above. However, this drivetrain systems allows for the removal of the OEM’s internal combustion engine (ICE), radiator cooling systems, fuel tanks, exhaust and emission systems (manifolds, pipes, mufflers, particulate filters, DEF system, etc.) and usually the OEM transmission and associated transmission cooling system.

Conversion hybrid drivetrain systems in an assistive hybrid format for use in private and commercial fleet vehicles of all sizes to improve overall miles per gallon (mpg) performance.

This conversion drivetrain system integrates a modest sized motor/generator, motor controller, modest sized energy storage system (battery packs) of high C-rated batteries or ultra-capacitors and a user-interface for system monitoring by the vehicle operator.

Conversion hybrid drivetrain systems in a “full-traction” format for use in private and commercial fleet vehicles of all sizes.

This hybrid conversion drivetrain system retains the OEM drivetrain system and adds an electric drive system that results in a vehicle with OEM performance as well as the ability to run the vehicle in various drivetrain power-flow modes including an all-electric mode for when zero-emission operations are required. The major drivetrain components systems include the same items enumerated above. Optional equipment for this system can provide significant power export capabilities.

Purpose-built, zero-emission vehicles of all sizes manufactured by outside OEM partners but to be marketed, sold, warrantied and serviced through the developing ADOMANI distribution and service network.

ADOMANI currently has such an arrangement with a manufacturer of zero-emission electric transit-style buses and school buses of various sizes. These vehicles are designed to the Company’s specifications where possible, and will utilize the drivetrains systems described above.

Optional drivetrain components that allow for electric power-export and various levels of grid connectivity.

These systems integrate bi-directional changers and inverters and require additional facility based, stationary charging hardware and control systems.

In addition, our products and services may in the future include some or all of the following:

•	Zero-emission electric drivetrain systems for ship-through integration by outside OEMs into their own privately branded medium to heavy-duty commercial fleet vehicles.

•	Automated charging infrastructure for commercial fleet vehicles.

•	“Intelligent” stationary energy storage that enables fast vehicle charging.

•	“Intelligent” stationary energy storage that enables emergency back-up facility power during grid power outages.

•	“Intelligent” stationary energy storage that enables access to the developing grid-connected opportunities for the aggregate power available from groups of large battery packs.

•	“Intelligent” stationary energy storage that enables avoidance of electric utility demand charges for commercial customers integrated with or independent of ADOMANI supplied, zero-emission fleet vehicle(s).

•	Energy storage systems (battery packs) replacements with better energy density and/or expected lifecycles for existing electric vehicles and equipment that has outlived their original equipment manufacturer-provided energy storage systems. For example, replace Flooded Lead Acid (FLA) battery packs of existing industrial forklifts and underground mining equipment with more energy dense and higher cycle-life battery packs composed of Lithium Iron Phosphate (LiFePO4) or similar cell chemistry.

Testing

Our suppliers are completely vetted before their products are accepted for use in our products. Our drivetrains and finished products are inspected, road-tested and receive a complete quality control report prior to delivery.

Customer Service, Support and Training

The sales team, both direct and contractors, will be used as the first point of customer contact for customer support and training. At the point that the sales force can no longer handle the volume of these requirements, we will hire, train and support an additional internal staff.

Technology

Zero-emission electric drivetrain systems for purpose-built new vehicles generally include a wide range of traction drivetrain systems utilizing OEM original specs with multi-ratio options, traction battery pack chemistries with options for 2C (normal), 5C (modest) or 20C ( fast charging), using thermal management systems; battery management systems (“BMS”) with full CAN bus control at a cellular level; options for vehicle-to-grid (bi-directional) power management; and options for HVAC, and utilizing a more powerful and efficient high voltage system of 600 volts or higher. As previously mentioned, the systems also use many existing OEM parts, permitting easy to find, order and obtain almost any part, and facilitating maintenance, repair and warranty activity.

Gas/diesel to all-electric conversion systems. include similar features as purpose-built vehicle systems, and typically retain the OEM transmission, cooling systems for the engine and transmission, mounting brackets and bolts, power steering and air brake systems, alternators for 12 and/or 24 volt systems, and accessories like belts, pulleys, pumps and related components. The conversion kits only replace the engine block with an electric motor and the gas tank with a battery pack. Almost all other moving OEM parts remain in the vehicle, facilitating a straightforward, easy to work on conversion and providing the benefits described in the preceding paragraph with respect to parts.

Our hybrid drivetrain systems use electric power assist to allow vehicles to drive in economy mode, or increases the power of a conventional gas or diesel engine if operated in regular mode. Our patented electric driveshaft replaces only the OEM driveshaft with an electric motor driveshaft. The hybrid driveshaft kit doesn’t affect the OEM components, parts or computer and the entire hybrid system can be installed within hours on most vehicles. Our patented system allows rear-wheel driveshaft trucks and buses to become a hybrid simply by replacing the driveshaft and adding a battery pack and controller box.

Our research and development expenses were $0.5million, $0.1million and $0.5million for 2013, 2014 and 2015, respectively.

Sales and Marketing

Sales

Currently, our sales team includes James L. Reynolds, Kevin G. Kanning and Enrique Boull’t, currently a consultant and the former COO of the Los Angeles Unified School District. We intend to expand our marketing and sales force as we open our sales, service and assembly facilities. We expect that each facility will have a team of dedicated marketing and sales employees with responsibility for the geographic region in which the facility is located. As a result, we believe we can efficiently and cost-effectively build out our marketing and sales network.

Marketing

We plan to focus our marketing efforts on increasing brand awareness, generating demand for our products, communicating product advantages and generating qualified leads for our sales force. We intend to rely on a variety of marketing vehicles, including participation in industry conferences and trade shows, public relations, industry research and our collaborative relationships with our business and teaming partners to share our technical message with customers. We also market our products on our website http://adomanielectric.com.

Manufacturing

We intend initially to contract with third-party suppliers to manufacture our products.

Distribution

We intend to distribute products to regional locations for installation into the motor vehicle.

Partnerships/Teaming Agreements

We have agreements with A-Z Bus Sales; Green Power Motor Company, Inc.; Central States Bus Sales; ADOMANI/Redwood/TSI; China Low-Carbon Industry Investment Center International Committee.

A-Z Bus Sales

ADOMANI and A-Z Bus Sales, a provider of sales, service, parts, and financing for both new and pre-owned buses, coaches, mini-buses, commercial trucks, vans, fire engines and fire trucks, as well as emissions compliance services like diesel particulate filter retrofits for buses and trucks, have entered into a Teaming Agreement where both companies have agreed to work together on the conversion, marketing, selling and servicing of school buses and other vehicles. A-Z Bus Sales has operations in California, Arizona, Nevada and Hawaii.

Green Power Motor Company, Inc. (“Green Power”)

Green Power produces a range of bus models deploying electric drivetrain and battery technologies with a lightweight chassis. Green Power integrates key components from such global suppliers as Siemens, Knorr, ZF and Parker, among others, providing an OEM platform that allows them to meet the specifications of various operators. Green power has appointed ADOMANI as its authorized factory representative for the California for Types A, C and D zero-emission electric school buses on a non-exclusive basis. Assuming various milestones are achieved, the agreement with ADOMANI will be ongoing and may expand into additional states or regions.

Central States Bus Sales (“Central States”)

Central States, a large Blue Bird school bus dealer and a large commercial bus dealer covering AR, IL, KY,TN and MO; have entered into a teaming agreement where both companies have agreed to work together on the conversion, marketing, selling and servicing of the many types of buses Central States currently sells.

Redwood/TSI (“Redwood”)

Redwood, an affiliate of Redwood Group International Limited, an advisor to ADOMANI, entered into a teaming agreement with ADOMANI to assist ADOMANI with converting new and used buses and trucks to zero-emission electric or hybrid vehicles through collaboration on various projects to develop and expand the market opportunities for ADOMANI.

China Low-carbon Industry Investment Center International Committee (“Low Carbon”)

To assist with its efforts to gain access to the China market through ADOMANI China, ADOMANI has entered into an agreement with Low Carbon, who is tasked with reducing carbon emissions in China, to assist ADOMANI with converting new and used buses and trucks to zero-emission electric or hybrid vehicles through marketing, public relations, sales and financing activity, including compliance with regulatory requirements.

Employees

As of December 31, 2015 we had four full-time employees, James L. Reynolds, our CEO/President, Edward R. Monfort, our Chief Technology Officer and Founder, Kevin G. Kanning, our Chief Operating Officer, and Robert Williams, our VP Purchasing. None of our employees are covered by collective bargaining agreements. We believe our employee relations are good.

Competition

The power conversion vehicle market is highly competitive and we expect it to become even more so in the future as additional companies launch competing products and vehicle offerings. We compete with other alternative energy technologies, such as natural gas and hybrid technologies. These competitors include Ford, which produces the Ford Transit Connect EV®; Navistar, which produces the Navistar eStar®; Freightliner, which produces the MT E-CELL; Odyne Systems, which produces plug-in hybrid heavy- and medium-duty trucks; ZeroTruck, which produces an all-electric medium-duty truck; Electric Vehicles International, which produces an all-electric walk-in van and light- and medium-duty commercial electric trucks; BYD which manufactures new electric transit buses; Proterra, which manufactures new electric transit buses; TransPower which converts Type D school buses; and Motiv, which converts Type A school buses.

Intellectual Property

The protection of our technology and intellectual property is an important component of our success. We rely on intellectual property laws, including trade secret, copyright, trademark and patent laws in the United States and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property.

As of September 1, 2016, we own three issued U.S. Patents which will expire in in 2030 and 2033. We also are in the process of preparing domestic and foreign patent applications on new inventions. In addition, we maintain a trademark portfolio including common law trademarks and service marks and have two service mark applications pending in the United States.

Circumstances outside of our control could pose a threat to our intellectual property rights. Effective intellectual property protection may not be available in the United States or other countries in which we provide our solution. In addition, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Any impairment of our intellectual property rights could harm our business, our ability to compete and harm our operating results. In addition, as the number of competitors grows and solutions of competitors overlap, we may in the future face claims by third parties that we infringe upon or misappropriate their intellectual property rights, and we may be found to be infringing upon or to have misappropriated such rights. In the future, we, or our customers, may be the subject of legal proceedings alleging that our solutions or underlying technology infringe or violate the intellectual property rights of others.

Governmental Programs and Incentives

We believe that the availability of government subsidies and incentives currently is an important factor considered by our customers when purchasing our vehicles, and that our growth depends in part on the availability and amounts of these subsidies and incentives. Over time, we believe that the importance of the availability of government subsidies and incentives will decrease, as we continue to reduce the upfront cost of our vehicles. In order to help ensure that we and our customers benefit from available subsidies and incentive programs in both the United States, Canada, Mexico, Asia and in Europe, we have incentive specialists that work directly with our sales team and our customers on these issues.

U.S./State/Local programs and incentives

California Hybrid Truck and Bus Voucher Incentive Program

We believe our customers may be eligible for purchase under HVIP. HVIP is a partnership between CARB, and CALSTART, the purpose of which is to help speed the early market introduction of clean, low-carbon hybrid and electric trucks and buses. Under HVIP, dealers and fleet operators may request vouchers from HVIP on a first-come first-serve basis, up to the funding amount available for that year, to reduce the cost of purchasing hybrid and zero-emission medium- and heavy-duty trucks and buses. HVIP vouchers range in amount from $6,000 to $110,000, depending on the gross vehicle weight of the purchased vehicle and the number of vehicles purchased. School buses would be entitled to $95,000 to $110,000 for each new school bus.

HVIP funds the purchase of only fully commercialized hybrid and zero-emission trucks and buses. Vehicles still in the demonstration or evaluation stage are not eligible for inclusion in HVIP. Vehicle manufacturers must apply to have their hybrid and zero-emissions trucks and buses included in HVIP’s voucher program. Once a make and model is included in the program, the manufacturer is not required to submit a full application for the succeeding year’s program unless the vehicle has been modified. We intend to comply with the HVIP guidelines and qualify our school buses and vehicles for the HVIP vouchers.

Overview of State-Level, Fleet Incentive Programs Most Applicable to ADOMANI Products

California Hybrid and Zero-Emissions Truck and Bus Voucher Incentive Project

HVIP is a streamlined incentive program to help speed the purchase of clean, hybrid, and electric trucks and buses. All fleets are eligible, whether they’re public or private, large or small. HVIP is designed to assist fleets and dealers by reducing vehicle cost right at the time of purchase. HVIP base vouchers range from $18,000 to $95,000 per vehicle on a first-come, first-served basis. Additional funding for some vehicles can raise voucher levels up to $160,000 per vehicle HVIP is funded at $9 million per year in voucher funding from CARB.

New York Truck Voucher Incentive Program

NYT-VIP is a first-come, first-served $19 million incentive program funded by the New York State Energy Research & Development Authority (NYSERDA). Eligible vehicles include all-electric, hybrid-electric, and CNG trucks and buses, along with retrofit diesel-emission control devices (DECD). Funding for eligible vehicles domiciled in New York State and New York City can reach $60,000 per vehicle.

Drive Clean Chicago

Drive Clean Chicago is accelerating the adoption of advanced vehicle technologies for the commercial truck and taxi sectors in the Chicago six-county area by reducing the cost of new alternative fuel vehicles and public alternative fuel stations. The program from the Chicago Department of Transportation (CDOT) offers incentives including $10,000 for CNG and electric taxis, up to $150,000 for hybrid and all-electric trucks, and 30% of the capital cost for CNG and fast-charge electric fueling stations.

In addition to these state-level programs, there are many Federal programs that range from providing tax credits to providing funding to providing grants and loans for the purchase of zero-emission and hybrid vehicles. Many of the programs provide funding for up to 60% of the cost an all-electric repower conversion.

U.S. Clean Vehicles Incentive Program (US-VIP) A CALSTART Initiative

CALSTART is taking the next step with US-VIP, a new five-year campaign to expand voucher opportunities nationwide and accelerate fleet adoption across a wide spectrum of alternative fuel and advanced technology vehicles. US-VIP represents a plan for dramatic change in the clean vehicle marketplace. Its goals include:

•	$100M/year in voucher funding

•	20,000 new clean vehicles by 2020

•	Triple the voucher incentive markets with 6 new regions nationwide

California Air Resources Board

CARB gathers air quality data for the State of California, ensures the quality of this data, designs and implements air models, and sets ambient air quality standards for the state. CARB compiles the state’s emissions inventory and performs air quality and emissions inventory special studies. CARB uses the Emissions Inventory and Air Quality Models to evaluate air quality and reduce emissions in each of the 35 local air districts.

CARB has programs and awards hundreds of millions of dollars in grants to reduce emissions from on- and off-road vehicles and equipment. CARB is responsible for program oversight. CARB awards grants and funds through the Air Quality Improvement Program (AB 118); the Carl Moyer Program; the Voucher Incentive Program for enhanced fleet modernization and emission reduction; and the Lower-Emission School Bus Program/School Bus Retrofit and Replacement Account.

California Energy Commission (“CEC”)

The goal of the CEC is to mitigate greenhouse gas emissions and reduce the impact of climate change. In 2006 the Legislature passed and then Governor Arnold Schwarzenegger signed two landmark pieces of legislation with far-reaching implications for energy policy. The most comprehensive is Assembly Bill 32, the California Global Warming Solutions Act of 2006, which sets an economy-wide cap on California greenhouse gas emissions at 1990 levels by no later than 2020. This is an aggressive goal that represents approximately an 11 percent reduction from current emissions levels and nearly a 30 percent reduction from projected business-as-usual levels in 2020. Thirty-eight percent of the state’s greenhouse gas emissions is attributable to the transportation sector. In 2007, Assembly Bill 118 created the Alternative and Renewable Fuel and Vehicle Technology Program. The program is intended to increase the use of alternative and renewable fuels and innovative technologies that will transform California’s fuel and vehicle types to help attain the state’s climate change policies. AB 118 authorizes the Energy Commission to provide approximately $100 million annually as incentives to public agencies, vehicle and technology consortia, businesses, public-private partnerships, workforce training partnerships and collaboratives, fleet owners, consumers, recreational boaters, and academic institutions for projects that: Develop and improve alternative and renewable low-carbon fuels; Optimize alternative and renewable fuels for existing and developing engine technologies; Improve light-, medium-, and heavy-duty vehicle technologies; and Retrofit medium-and heavy-duty on-road and non-road vehicle fleets.

Air Quality Management Districts (“AQMD”) and Air Pollution Control Districts (“APCD”)

AQMD/APCD are responsible for controlling emissions primarily from stationary sources of air pollution. These can include anything from large power plants and refineries to the corner gas station. Seventy-five percent of emissions come from mobile sources–mainly cars, trucks and buses, but also construction equipment, ships, trains and airplanes. Local AQMD/APCD develop and adopt an Air Quality Improvement Plans (AQIP), which serves as the blueprint to bring the respective areas into compliance with federal and state clean air standards. Rules are adopted to reduce emissions from various sources, including specific types of equipment, industrial processes, paints and solvents, even consumer products. Permits are issued to many businesses and industries to ensure compliance with air quality rules. Local AQMDs award grants to help reduce emissions in their local communities.

Clean Cities

Clean Cities is a program administered by the DOE’s Office of Efficiency and Renewable Energy, Vehicle Technology Program. According to the DOE, the mission of Clean Cities is to advance the energy, economic, and environmental security of the United States by supporting local decisions to adopt practices that reduce the use of petroleum in the transportation sector. Clean Cities is a government-industry partnership. Under the program, public and private stakeholders from businesses, city and state governments, the automotive industry, fuel providers, and community organizations form coalitions throughout the country, which then work with the DOE to establish a plan for reducing petroleum consumption in their respective geographic areas.

Diesel Emissions Reduction Act funding

The National Clean Diesel Funding Assistance Program, which is administered by the EPA National Clean Diesel Campaign, provides funding under the Diesel Emissions Reduction Act for projects that seek to reduce emissions from existing diesel engines. Eligible applicants include U.S. regional, state and local agencies that have jurisdiction over transportation or air quality and certain nonprofit institutions that provide pollution reduction or educational services to owners and operators of diesel fleets or that have as their principal purpose the promotion of transportation or air quality. Among the eligible uses of funding under this program are the purchase of buses and medium and heavy-duty trucks that result in reduced diesel emissions.

Congestion Mitigation and Air Quality Improvement Program

The Congestion Mitigation and Air Quality Improvement program (“CMAQ”), which is jointly administered by the DOT Federal Highway Administration and Federal Transit Administration, provides funding to states to support surface transportation projects and other related efforts that contribute air quality improvements and provide congestion relief. CMAQ funding is allocated to the states annually based on a statutory formula that is based on population and air quality classification as designated by the EPA. Each state’s transportation department then is responsible for distributing the funds. State transportation departments may spend CMAQ funds on projects that reduce ozone precursors, and at least 16 states have used CMAQ funds for alternative fuel vehicle projects (such as purchasing electric or hybrid vehicles).

Other State incentives

A number of states and municipalities in the United States, as well as certain private enterprises, offer incentive programs to encourage the adoption of alternative fuel vehicles, including tax exemptions, tax credits, exemptions and special privileges. For example, Maryland has introduced a voucher program that provides financial assistance for the purchase of electric trucks registered in that state, and Arizona exempts use tax and lowers registration fees for the purchase of an electric vehicle. Other states, including Colorado, Georgia, Utah, Florida and West Virginia, provide for substantial state tax credits for the purchase of electric vehicles.

Government Regulation

Our products are designed to comply with a significant number of governmental regulations and industry standards, some of which are evolving as new technologies are deployed. Government regulations regarding the manufacture, sale and implementation of products and systems similar to ours are subject to future change. We cannot predict what impact, if any, such changes may have upon our business. We believe that our vehicles are in conformity with all applicable laws in all relevant jurisdictions.

Emission and fuel economy standards

Government regulation related to climate change is under consideration at the U.S. federal and state levels. The EPA and NHTSA issued a final rule for greenhouse gas emissions and fuel economy requirements for trucks and heavy-duty engines on August 9, 2011, which will have an initial phase in starting with model year 2014 and a final phase in occurring in model year 2017. NHTSA standards for model year 2014 and 2015 will be voluntary, while mandatory standards will first come into effect in 2016.

The rule provides emission standards for CO2 and fuel consumption standards for three main categories of vehicles: (i) combination tractors, (ii) heavy-duty pickup trucks and vans, and (iii) vocational vehicles. According to the EPA and NHTSA, vocational vehicles consist of a wide variety of truck and bus types, including delivery, refuse, utility, dump, cement, transit bus, shuttle bus, school bus, emergency vehicles, motor homes and tow trucks, and are characterized by a complex build process, with an incomplete chassis often built with an engine and transmission purchased from other manufacturers, then sold to a body manufacturer.

The EPA and NHTSA rule also establishes multiple flexibility and incentive programs for manufacturers of alternatively fueled vehicles, including an engine averaging banking and trading (“ABT”) program, a vehicle ABT program and additional credit programs for early adoption of standards or deployment of advanced or innovative technologies. The ABT programs will allow for emission and/or fuel consumption credits to be averaged, banked or traded within defined groupings of the regulatory subcategories. The additional credit programs will allow manufacturers of engines and vehicles to be eligible to generate credits if they demonstrate improvements in excess of the standards established in the rule prior to the model year the standards become effective or if they introduce advanced or innovative technology engines or vehicles.

Vehicle safety and testing

The National Traffic and Motor Vehicle Safety Act of 1966, or the Safety Act, regulates motor vehicles and motor vehicle equipment in the United States in two primary ways. First, the Safety Act prohibits the sale in the United States of any new vehicle or equipment that does not conform to applicable motor vehicle safety standards established by NHTSA. Meeting or exceeding many safety standards is costly, in part because the standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. Second, the Safety Act requires that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is obligated to recall vehicles if it determines that the vehicles do not comply with a safety standard. Should we or NHTSA determine that either a safety defect or noncompliance exists with respect to any of our modified vehicles, the cost of such recall campaigns could be substantial.

Battery safety and testing

Our battery packs conform to mandatory regulations that govern transport of “dangerous goods,” which includes lithium-ion batteries that may present a risk in transportation. The governing regulations, which are issued by PHMSA, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations, and related UN Manual of Tests and Criteria. The requirements for shipments of these goods vary by mode of transportation, such as ocean vessel, rail, truck and air.

Our battery suppliers have completed the applicable transportation tests including:

•	Altitude simulation, which involves simulating air transport;

•	Thermal cycling, which involves assessing cell and battery seal integrity;

•	Vibration, which involves simulating vibration during transport;

•	Shock, which involves simulating possible impacts during transport;

•	External short circuit, which involves simulating an external short circuit; and

•	Overcharge, which involves evaluating the ability of a rechargeable battery to withstand overcharging.

Legal Proceedings

We are not currently a party to any legal proceedings, litigation, or claims that could materially affect our business, results of operations, cash flows, or financial position. We may, from time to time, be party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of any future matters could materially affect our future results of operations, cash flows or financial position.

DESCRIPTION OF PROPERTY

We maintain our principal office, R&D facility and additional office space in Newport Beach, Orange and Los Altos, California, respectively, under a combination of leases and subleases that expire between December 2016 and June 2017. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, we will be able to secure additional space to accommodate any such expansion of our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes to consolidated financial statements included elsewhere in this Offering Circular. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs and expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Offering Circular, particularly in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Since our incorporation in 2012, we have been engaged in developing our zero emission systems electric and, obtaining loans and funds from investors to fund that development. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced, although we have refined our technology and built a variety of prototype vehicles. From inception through the date of this offering we have raised approximately $5.2 million in equity capital and $5.4 million in debt to fund our operations, including the development of third party relationships discussed in more detail in the section titled “Description of Business.”. In March, April and May 2016 we received LOIs from Southern California area public school districts and coordinating agencies for the anticipated combined purchases of 25 new, purpose-built, zero-emission electric school buses with an estimated sales value of $6.8 million. During that time we also received LOIs for the conversion of an additional 25 existing school buses with an estimated sales value of $5.0 million.

We intend to grow through a combination of the sale and installation of zero-emission systems for new or existing electric or hybrid fleet vehicles and the sale of purpose-built, zero-emission electric or hybrid vehicles of all sizes manufactured by outside OEM partners but to be marketed, sold, warrantied and serviced through the developing ADOMANI distribution and service network.

Factors Affecting Our Performance

We believe that the growth and future success of our business depend on various opportunities, challenges and other factors, including the following:

New Customers. We are competing with other companies and technologies to help fleet managers and their districts/companies more efficiently and cost-effectively manage their fleet operations. Once these fleet managers have decided they want to buy from us, we still face challenges helping them obtain financing options to reduce the cost barriers to purchasing. We may also encounter customers with inadequate electrical services at their facilities that may delay their ability to purchase from us.

Investment in Growth. We plan to continue to invest for long-term growth. We anticipate that our operating expenses will increase in the foreseeable future as we invest in research and development to enhance our zero-emission systems; design, develop and manufacture our drivetrains and their components; increase our sales and marketing to acquire new customers; and increase our general and administrative functions to support our growing operations. We believe that these investments will contribute to our long-term growth, although they will adversely affect our results of operations in the near term. In addition, the timing of these investments can result in fluctuations in our annual and quarterly operating results. We believe the successful completion of this offering will provide ADOMANI the necessary working capital to move forward with our business plan. Without that capital, it is unlikely we will achieve our production and sales goals.

Zero-emission electric and hybrid drivetrain experience. Our dealer and service network is not currently established, although we do have certain agreements in place. One issue they may have, and ADOMANI may encounter, is finding appropriately trained technicians with zero-emission electric and hybrid drivetrain experience. Our performance will be dependent on having a robust dealer and service network, which will require appropriately trained technicians to be successful. Because our vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in zero-emission electric and hybrid vehicles may not be available to hire, and we may need to expend significant time and expense training the employees we do hire. If we are not able to attract, assimilate, train or retain additional highly qualified personnel in the future, or do so cost-effectively, our performance would be significantly and adversely affected.

Market Growth. We believe the market is very large today, and will continue to grow as more purchases of new zero emission vehicles and as more conversions of existing fleet vehicles to zero-emission vehicles are made. However, unless the costs to produce decrease dramatically, purchases of our products will continue to depend in large part on financing subsidies of some kind from government agencies. We cannot be assured of the continuation or the amounts of that assistance being available to our customers.

Revenue Growth from Additional Products. We seek to add to our product offerings additional zero-emission vehicles of all sizes manufactured by outside OEM partners but to be marketed, sold, warrantied and serviced through our developing distribution and service network, as well as adding other ancillary products discussed elsewhere in this document.

Revenue Growth from Additional Geographic Markets. We believe that growth opportunities for our products exist internationally in addition to domestically, and through our wholly-owned subsidiary ADOMANI China, we will be pursuing international growth as well. Our future performance will be dependent in part upon the growth of these additional markets. Accordingly, our business and operating results will be significantly affected by our ability to timely enter and effectively address these emerging markets and the speed with which and extent to which demand for our products in these markets grows.

See the section titled “Description of Business” for a more detailed discussion.

Components of Our Results of Operations

Revenue

Revenue is recognized from the sales of advanced zero-emission electric and hybrid drivetrain systems for fleet vehicles and from the sale of new, purpose-built zero-emission electric or hybrid vehicles. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title has passed, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

Cost of Sales

Cost of sales includes those costs related to the development, manufacture, and distribution of our products. Specifically, we include in cost of sales each of the following: material costs (including commodity costs); freight costs; warranty, including product recall and customer satisfaction program costs; labor and other costs related to the development and manufacture of our products; and other associated costs.

Selling, General and Administrative Expenses

Selling, general and administrative costs include all corporate and administrative functions that support our company. These costs also include stock-based compensation expense, consulting costs, and other costs that cannot be included in Cost of Sales.

Consulting and Research & Development Costs

These costs are substantially related to our research and development activity.

Other Income/Expense, Net

Other income/expenses include non-operating income and expenses including interest expense.

Provision for Income Taxes

We account for income taxes in accordance with the ASC 740 that requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. Because only losses have been incurred to this point, no provision for income taxes has been made.

Results of Operations

The following table sets forth our consolidated results of operations and our consolidated results of operations as a percentage of total revenue for the periods presented.

	Year Ended December 31,		Six Months Ended
	December 31, 2015	2014	June 30, 2016	June 30, 2015
			(unaudited)
Net sales	$—	$53	$68	$—
Cost of sales	—	1	50	—

Gross profit	—	52	18	—
Operating expenses:
General and administrative (1)	4,633	2,059	2,092	1,998
Consulting	135	143	238	16
Research and development	549	59	16	23

Total operating expenses, net	5,317	2,261	2,346	2,037

Loss from operations	(5,317)	(2,209)	(2,328)	(2,037)

Other income (expense):
Interest expense	(702)	(65)	(557)	(215)
Other expense	(17)	—	—	—
Other income	1	88	1	—

Total other income (expense)	(718)	23	(556)	(215)

Loss before income taxes	(6,035)	(2,186)	(2,884)	(2,252)
Income tax expense	—	—	—	—

Net loss	$(6,035)	$(2,186)	$(2,884)	$(2,252)

Net loss per share to common shareholders:
Basic and diluted	$(0.07)	$(0.03)	$(0.04)	$(0.03)

Weighted shares used in the computation of net loss per share:
Basic and diluted	82,611,477	81,459,084	73,276,408	82,743,658

(1)	Includes compensation-based stock expense as follows:

	Year Ended December 31,		Six Months Ended
	2015	2014	June 30, 2016	June 30, 2015
Cost of sales	—	—	—	—
Marketing expenses	—	—	—	—
General and administrative expenses	3,035	1,549	1,278	1,246

Total stock-based compensation expense	3,035	1,549	1,278	1,246

Comparison of the Years Ended December 31, 2015, and 2014

Revenues

No appreciable revenue was generated in 2015 or 2014. We do not expect to begin generating any significant revenues until successful completion of this offering, which we estimate to be fourth quarter 2016.

Research and Development Expenses

Research and development expenses comprise a significant portion of our operating expenses. Research and development expense was $548,889 and $59,882 for 2015 and 2014 respectively. Due to an increase in the amount of capital raised, we accelerated the level of research and development activity in 2015.

General and Administrative Expenses

General and administrative expenses consist primarily of the following:

•	personnel-related expenses, including stock-based compensation costs;

•	costs related to raising capital and becoming a public reporting company; and

•	business development-related expenses.

General and administrative expenses have historically been significant. General and administrative expense was $4.633 million and $2.059 million in 2015 and 2014 respectively. This increase is primarily due to increases in stock-based compensation charges of $1.486 million; payroll expense of $738,419: advertising expense of $112,307; legal, accounting and other professional fees of $148,248 and increases in insurance and other accounts of $90,026 during 2015. We would anticipate the stock-based compensation expenses continuing to increase as we expand our infrastructure in order to begin generating revenues. As we become a public company; we cannot specifically predict the changes in the other accounts because they are all dependent on the increased activity we anticipate after a successful completion of this offering, which would cause them to increase as well.

Interest Expense

Interest expense consists of the following:

•	accrued third-party finance charge amortization;

•	accrued benefit conversion features applicable to debt instruments, including amortization of the fair market value of warrants issued in 2015 that related to the debt; and

•	accrued interest on existing debt.

Interest expense was $702,134 and $65,148 for 2015 and 2014 respectively. This increase is due to the accrual of a beneficial conversion expense to existing debt instruments, the amortization of finance charges incurred due to new debt issued during 2015, and the amortization of the fair market value of the warrants. These expenses will be impacted in the future by the decisions of current noteholders to convert or not to convert into Common Stock of the Company if this contemplated offering is successful.

Comparison of the six months ended June 30, 2016 and June 30, 2015

Revenues

Revenue was $68,000 and $0 for the six months ending June 30, 2016 and June 30, 2015, respectively. This is due to the recognition of previously deferred revenue from 2015 based on the June 2016 delivery of the vehicle.

Research and Development Expenses

Research and development expense was $15,960 and $22,948 for the six months ended June 30, 2016 and June 30, 2015, respectively.

Consulting Expenses

Consulting expense was $237,943 and $16,003 for the six months ended June 30, 2016 and June 30, 2015, respectively. This increase is largely due to engineering consulting and advisement costs. We would anticipate these costs to increase as we move toward full production.

General and Administrative Expenses

General and administrative expense was $2.092 million and $1.998 million for the six months ended June 30, 2016 and June 30, 2015, respectively. This increase was due to increases in payroll expense of $269,697 and stock-based compensation of $32,117 offset by decreases in advertising of $31,719, professional fees of $151,440 and other general and administrative expenses of $24,655.

Interest Expense

Interest expense was $556,506 and $215,040 for the six months ended June 30, 2016 and June 30, 2015, respectively. This increase is due to the accrual of a beneficial conversion expense to existing debt instruments, the amortization of finance charges incurred due to new debt issued during the second half of 2015, and the amortization of the fair market value of warrants issued during 2015.

Cash Flows

	Year Ended December 31,	Six Months Ended
	2015	June 30, 2016	June 30, 2015
		(unaudited)
Consolidated Statements of Cash Flow Data:
Cash flows used in operating activities	$(2,103)	$(1,656)	$(1,074)
Cash flows used in investing activities	(113)	(56)	(104)
Cash flows provided by (used in) financing activities	6,635	(242)	2,798

Increase (decrease) in cash and cash equivalents	$4,419	$(1,954)	$1,620

Operating Activities

Cash used in operating activities is primarily the result of our operating losses, reduced by the impact of the non-cash stock-based compensation amounts. These numbers were further impacted by adjustments for non-cash interest expense and, in 2015, an increase in accrued liabilities. The increase in accrued liabilities was largely due to payroll-related accruals that were paid in 2016.

Net cash used in operating activities during 2015 was $2.103 million, as a result of a net loss of $6.035 million, stock-based compensation of $3.035 million, other non-cash charges of $430,722, and changes in operating assets and liabilities that provided $466,808 in cash. Accrued liabilities increased $404,603 due to payroll-related accrual increases of $374,799 and an increase in accrued interest on debt of $28,004 and other accruals of $1,800.

Net cash used in operating activities during the six months ended June 30, 2016 was $1.656 million, as a result of a net loss of $2.884 million, stock-based compensation expense of $1,278 million, other non-cash charges of $306,179 and changes in operating assets and liabilities that used $356,341 in cash. Accrued liabilities decreased $322,411 due to compensation payments. Deferred liabilities decreased by $68,000 due to recognition of this revenue. Accounts payable increased by $78,343, other current assets increased by $46,333, and other non-current assets decreased by $2,060.

Net cash used in operating activities during the six months ended June 30, 2015 was $1.074 million, as a result of a net loss of $2.252 million, stock-based compensation expense of $1.246 million, other non-cash charges of $133,101 and changes in operating assets and liabilities that used $201,910 in cash, primarily due to increases in other current assets of $312,237; other current liabilities of $45,850;    other non-current assets of $3,523, offset by a decrease in deferred revenue of $68,000. The increase in other current assets was due to an increase in prepaid expense of $312,237. The increase in other current liabilities of $45,850 is due to an increase in accrued interest. The decrease in deferred revenue of $68,000 was due to a prepayment by a customer that was recognized as revenue in 2016.

We expect cash used by operating activities to fluctuate significantly in future periods as a result of a number of factors, some of which are outside of our control, including, among others: the success we achieve in generating revenue; the success we have in helping our customers obtain financing to subsidize their purchases of our products; our ability to efficiently develop our dealer and service network; the costs of batteries and other materials utilized to make our products; the extent to which we need to invest additional funds in research and development; and the amount of expense we incur to satisfy future warranty claims.

Investing Activities

Net cash used by investing activities during 2015 was $113,332. This was primarily due to the $110,000 investment in Silicon Turbine Solutions.

Net cash used by investing activities during the six months ended June 30, 2016 was $55,990. This was due to purchase of property, plant & equipment in the amount of $45,990, and a $10,000 investment in Silicon Turbine Solutions.

Net cash used by investing activities during the six months ended June 30, 2015 was $103,638. This was due to purchase of property, plant & equipment in the amount of $53,638, and a $50,000 investment in Silicon Turbine Solutions.

Financing Activities

Net cash provided by financing activities during 2015 was $6.635 million, due to net proceeds of $4.653 million from the issuance of convertible debt and net proceeds of $1.982 million from the sale of stock.

Net cash used in financing activities during the six months ended June 30, 2016 was $242,446, primarily due to net proceeds of $183,900 in stock, payment for stock rescission of $64,000, and to a $7,500 repayment of convertible debt principle. Other non-current assets increased $354,846 due to the capitalization of 1-A offering costs.

Net cash provided by financing activities during the six months ended June 30, 2015 was $2.798 million, due to net proceeds of $2.400 million from the issuance of convertible debt and net proceeds of $398,000 in sales of stock.

The following table summarizes our future minimum payments under contractual commitments, excluding debt, as of June 30, 2016:

	Payments due by period
	Total	Less than one year	1 - 3 years	3 - 5 years	More than 5 years
Operating lease obligations	49,013	49,013	—	—	—
Employment contracts	1,140,000	480,000	660,000	—	—

Total	1,189,013	529,013	660,000	—	—

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Other than the employment contracts, obligations under contracts that we can cancel without a significant penalty are not included in the table above.

Credit Facilities

The Company does not currently have any credit facilities.

Indemnification Agreements

As we begin producing revenue, we will provide customers with indemnification of varying scope against claims of intellectual property infringement by third parties arising from the use of our products. We do not estimate the costs related to these indemnification provisions to be significant and are unable to determine the maximum potential impact of these indemnification provisions on our future results of operations. In addition, effective April 2016 we have secured Directors and Officers liability coverage to further mitigate our indemnification exposure. No demands have been made upon us to provide indemnification and there are no claims that we are aware of that could have a material effect on our consolidated balance sheet, consolidated statement of operations, or consolidated cash flows.

Critical Accounting Policies Judgments and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the assumptions and estimates associated with the preparation of the financial statement information presented in this Offering Circular are not significant because we have not generated any appreciable revenue. Therefore, we have not had to make assumptions or estimates related to a reserve for bad debt expense, or for future warranty costs to be incurred, two items that will have the greatest potential impact on our consolidated financial statements in the future. We also have no significant current litigation on which we have to provide reserves or estimate accruals and our investment to date in property, plant and equipment has not been significant. We therefore have not had to rely on estimates related to impairment. We have not generated any taxable income to date, so have not had to make any decisions about future profitability that would impact recording income tax expense. Assuming we are able to generate future profits by executing our business plan, these areas, among others, will most likely be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see note 1 of the notes to our consolidated financial statements.

Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.

When we determine that the embedded conversion options should not be bifurcated from their host instruments, we record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments (the beneficial conversion feature) based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. Our management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Stock-Based Compensation

We measure the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The fair value of our Common Stock was estimated by management based on observations of the cash sales prices of its common shares. Awards granted to directors are treated on the same basis as awards granted to employees.

Fair Value Measurement

We measure the fair value of financial assets and liabilities based on applicable accounting guidance, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of inputs are used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The fair value of the our cash, accounts receivable, accounts payable, and accrued expenses approximates the carrying amounts of such instruments due to their short maturity. The fair value of the convertible promissory notes approximates the carrying amount because the rate and terms currently available to us approximate the rate and terms on the existing debt.

Ongoing Reporting Requirements; JOBS Act Accounting Election

Upon the completion of this offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company,” as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We expect to take advantage of the other reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements—Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15, which is effective for annual reporting periods ending after December 15, 2016, extends the responsibility for performing the going-concern assessment to management and contains guidance on how to perform a going-concern assessment and when going-concern disclosures would be required under GAAP. We do not anticipate that the adoption of ASU 2014-15 will have a material impact on our consolidated financial condition or results from operations. Management’s evaluations regarding the events and conditions that raise substantial doubt regarding our ability to continue as a going concern as discussed in the notes to our consolidated financial statements included elsewhere in this Offering Circular.

The FASB has issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities are required to apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company has not yet determined the effect of the adoption of this standard on the Company’s financial position and results of operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): “Improvements to Employee Share-Based Payment Accounting.” This ASU makes targeted amendments to the accounting for employee share-based payments. This guidance is to be applied using various transition methods such as full retrospective, modified retrospective, and prospective based on the criteria for the specific amendments as outlined in the guidance. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted, as long as all of the amendments are adopted in the same period. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In March 2016, the FASB issued ASU 2016-03, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments,” which clarifies the requirements for assessing whether contingent call or put options that can accelerate the repayment of principal on debt instruments are clearly and closely related to their debt hosts. This guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods, and early adoption is permitted. The Company does not anticipate a material impact to its consolidated financial statements as a result of the adoption of this guidance.

We have implemented all other new accounting pronouncements that are in effect and that may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our consolidated financial position or results of operations.

Liquidity and Capital Resources

Our principal sources of cash are our existing cash and cash equivalents balances, sourced primarily from the proceeds received in private placements of Common Stock, convertible promissory notes and notes payable discussed elsewhere in this Offering Circular. As of June 30, 2016, we had cash and cash equivalents of $2.583 million. We believe that our existing cash and cash equivalents will be sufficient to meet our working capital requirements for at least the next several months until completion of this offering. However, our liquidity assumptions may prove to be incorrect, and we could exhaust our available financial resources sooner than we currently expect. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of this Offering Circular titled “Risk Factors.”

We believe that the net proceeds from this offering of approximately $17 million will be sufficient to fund our operations at least through the end of calendar year 2018. However, as stated previously, there can be no assurance we will successfully execute our business plan, and if we do not, we may need additional capital to continue our operations. We do not expect to be able to satisfy our cash requirements solely through sales in the near future, therefore we expect to rely on the equity funds from this offering to fund our operations. The sale of additional equity securities in the future could result in additional dilution to our stockholders and those securities may have rights senior to those of our Common Stock. The incurrence of additional indebtedness in the future would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure that such capital, if required, will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future, and as we begin to execute our marketing plan, we expect our operating deficit will continue to grow initially until we begin to generate a sufficient level of revenue from our sales and marketing efforts.

Since our initial incorporation in 2012 as a Florida corporation, we have financed our operations and capital expenditures through issuing equity capital, convertible notes and notes payable. A significant portion of this funding has been provided by affiliated shareholders, although significant equity capital was also raised in late 2015, and the majority of the secured promissory notes outstanding was also raised in 2015 from non-affiliated third parties, as discussed below and in Note 5 to the audited financial statements and Note 4 to the unaudited financial statements contained in this document.

Note Financings

As of June 30, 2016 the Company had borrowed $601,840 from Acaccia Family Trust and other related parties by issuing notes convertible into Common Stock at prices ranging from $0.10 per share to $0.50 per share. As of June 30, 2016, we also had outstanding a total of $5,741,865 of secured promissory notes. On September 1, 2016, $884,700 of these secured notes were exchanged for 884,700 shares of Common Stock. The notes mature in 2017. See Note 5 to the audited financial statements and Note 4 to the unaudited financial statements contained in this document.

Equity Financings

In a series of closings dated in fiscal years ended 2012, 2013, 2014, 2015 and thus far in 2016, the Company sold an aggregate of 26,990,520, shares of Common Stock to certain of its officers, directors and other related parties for an aggregate purchase price of $656,842.

Options to Purchase Common Stock

At September 1, 2016 we had granted 33,775,000 options to purchase Common Stock, exercisable at an exercise price of $0.10 per share. As of September 30, 2016, the anticipated closing date of this offering, 20,989,438 of those options will have vested and be exercisable If all the vested options to purchase Common Stock were exercised, we would receive proceeds approximating $2,098,944 and we would be required to issue 20,989,438 shares of Common Stock. There can be no assurance, however, that any such options will be exercised.

Warrants to Purchase Common Stock

During 2015, the Company issued two-year secured promissory notes to third party lenders in an aggregate principal amount of $5,147,572 (the “Note Financing”). The secured promissory notes are due on various dates between January 31 and November 30, 2017 unless extended by the Company at its option for an additional six months. The notes bear interest at an annual rate of 9%, payable monthly in arrears. The note obligations are secured by a lien on all assets of the Company.

In connection with the Note Financing, in January 2015, the Company also issued a two-year convertible, callable, subordinated debenture to a third party in the aggregate principal amount of $5,000,000 (the “Debenture”). The Debenture bore interest at the annual rate of 9% , was to come due on January 31, 2017 unless extended by the parties for six months until July 31, 2017, was convertible into Common Stock of the Company at a conversion price of $4.00 per share, and was callable upon 30 days’ notice. The company did not receive $5,000,000 of loan proceeds for the Debenture, and believes the original intent of the parties was to issue a warrant, exercisable for $5,000,000 of Common Stock of the Company at an exercise price of $4.00 per share. To address such understanding, in September 2016, the Company issued a five-year warrant to purchase 1,250,000 shares of Common Stock of the Company at $4.00 per share. The warrant was issued to the holder of the Debenture in exchange for cancellation of the Debenture, thus reflecting the original intent of the parties.

The Company may repay its secured promissory notes from proceeds from the Offering; or from any cash exercise of the warrant prior to repayment of the secured promissory notes. The Company may also elect to extend the maturity of the notes indefinitely, and the noteholders have indicated a willingness to do so.

Credit Facilities

We do not have any credit facilities or other access to bank credit.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time. We do, however, purchase equipment necessary to conduct our operations on an as needed basis.

Going Concern

As of June 30, 2016, we had a working capital deficit of $2.5 million and a stockholders’ deficiency of approximately $2.3 million. During the six months ended June 30, 2016, we incurred a net loss attributable to common stockholders of approximately $2.9 million. We have not generated any material revenues and have incurred net losses since inception. Our recurring operating losses and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2015 and 2014 with respect to this uncertainty.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Plan of Operations

By executing on the business plan described earlier, we expect to generate approximately $46 million in consolidated revenue, including approximately $10 million from operations of ADOMANI China, in the twelve months following the successful completion of this offering. We anticipate that gross profit from those sales will be approximately $13.1 million, including $3 million from China. We expect that net income, excluding any adjustment for stock-based compensation, which we have not projected, will be approximately $1.5 million, of which $705,000 will come from China. In the Company’s opinion, the proceeds from the offering will satisfy its cash requirements for and beyond the ensuing twelve months.

Trend Information

As discussed extensively above under Risk Factors and Description of Business, the Company has generated very little revenue to date and has many challenges to successfully generating revenue in the future., Assuming we can execute our business plan successfully, we plan to generate revenue and profit in the twelve months immediately following the successful completion of this offering, and beyond. We have no historical results to provide a basis for our revenue projections other than our management’s knowledge of and experience in our industry and our belief in our product offerings and in our strategies to take advantage of the market opportunities we believe are available to us. We believe that our expenses will increase as our sales volume increases, but we also expect to realize certain economies of scale in the production process attributable to more production experience and refinements, as well as higher purchase volumes, creating cost savings for us that will partially offset other marketing, sales and administrative cost increases. We believe the proceeds of this offering will be sufficient to fund our future expanded operations, including international expansion. We may experience, however, quarterly fluctuations in our operating results due to a number of factors discussed elsewhere in this Offering Circular.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. We do not currently face material market risks such as interest rate fluctuation risk and foreign currency exchange risk. Our cash and cash equivalents include cash in readily available checking and money market accounts. These investments are not dependent on interest rate fluctuations that may cause the principal amount of these investments to fluctuate, and we do not expect such fluctuation will have a material impact on our financial conditions. If we issue additional debt in the future, we will be subject to interest rate risk. The majority of our expenses are denominated in the U.S. dollar.

As we continue our commercialization efforts internationally, we may generate revenue and incur expenses denominated in currencies other than the U.S. dollar, a majority of which we expect to be denominated in Chinese Yuan. As a result, as operations of ADOMANI China expand in the future, our revenue may be significantly impacted by fluctuations in foreign currency exchange rates. We may face risks associated with the costs of raw materials, primarily batteries, as we go into production. To the extent these and other risks materialize, they could have a material effect on our operating results or financial condition. We currently anticipate that our international selling, marketing and administrative costs related to foreign sales will be largely denominated in the same foreign currency, which may mitigate our foreign currency exchange risk exposure.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information regarding our executive officers and directors:

Name	Position	Age	Term of Office
James L. Reynolds	Chief Executive Officer, President and Director	70	September 2014

Kevin G. Kanning	Chief Operating Officer, Secretary, and Director	49	November 2012

Edward R. Monfort	Chief Technology Officer and Director	50	August 2012

Michael K. Menerey	Chief Financial Officer	64	March 2016

Robert E. Williams	Vice President and Director	58	November 2012

(1)	Member of our audit committee.

(2)	Member of our compensation committee.

(3)	Member of our nominating and corporate governance committee.

All of our executive officers and significant employees work full-time for us unless otherwise disclosed in this Offering Circular. There are no family relationships between any director, executive officer or significant employee. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Executive Officers and Directors

James L. Reynolds has served as our President and Chief Executive Officer and a Director since September 2014 and a Director since July 2014. Mr. Reynolds was elected to Chairman of our Board in July, 2016. Prior to ADOMANI, he served in various executive roles at A-Z Bus Sales most recently as Chief Executive Officer from March 2010 until June 2014 and President from June 2006 until August 2013. Prior to his senior executive positions, Mr. Reynolds also held positions of Vice-President and General Manager and Vice-President of New Bus Sales. Prior to his tenure at A-Z Bus Sales, he was the Regional Manager of Tyco Corporation and managed direct sales. Mr. Reynolds holds a B.A. in Business Administration from Pepperdine University.

Kevin G. Kanning has served as our Chief Operating Officer, Secretary and as a Director since November 2012. Previously, Mr. Kanning served as Chief Operating Officer of Greentech Mining, Inc., a technology company focused on sustainable mining practices and precious metal recovery. He has also held a variety of positions over the last 26 years with real estate and technology related businesses and private corporations including Seville Properties, RE/MAX Valley Properties, Realty World-Galley One, Voelker Sensors, Inc., Cryotherm USA, Inc., Greentech Mining Ventures, Inc., and Klever Technologies, Inc. Mr. Kanning has held a broker’s license with the California Bureau of Real Estate since 1990 and has participated in both residential and commercial real estate sales/leasing, sales team recruitment/training and office management. Mr. Kanning earned a degree in Business Administration from the Haas School of Business, University of California Berkeley.

Edward R. Monfort, our Founder, has served as our Chief Technology Officer since September 2014 and as a Director since our inception in August 2012 and served as our Chairman until 2016. From our inception in August 2012 to September 2014, Mr. Monfort served as our President and Chief Executive Officer. From 2010 until forming ADOMANI in 2012, he was President of Cryotherm. From 2005 to 2009, Mr. Monfort designed and developed the Ronaele Mustang. From 1999 to 2005 Mr. Monfort developed and patented the COLDfire thermal cycling machine and the COLDfire programs and process. From 1997 to 1999 Mr. Monfort was employed by Watlow Corp, where he assisted with prototype development and engineering projects for major U.S. companies who were Watlow Corp customers. Mr. Monfort holds a Bachelor of Science degree in Finance from Western Carolina University.

Michael K. Menerey has served as our Chief Financial Officer since March 2016. Mr. Menerey is a partner with CFO Edge LLC; in that capacity he provides interim and project-related services to various entities as a Chief Financial Officer. Prior to ADOMANI and to CFO Edge, Mr. Menerey was employed by Mapleton Investments, LLC from early 2000 through 2010; initially as Executive Vice president, and then as President and Chief Operating Officer from 2005 through 2010. Mr. Menerey served as Executive Vice President, Chief Financial Officer and Secretary of Falcon Communications and its predecessors from mid-1984 until the company sold in November, 1999. Mr. Menerey is a Certified Public Accountant, and received his undergraduate degree in Business Administration from the University of Michigan. Mr. Menerey has agreed to join our Board of Directors upon the date we are listed on NASDAQ.

Robert E. Williams has served as our Vice President and a Director since November 2012. Prior to joining ADOMANI, he served from 1991 through May 2015 as Senior Production Manager and Key Account Manager for Event Beverage Catering and continues to consult for them periodically. From 1984 through 2000, Mr. Williams served as Operations Manager and was a partner in STARD, Inc.

Gary W. Nettles - Director Nominee. Mr. Nettles has agreed to join our board of directors upon the date we are listed on NASDAQ. Mr. Nettles has served as the Chief Operating Officer, Chief Financial Officer and Director of Allen Tel Products, Inc., a non-public supplier and manufacturer of data and telecommunication components. From 1987 to 2003, Mr. Nettles was a certified public accountant and president of Guchereau & Nettles, an accounting firm. In 1996, Mr. Nettles was elected to the Board of Directors of Cost-U-Less, Inc., an international operator of mid-sized warehouse club-style stores), where he served in various capacities until the company was sold in 2007, including as Chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee and Compensation Committee. Mr. Nettles received his Bachelor of Science degree, Magna Cum Laude, from the United States International University, San Diego California.

Janet Boydell – Director Nominee. Ms. Boydell has agreed to join our board of directors upon the date we are listed on NASDAQ. Ms. Boydell is currently a Vice President for The Code Group, Inc., a staffing agency. Previously, from 2006 to 2015, Ms. Boydell served as CEO of A Hire Connection, Inc., a professional services firm providing strategic management consulting and retained executive search services for C-Level functions. Ms. Boydell was an Assistant Controller in the field of investment banking. Ms. Boydell graduated from Cal Poly Pomona where she received a BSBA.

Jack Perkowski - Director Nominee. Mr. Perkowski has agreed to join our Board of Directors upon the date we are listed on NASDAQ. Mr. Perkowski is the founder and managing partner of JFP Holdings, a merchant bank focused primarily on transactions in China. From 1994 through 2008, Mr. Perkowski served as the Chairman and Chief Executive Officer,of ASIMCO Technologies, a supplier and manufacturer of automotive components. From 1973 to 1993, Mr. Perkowski held various positions with PaineWebber. Mr. Perkowski serves on numerous boards of directors, including the China Advisory Council of Magna International, Inc. and Transmetrics, Inc, a European logistics software firm. Mr. Perkowski received his Bachelor of Science degree, from Yale, and his Masters degree in Business Administration from Harvard Business School.

Board Composition

Our business and affairs are managed under the direction of our board of directors. The number of directors will be fixed by our board of directors, subject to our amended and restated certificate of incorporation and our amended and restated bylaws which will become effective immediately prior to the completion of this offering.

Upon completion of this offering, our board of directors will be divided into three classes with staggered three-year terms as follows:

•	Class I directors will be Messrs. Reynolds and , and their terms will expire at the annual general meeting of stockholders to be held in 2017;

•	Class II directors will be Messrs. Menerey and , and their terms will expire at the annual general meeting of stockholders to be held in 2018; and

•	Class III directors will be Messrs. , and , and their terms will expire at the annual general meeting of stockholders to be held in 2019.

The authorized number of directors may be changed only by resolution of our board of directors. This classification of our board of directors into three classes with staggered three-year terms may have the effect of delaying or preventing changes in our control of our company or management.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that             ,             ,             , and              do not have a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or responsibilities and that each of these directors is “independent” as that term is defined under the listing standards of NASDAQ.

Board Leadership Structure and Board’s Role in Risk Oversight

Our board of directors has a Chairman, Mr. James L. Reynolds. The Chairman has authority, among other things, to preside over board of directors meetings and set the agenda for board of directors meetings. Accordingly, the Chairman has substantial ability to shape the work of our board of directors. Because of the addition of our independent board members, we currently believe that separation of the roles of Chairman and Chief Executive Officer is not necessary to ensure appropriate oversight by the board of directors of our business and affairs. However, no single leadership model is right for all companies and at all times. The board of directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the board of directors may periodically review its leadership structure. In addition, following the completion of the offering, the board of directors will hold executive sessions in which only independent directors are present.

Our board of directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and product commercialization. The audit committee will oversee management of financial risks; our board of directors regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The board of directors regularly reviews plans, results and potential risks related to our product development, commercialization efforts and clinical trial progress. Our Compensation Committee is expected to oversee risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

Board Committees

Immediately after the closing of this offering, our board of directors will establish three standing committees —audit, compensation and nominating and corporate governance —each of which will operate under a charter that has been approved by our board of directors. We intend to appoint persons to the board of directors and committees of the board of directors as required meeting the corporate governance requirements of a national securities exchange, in accordance with the phase-in provisions of NASDAQ Rule 5615(b). We intend to appoint directors in the future so that we have a majority of our directors who will be independent directors.

Audit Committee

Immediately after the closing of this offering, we will appoint              members of our board of directors to the audit committee, one of whom will qualify as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ Listing Rules. In making a determination on which member will qualify as a financial expert, our board of directors expects to consider the formal education and nature and scope of such members’ previous experience. As described above, we expect to rely on the phase-in provisions of NASDAQ Rule 5615(b) such that at least one member of the audit committee will be independent upon listing, at least two members of the audit committee will be independent within 90 days after listing and the entire audit committee will be independent within one year following listing.

Upon the completion of this offering, our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures;

•	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•	reviewing and discussing with management and our independent registered public accounting firm our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

•	reviewing and investigating conduct alleged to be in violation of our code of conduct;

•	reviewing and approving related party transactions;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

Compensation Committee

Immediately after the closing of this offering, we will appoint at least              members of our board of directors to the compensation committee. Our compensation committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers.

Upon the completion of this offering, our compensation committee will be responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving the following compensation for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards benefits and perquisites;

•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

•	recommending compensation programs for directors;

•	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

•	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

In carrying out these responsibilities, the compensation committee will review all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.

Nominating and Corporate Governance Committee

Immediately after the closing of this offering, we will appoint at least two members of our board of directors to the nominating and corporate governance committee.

Our nominating and corporate governance committee is responsible for, among other things:

•	assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

•	developing, recommending and reviewing corporate governance principles and a code of conduct applicable to us;

•	assisting our board of directors in its evaluation of the performance of our board of directors and each committee thereof; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our directors, officers and employees and will be available on our corporate website following the completion of the offering. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules and exchange requirements.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Overview

The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized below.

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. The compensation provided to our named executive officers for 2015 and 2014 is detailed in the Summary Compensation Table and accompanying footnotes and narrative that follows this section.

Our named executive officers in 2015 and 2014 were:

•	James L. Reynolds, our President and Chief Executive Officer;

•	Edward R. Monfort, our Chief Technology Officer; and

•	Kevin G. Kanning, our Chief Operating Officer.

The following table sets forth information about the annual compensation of each of our three highest paid persons who were executive officers or directors during the fiscal years ended December 31, 2015 and December 31, 2014. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and most highly compensated executive officers or directors whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2015.

Name and principal position	Year	Salary ($) (1)	Bonus ($)	Option awards ($)	Total ($)
James L. Reynolds	2015	240,000	—	—	240,000
President and Chief Executive Officer	2014	35,000	—	500,000	535,000
Edward R. Monfort	2015	240,000	—	—	240,000
Chief Technology Officer	2014	35,000	—	300,000	335,000
Kevin G. Kanning	2015	123,900	—	—	123,900
Chief Operating Officer	2014	60,000	—	50,000	110,000

(1)	Includes amounts accrued in 2015, but paid in 2016

Narrative Disclosure to Summary Compensation Table

James L. Reynolds

In September 2014, Mr. Reynolds’ base salary was established at $240,000 per annum, per the terms of his employment agreement, which also stipulated that he would not receive a salary until December 1, 2014. In addition to his base salary, Mr. Reynolds is entitled to receive a bonus of up to five percent of our net profits and he was granted an option to purchase 5,000,000 shares of Common Stock at an exercise price of $0.10 per share. Mr. Reynolds’ employment agreement is for a five-year term and the Company cannot terminate his employment thereunder at any time without cause, as defined therein. If Mr. Reynold’s employment with us ceases due to his death, then his unvested stock options will fully vest upon the date of death.

Edward R. Monfort

Pursuant to an employment agreement entered into in September 2014 (the “2014 Employment Agreement”), Mr. Monfort’s base salary was set at $240,000 per annum. Per the terms of the 2014 Employment Agreement, he received a portion of his salary until February 2016, when he began receiving the full amount. In June 2016, Mr. Monfort entered into an employment agreement superseding the 2014 Employment Agreement and his salary was reduced to $120,000 per annum effective June 1, 2016. In 2014, Mr. Monfort was granted options to purchase 3,000,000 shares of Common Stock at an exercise price per share of $0.10, after giving effect to the amendment of our 2012 Preferred Option Plan as discussed elsewhere in this Offering Circular. Additionally, we pay up to $7,000 per month for invoiced expenses relating to research and development to ELO, LLC which is owned by Mr. Monfort.

Kevin Kanning

We do not currently have a written employment agreement with Mr. Kanning. His base salary will be determined by our board of directors based upon such factors as it deems appropriate and is currently $128,070 per annum. Mr. Kanning was granted options to purchase 500,000 shares of Common Stock at an exercise price of $0.10 per share in 2014.

Outstanding Equity Awards as of December 31, 2015

The following table sets forth information regarding outstanding stock options held by our named executive officers as of September 1, 2016. Our named executive officers did not hold any restricted stock or other awards as of September 1, 2016.

	Option Awards
Name	Grant Date			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date
James L. Reynolds	9/1/2014	(2	)(3)	2,082,192	2,917,192	$0.10	9/1/2022
Edward R. Monfort	11/1/2012	(2	)(3)	9,396,164	2,603,836	$0.10	11/1/2020
	6/1/2014	(2	)(3)(4)	1,400,548	1,599,452	$0.10	6/1/2022
Kevin G. Kanning	11/1/2012	(2	)(3)	1,566,027	433,973	$0.10	11/1/2020
	1/1/2014	(2	)(3)	274,795	225,205	$0.10	1/1/2022

(1)	This column represents the fair value of a share of our Common Stock on the date of grant, as determined by our board of directors.
(2)	The shares subject to the stock option vest over a five-year period with respect to 1/60th of the shares vesting each month, subject to continued service with us through each vesting date.
(3)	Option is subject to 100% acceleration upon a qualifying Transfer of Control (as defined in the Stock Option Agreement Letter).
(4)	Options granted pursuant to the 2012 Preferred Option Plan. Options granted under 2012 Preferred Option Plan will be converted into options to purchase shares of our Common Stock before the completion of this offering.

Employment Agreements with Current Named Executive Officers

We have entered into an employment agreement with our Chief Executive Officer, James L. Reynolds, with an effective date of September 1, 2014 and an annual base salary of $240,000. In addition to his base salary, Mr. Reynolds is entitled to receive a bonus of up to five percent of our net profits and he was granted an option to purchase 5,000,000 shares of Common Stock. Mr. Reynolds’ employment agreement is for a five-year term and the Company cannot terminate his employment thereunder at any time without cause, as defined therein. If Mr. Reynold’s employment with us ceases due to his death, then his unvested stock options will fully vest upon the date of death.

We have entered into an employment agreement with our Chief Technology Officer, Edward R. Monfort, with an effective date of June 1, 2016. The term of the employment agreement is two years, with an annual base salary of $120,000. Additionally, we pay up to $7,000 per month for invoiced expenses relating to research and development to ELO, LLC which is owned by Mr. Monfort.

We do not currently have a written employment agreement with Mr. Kanning.

Severance and Change in Control Payments and Benefits

Our named executive officers are not entitled to any severance or change in control payments or benefits.

Limitations of Liability; Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our amended and restated certificate of incorporation to be effective immediately prior to the completion of this offering provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper personal benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation to be effective immediately prior to the completion of this offering also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated certificate of incorporation and amended and restated bylaws to be effective immediately prior to the completion of this offering further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, our amended and restated bylaws to be effective immediately prior to the completion of this offering provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws to be effective immediately prior to the completion of this offering may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our amended and restated certificate of incorporation and amended and restated bylaw provisions to be effective immediately prior to the completion of this offering are necessary to attract and retain qualified person as directors and executive officers.

Indemnity Agreements

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally provide for the indemnification of such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, penalties, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity, to the extent indemnifiable under the law. We believe that these charter and bylaw provisions and indemnity agreements are necessary to attract and retain qualified persons as directors and executive officers. Furthermore, as is typical, we have obtained director and officer liability insurance to cover both us and our directors and officers for liabilities that may be incurred in connection with their services to us, and expect to increase the insurance limits upon completion of this offering.

Employee Benefit and Equity Incentive Plans

The Company currently has two stock option plans: the 2012 Stock Option Plan and the 2012 Preferred Option Plan. Options have been issued under each plan as disclosed elsewhere in this document. No other equity incentive plans are contemplated being formed in the immediate future, but as the Company adds employees and executes its business plan, there will most likely be additional plans created or modifications made to the existing plans.

2012 Stock Option Plan

Our board of directors adopted, and our stockholders approved, our 2012 Stock Option Plan, on September 1, 2012. The 2012 Stock Option Plan will be assumed by the Delaware company in our reincorporation. Our 2012 Stock Option Plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options to our directors, officers, employees, consultants and advisors..

Authorized Shares. The maximum aggregate number of shares that may be issued under the 2012 Stock Option Plan is 40,000,000 shares of our Common Stock, taking into consideration the conversion of the preferred shares reserved under 2012 Preferred Option Plan to shares of Common Stock as discussed below. As of September 1, 2016, options to purchase 33,775,000 shares of our Common Stock were outstanding, taking into consideration the conversion of the options to purchase preferred stock into options to purchase Common Stock, and 6,225,000 shares were available for future grants.

Plan Administration. Our board of directors, or a committee appointed by the board of directors, administers the 2012 Stock Option Plan and any stock awards granted under the 2012 Stock Option Plan. The administrator has the power and authority to determine the terms of the awards, including eligibility, the form of agreements for use under the 2012 Stock Option Plan, the exercise price, the number of shares covered by each such award, the vesting schedule and exercisability of awards, and the form of consideration payable upon exercise. The administrator also has the power and authority to construe and interpret the terms of the 2012 Stock Option Plan and awards granted pursuant to the 2012 Stock Option Plan.

Stock Options. With respect to all stock options granted under the 2012 Stock Option Plan, the exercise price of such options must equal at least the fair market value of our Common Stock on the date of grant. The term of an option may not exceed eight years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash or other methods of payment acceptable to the administrator. Subject to the provisions of the 2012 Stock Option Plan, the administrator determines the vesting terms of options granted under the 2012 Stock Option Plan. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement.

Transferability of Awards. Unless otherwise determined by the administrator, the 2012 Stock Option Plan generally does not allow for the sale or transfer of awards under the 2012 Stock Option Plan other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the participant only by such participant.

Merger or Change in Control. In the event of a merger, the sale of substantially all of our assets or any other acquisition, the 2012 Stock Option Plan provides that the outstanding options and stock rights will be treated as set forth in the agreement of merger, consolidation, or asset sale, which shall provide for any of the following: (i) the assumption of the awards by the surviving corporation or its parent or (ii) the continuation of the awards by the company if the company is the surviving corporation.

Plan Amendment, Termination. Our board of directors may at any time amend, suspend or terminate the 2012 Stock Option Plan, provided such action does not impair the existing rights of any participant.

2012 Preferred Option Plan

The 2012 Preferred Option Plan will be amended in anticipation of this offering to convert to options to purchase shares of our Common Stock.

Non-Employee Director Compensation

There are currently no non-employee directors, and there were none during the year ended December 31, 2015. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We currently have no long-term incentive plans.

Directors who are also our employees receive no additional compensation for their service as a director. During the year ended December 31, 2015, our directors who also served as employees were Mr. Reynolds, our President and Chief Executive Officer, Monfort, our Chief Technology Officer, Mr. Kanning, our Chief Operating Officer and Mr. Williams, our Vice President.

We intend to implement a formal policy to be effective upon completion of this offering pursuant to which our non-employee directors would be eligible to receive equity awards and annual cash retainers as compensation for service on our board of directors and committees of our board of directors as follows. This policy would include an annual compensation of $15,000, with an additional $5,000 annually to the chairpersons of the Audit, Compensation and Nominating and Corporate Governance Committees, including reimbursement of expenses. In addition, for each year of service directors would be awarded stock options to purchase 10,000 shares of our Common Stock, exercisable at the public trading price on the date of issuance, with vesting over the ensuing twenty-four months of continuous board service.

Future Compensation

Compensation paid to Messrs. Reynolds and Kanning listed in the table above for 2016 is at the same levels as 2015. Mr. Monfort’s compensation has decreased from $240,000 per annum to $120,000 per annum as discussed elsewhere in this Offering Circular. Future compensation will be determined by the Compensation Committee of the board of directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of September 1, 2016, as adjusted to reflect the shares of Common Stock to be issued and sold by us in this offering, for:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Applicable percentage ownership in the following table is based on 58,442,350 shares of our Common Stock outstanding as of September 1, 2016, excluding the conversion of our outstanding convertible notes into Common Stock. We have based our calculation of the percentage of beneficial ownership after this offering on 67,209,748 shares of our Common Stock outstanding after the completion of this offering, assuming the minimum amount of shares offered by us, as set forth on the cover page of this Offering Circular, and the issuance of 6,767,398 shares of Common Stock issuable upon conversion of an aggregate principal amount of $645,000 plus accrued interest at conversion prices ranging from $0.10 per share to $0.50 per share pursuant to certain of our promissory notes. Shares of our Common Stock subject to stock options or warrants that are currently exercisable or exercisable within 60 days of September 1, 2016, are deemed to be outstanding and to be beneficially owned by the person holding the stock option or warrant for the purpose of computing the number and percentage ownership of outstanding shares of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

	Shares Beneficially Owned Prior to this Offering
	Founders (2)		Class A (2)		Class B (2)		Prior to this Offering (3)	After this Offering (4)		After this Offering (5)
Name of Beneficial Owner (1)	Shares	% (3)	Shares	% (3)	Shares	% (3)	% of total voting power	% of total voting power		% of total voting power
James L. Reynolds (6)	5,500,000	9.41%	—	—	—	—	9.41%		%		%
Michael K. Menerey (7)	10,000	0.02%	—	—	338,935	0.58%	0.60%		%		%
Edward R. Monfort (8)	4,000,000	6.84%	—	—	—	—	6.84%		%		%
Kevin G. Kanning	1,800,000	3.08%	2,130,000	3.64%	—	—	6.72%		%		%
Robert E. Williams (9)	1,800,000	3.08%	—	—	—	—	3.08%		%		%
Dennis R. Di Ricco (10)	6,500,000	11.12%	1,000,000	1.71%	2,403,152	—	16.95%		%		%
James Rogers (11)	1,880,000	3.22%	2,034,020	3.48%	—	—	6.70%		%		%
Directors and executive officers as a group (5 persons)	13,110,000	22.43%	2,130,000	3.64%	338,935	0.58%	26.66%		%		%

(1)	The address of those listed is c/o ADOMANI, Inc., 620 Newport Center Drive, Suite 1100, Newport Beach CA 92660.
(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.
(3)	Based on 58,442,350 shares outstanding prior to this offering. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of September 1, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(4)	Assuming that the minimum amount of shares offered by us, as set forth on the cover page of this Offering Circular, and the issuance of 6,767,398 shares of Common Stock issuable upon conversion of an aggregate principal amount of $645,000 plus accrued interest at conversion prices ranging from $0.10 per share to $0.50 per share pursuant to certain of our promissory notes.
(5)	Assuming that the maximum amount of shares offered by us, as set forth on the cover page of this Offering Circular, and the issuance of 6,767,398 shares of Common Stock issuable upon conversion of an aggregate principal amount of $645,000 plus accrued interest at conversion prices ranging from $0.10 per share to $0.50 per share pursuant to certain of our promissory notes.
(6)	Includes 5,500,000 shares held of record by The Reynolds Irrevocable Family Trust II, Dated July 30, 2016.
(7)	Includes 252,435 shares of Common Stock issuable upon conversion of debt. Includes 338,935 shares of Common Stock held of record by the Menerey Living Trust u/t/d 4/12/96.
(8)	Includes 4,000,000 restricted shares of Common Stock held of record by the Monfort Revocable Living Trust, Dated 8/19/16.
(9)	Includes an option to acquire up to 1,500,000 restricted shares of Common Stock at an exercise price of $0.10 per share.
(10)	Includes 2,403,152 shares of Common Stock issuable upon conversion of debt. Includes 920,000 shares held of record by the Acaccia Family Trust, for which Dennis Di Ricco serves as trustee, 2,500,000 shares held of record by Pershing LLC FBO Dennis R. Di Ricco Roth IRA, 4,000,000 shares held of record by National Financial Services LLC FBO Cornelia P. Doherty ROTH IRA and 80,000 shares held of record by Connie Doherty Living Trust Dated May 1, 1996.
(11)	Includes 2,034,020 shares held of record by Spirit of California Entertainment Group, Inc., 130,000 shares held of record by James B. Rogers Irrevocable Family Trust and 1,750,000 shares of record held by Mobile Grow, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described in the sections titled “Management” and “Executive Compensation,” below we describe transactions since January 1, 2014 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of our total assets at year-end; and

•	any of our directors, director nominees, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Agreements with Consultants

Per the terms of Mr. Monfort’s employment agreement, we pay up to $7,000 per month for invoiced expenses relating to research and development to ELO, LLC which is owned by Mr. Monfort.

Convertible Notes

In April 2013, we entered into a Convertible Loan Agreement with the Acaccia Family Trust (“Acaccia”) whereby Acaccia agreed to loan to us up to $600,000 in increments. As part of the Convertible Loan Agreement, Acaccia agreed to suspend the collection of interest and collect the unpaid interest at the due date of each incremental loan which is December 31, 2016. We agreed to pay simple interest at 5% per annum. As consideration for the loans to us made by Acaccia, we agreed to allow Acaccia to convert the loans to Common Stock at any time until December 31, 2016 at $0.10 per share. In addition, we agreed that if Acaccia elected to receive Common Stock rather than interest as of December 31, 2016, Acaccia could, at its option, convert the accrued and unpaid interest at $0.10 per share.

Indemnification of Directors and Officers

Our amended and restated bylaws to be effective immediately prior to the completion of this offering provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law. We also maintain directors’ and officers’ liability insurance. For further information, see the section titled “Executive Compensation — Limitations of Liability; Indemnification of Directors and Officers.”

Policies and Procedures for Related Person Transactions

All future transactions, if any, between us and our officers, directors and principal stockholders and their affiliates, as well as any transactions between us and any entity with which our officers, directors or principal stockholders are affiliated will be reviewed and approved or ratified in accordance with policies and procedures that our board of directors intends to adopt effective upon the completion of this offering. Such policies and procedures will require that related person transactions be approved by the audit committee or our board of directors or otherwise in accordance with the then applicable SEC and rules and regulations governing the approval of such transactions. The audit committee and the board of directors have adopted policies and procedures for review of, and standards for approval of related party transactions. These policies and procedures have not been and will not be applied to the related party transactions described above.

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

DESCRIPTION OF SECURITIES

General

The following description summarizes certain terms of our capital stock, as in effect after our reincorporation into a Delaware corporation and upon the completion of this offering. We will submit to our stockholders for approval an amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the completion of this offering, and this description summarizes the provisions included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our amended and restated certificate of incorporation and bylaws, which are included as exhibits to this Offering Circular, and to the applicable provisions of Delaware law.

Immediately following the completion of this offering, our authorized capital stock will consist of shares of Common Stock, $0.00001 par value per share, and shares of preferred stock, $0.00001 par value per share.

As of September 1, 2016, there were 58,442,350 shares of our Common Stock outstanding and held of record by 226 stockholders. The rights, preferences and privileges of the holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of our preferred stock outstanding at the time, for as long as such stock is outstanding, the holders of our Common Stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available for dividends. See the section titled “Dividend Policy” for additional information.

Voting Rights

Holders of our Common Stock are entitled to one vote per share on any matter to be voted upon by stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of stockholders, with the directors in other classes continuing for the remainder of their three-year terms.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Undesignated Preferred Stock

Following this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to determine for each such series of preferred stock the voting powers, designations, preferences, and special rights, qualifications, limitations, or restrictions as permitted by law, in each case without further vote of action by our stockholders. Our board of directors will also be able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. We have no current plan to issue any shares of preferred stock.

Options

As of September 1, 2016, there were 20,989,438 shares of our Common Stock issuable upon exercise of outstanding stock options pursuant to our equity plans with a weighted average exercise price of $0.10 per share.

Registration Rights

The Company granted registration rights to certain holders of our Common Stock. We filed a registration statement on Form S-1 to comply with the registration rights; however, we have withdrawn the registration statement on Form S-1 due to this offering. Additionally, holders of an aggregate of 600,000 shares of our Common Stock are entitled to certain “piggy back” registration rights allowing them to include shares in such a registration or offering, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement or offering statement under the Securities Act, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration or offering, to include their shares in the registration or offering.

Anti-Takeover Matters

Charter and Bylaw Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation to become effective immediately prior to completion of this offering and amended and restated bylaws to become effective immediately prior to the completion of this offering, will include a number of provisions that may have the effect of delaying, deferring or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our amended and restated bylaws will provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

Classified Board of Directors

Our amended and restated bylaws will establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that there shall be no cumulative voting.

No Written Consent of Stockholders

Our amended and restated certificate of incorporation will provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders

Our amended and restated bylaws will provide that a majority of the members of our board of directors then in office, the Chairman of the Board, the Chief Executive Officer or the President may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our amended and restated bylaws will establish advance notice procedures for stockholders seeking to bring business before an annual or special meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.

Amendment to Bylaws and Charter

The amendment of the provisions in our amended and restated certificate of incorporation will require approval by holders of at least 66 2/3% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the Delaware General Corporation Law. The amendment of the provisions in our amended and restated bylaws will require approval by either a majority of our board of directors or holders of at least 66 2/3% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the Delaware General Corporation Law.

Blank Check Preferred Stock

Our amended and restated certificate of incorporation will provide for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of us.

Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person or entity who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

Choice of Forum

Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations of Director Liability and Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the closing of this offering will limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our amended and restated bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions, including an exception for indemnification in connection with a proceeding (or counterclaim) initiated by such persons; and

•	we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, certain officers and employees, in connection with legal proceedings, subject to limited exceptions.

Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.

We also intend to maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Add discussion of D & O insurance policy.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Exchange Listing

We intend to apply to have our Common Stock approved for listing on NASDAQ, subject to notice of issuance, under the proposed symbol “ADOM.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Issuer Direct Corporation. The transfer agent’s address is 500 Perimeter Park Drive Suite D, Morrisville, North Carolina 27560, and its telephone number is (919) 744-2722.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock and do not anticipate that we will pay any dividends to holders of our Common Stock in the foreseeable future. Instead, we currently plan to retain any earnings to finance the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this offering concludes, due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Upon completion of this offering, assuming the maximum amount of shares of Common Stock offered in this offering are sold, there will be                  shares of our Common Stock outstanding. This number excludes any issuance of additional shares of Common Stock that could occur in connection with:

•	any conversion of our convertible promissory notes; or

•	any exercise of stock options outstanding as of the date of this Offering Circular.

These                  shares of our Common Stock will be freely tradable in the public market, except to the extent they are acquired by an “affiliate” of ours, as such term is defined in Rule 405 under the Securities Act. Under Rule 405, an affiliate of a specified person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. Any affiliate of ours that acquires our shares can only further transact in such shares in compliance with Rule 144 under the Securities Act, which imposes sales volume limitations and other restrictions on such further transactions. See “— Rule 144,” below.

In addition to the foregoing, shares of our Common Stock not sold in this offering will be restricted securities written the meaning of Rule 144, and would be tradable only if they are sold pursuant to a registration statement under the Securities Act or if they qualify for an exemption from registration, including under Rule 144. See “— Rule 144,” below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least one year, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person with the SEC of a notice on Form 144 with respect to the sale;

provided that, in each case, we have been subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Persons replying on Rule 144 to transact in our Common Stock must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Persons relying on Rule 701 to transact in our Common Stock, however, are required to wait until 90 days after the date of this Offering Circular before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and our officers, directors, and current stockholders have agreed, or will agree, with the Underwriter, subject to certain exceptions, that, without the prior written consent of the Underwriter, we and they will not, directly or indirectly, during the period ending one year after the date of the Offering Circular:

•	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Common Stock or any other of our securities that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any other of our securities that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

As a result of the lock-up agreements being entered into in connection with this offering, approximately                      shares of our Common Stock will be subject to the contractual lock-up provisions set forth in the lock-up agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our Common Stock issued pursuant to this offering by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of shares of our Common Stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This summary assumes that shares of our Common Stock are held by a Non-U.S. Holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities or arrangements, certain U.S. expatriates or former long-term residents of the U.S., tax-exempt organizations, pension plans, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our Common Stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment). In addition, this summary does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction or any consideration relating to the alternative minimum tax or the 3.8% tax on net investment income.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other organization taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (as defined in the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds shares of our Common Stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our Common Stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of shares of our Common Stock.

THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Distributions on shares of our Common Stock

As described above under the heading “Dividend Policy,” we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be subject to withholding as described in the next paragraph below. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of the Non-U.S. Holder’s investment, up to such holder’s adjusted tax basis in our Common Stock, as determined on a share-per-share basis. Any remaining excess will be treated capital gain as described below under the heading “Gain on Sale or Other Disposition of Common Stock.”

Any dividends paid to a Non-U.S. Holder with respect to shares of our Common Stock generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides the applicable withholding agent with an appropriate and validly completed IRS Form W-8, such as:

•	IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to a reduction in withholding under an applicable income tax treaty; or

•	IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on shares of our Common Stock is not subject to withholding tax because it is effectively connected with conduct of a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. federal income tax rates on a net income basis as described below).

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

If dividends are effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the U.S. In addition, if such Non-U.S. Holder is taxable as a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits for the taxable year, unless an applicable income tax treaty provides otherwise.

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Any distribution described in this section would also be subject to the discussion below in the section titled “—Foreign Account Tax Compliance Act.”

Gain on sale, exchange or other taxable disposition of shares of our Common Stock

Subject to the discussion below under “—Backup withholding and information reporting” and “—Foreign Account Tax Compliance Act,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our Common Stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes) unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a “U.S. real property holding corporation,” as defined in the Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period with respect to the applicable shares of our Common Stock (the “relevant period”) and certain other conditions are met, or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition.

With respect to the second exception above, although there can be no assurance, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our Common Stock by reason of our status as a USRPHC so long as (a) our Common Stock is regularly traded on an established securities market (within the meaning of Code Section 897(c)(3)) during the calendar year in which such sale, exchange or other taxable disposition of our Common Stock occurs and (b) such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our Common Stock at any time during the relevant period. If we are a USRPHC and the requirements of (a) or (b) are not met, gain on the disposition of shares of our Common Stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the “branch profits tax” generally will not apply. Prospective investors are urged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the U.S., unless otherwise provided in an applicable income tax treaty. In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” on its effectively connected earnings and profits at a rate of 30%, unless an applicable income tax treaty provides otherwise.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the Foreign Account Tax Compliance Act, as modified by Treasury regulations and subject to any official interpretations thereof, any applicable intergovernmental agreement between the U.S. and non-U.S. government to implement these rules and improve international tax compliance, or any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement (collectively, “FATCA”), generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on and the gross proceeds from a sale or other disposition of our Common Stock unless such persons comply with a complicated U.S. information reporting, disclosures and certification requirements. This regime requires, among other things, a broad class of persons to obtain disclose and report information about their investors and account holders. These requirements are different from and in addition to the certification requirements described elsewhere in this discussion. The withholding rules apply currently to payments of dividends on shares of our Common Stock, and are scheduled to apply to payments of gross proceeds from the sale or other dispositions of our Common Stock paid after December 31, 2018. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions on shares of our Common Stock,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock, and the entities through which they hold our Common Stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup withholding and information reporting

We or a financial intermediary must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on shares of our Common Stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding was not required. In addition to the requirements described above under “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will be subject to backup withholding at the then applicable rate for dividends paid to such holder unless such holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or such other applicable form and documentation as required by the Code or the Treasury regulations promulgated thereunder) certifying under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Dividends paid to Non-U.S. Holders subject to the U.S. federal withholding tax, as described above under “—Distributions on shares of our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the payment of the proceeds of a disposition of shares of our Common Stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies that it is not a U.S. person (as defined in the Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker, and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a non-U.S. broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a Non-U.S. Holder can be refunded or credited against such Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by DLA Piper LLP (US). Orrick, Herrington & Sutcliffe LLP is representing the underwriter in this offering.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, of MaloneBailey, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of MaloneBailey, LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room,

100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

FINANCIAL STATEMENTS

ADOMANI, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

ADOMANI, Inc.

Calabasas, California

We have audited the accompanying consolidated balance sheets of ADOMANI, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADOMANI, Inc. and subsidiaries as of December 31, 2015 and 2014 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company suffered recurring losses from operations. These conditions raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 5 to the financial statements, the Company has restated its 2015 financial statements to correct for errors in the accounting of warrants issued in 2015.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 17, 2016, except for Notes 5 and 11 as to which the date is October 5, 2016

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share information)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$4,537	$118
Other current assets	10	8

Total current assets	4,547	126
Property, plant and equipment, net	19	22
Other investments	134	21

Total assets	$4,700	$169

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5	$5
Accrued liabilities	425	20
Deferred income	68	—

Total current liabilities	498	25

Notes payable, long term	4,612	—
Convertible debt, long term	436	342

Total liabilities	5,546	367

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, 100,000,000 authorized $0.00001 par value none issued and outstanding, respectively	—	—
Common stock, 2,000,000,000 authorized $0.00001 par value, 84,253,250 shares and 81,594,250 shares issued and outstanding, respectively	1	1
Additional paid-in capital	9,542	4,155
Accumulated deficit	(10,389)	(4,354)

Total stockholders’ deficit	(846)	(198)

Total liabilities and stockholders’ deficit	$4,700	$169

See accompanying notes to consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share information)

	Year Ended December 31,
	2015	2014
	Restated
Net sales	$—	$53
Cost of sales	—	1

Gross profit	—	52
Operating expenses:
General and administrative	4,633	2,059
Consulting	135	143
Research and development	549	59

Total operating expenses	5,317	2,261

Loss from operations	(5,317)	(2,209)

Other income (expense):
Interest expense	(702)	(65)
Other expense	(17)	—
Other income	1	88

Total other income (expense)	(718)	23

Loss before income taxes	(6,035)	(2,186)
Income tax expense	—	—

Net loss	$(6,035)	$(2,186)

Net loss per share to common shareholders:
Basic and diluted	$(0.07)	$(0.03)

Weighted shares used in the computation of net loss per share:
Basic and diluted	82,611,477	81,459,084

See accompanying notes to consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except for share information)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2013	81,177,000	$1	$2,120	$(2,168)	$(47)

Common stock issued for cash	417,250	—	189	—	189
Capital contribution	—	—	11	—	11
Beneficial conversion feature on convertible debt	—	—	286	—	286
Stock based compensation	—	—	1,549	—	1,549
Net loss	—	—	—	(2,186)	(2,186)

Balance, December 31, 2014	81,594,250	$1	$4,155	$(4,354)	$(198)

Common stock issued for cash	2,659,000	—	1,982	—	1,982
Beneficial conversion feature on convertible debt	—	—	21	—	21
Stock based compensation	—	—	3,035	—	3,035
Warrants issued for debt discount	—	—	349		349
Net loss	—	—	—	(6,035)	(6,035)

Balance, December 31, 2015, as restated	84,253,250	$1	$9,542	$(10,389)	$(846)

See accompanying notes to consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2015	2014
	Restated
Cash flows from operating activities:
Net loss	$(6,035)	$(2,186)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7	7
Amortization of debt discount	424	46
Stock based compensation expense	3,035	1,549
Changes in assets and liabilities:
Other current assets	(2)	—
Other non-current assets	(4)	(7)
Accounts payable	—	5
Accrued liabilities	404	21
Deferred revenue	68	(53)

Net cash used in operating activities	(2,103)	(618)

Cash flows from investing activities:
Purchases of property, plant and equipment, net	(3)	—
Other Investments	(110)	—

Net cash provided by (used in) investing activities	(113)	—

Cash flows from financing activities:
Proceeds from issuance of debt, net of issuance costs	4,653	492
Proceeds from issuance of Common Stock	1,982	189
Capital contribution	—	11

Net cash provided by financing activities	6,635	692

Net change in cash and cash equivalents	4,419	74
Cash and cash equivalents at the beginning of the year	118	44

Cash and cash equivalents at the end of the year	$4,537	$118

Non-cash transactions:
Debt discount due to BCF	$21	$286
Debt discount due to warrant	349	—

Total non-cash transactions	$370	$286

Supplemental cash flow disclosures:
Cash paid for interest expense	$234	$—

Cash paid for income taxes	$—	$—

See accompanying notes to consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and operations

ADOMANI, Inc. (the “Company) was incorporated in Florida in August 2012 and is a green initiative vehicle technology company specializing in new, purpose-built zero-emission vehicles and in gas/diesel to all-electric and gas/electric to plug-in hybrid vehicle conversions to school bus and medium to heavy-duty fleet operators. ADOMANI, Inc. is the parent company of its wholly-owned subsidiary, ADOMANI California, Inc. The Company is located in Newport Beach, CA.

2.	Summary of Significant Accounting Policies

Principles of Consolidation - The accompanying financial statements reflect the consolidation of the individual financial statements of ADOMANI, Inc. and ADOMANI California, Inc. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition – The Company recognizes revenue from the sales of advanced zero-emission electric drivetrain systems for fleet vehicles. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title has passed, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

The Company recognizes revenue upon delivery or acceptance by the customer of the goods. Deferred revenue includes advance billings and payments for implementation, consulting services or products not yet delivered. Deferred revenue was $68,000 and $0 at December 31, 2015 and 2014 respectively.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts – The Company establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. We do not generally require collateral for our accounts receivable. There was no allowance at December 31, 2015 and 2014.

Intangible Assets - Acquired intangible assets are amortized over their useful lives unless the lives are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. Amortization of finite-lived intangible assets is computed over the useful lives of the respective assets. As of December 31, 2015 and 2014 the Company had not capitalized any patent costs.

Property, Plant and Equipment - Property and equipment are stated at cost. Depreciation and amortization is provided over the estimated useful lives or lease terms of the related assets using the straight-line method for financial reporting and leasehold improvements are amortized over the life of the lease for financial reporting purposes. Various accelerated depreciation methods are utilized for income tax reporting purposes. Major repairs and replacements, which extend the useful lives of equipment, are capitalized and depreciated over the estimated useful lives of the property. All other maintenance and repairs are expensed as incurred. Depreciation and amortization expense was $7,102 and $6,796 during 2015 and 2014, respectively.

Impairment of Long-Lived Assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates long-lived assets to determine potential impairment by comparing the carrying amount to the undiscounted estimated future cash flows of the related assets. There was no impairment of the long-lived assets as of December 31, 2015 and 2014, respectively.

Research and Development - Costs incurred in connection with the development of new products and manufacturing methods are charged to operating expenses as incurred. During 2015 and 2014, $548,889 and $59,882, respectively, were expensed as research and development costs.

Income Taxes – The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

The Company records a valuation allowance to reduce the deferred income tax assets to the amount that is more likely than not to be realized. In making such determinations, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. As of December 31, 2015 and 2014, the Company recognized a full valuation allowance for all deferred tax assets.

Accounting for Uncertainty in Income Taxes - The Company evaluates its uncertain tax positions and will recognize a loss contingency when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. At December 31, 2015 and 2014, management did not identify any uncertain tax positions.

Net Loss Per Share - Basic net loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted net loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity securities.

Concentration of Credit Risk – The Company has credit risks related to cash and cash equivalents on deposit with a federally insured bank, as at times it exceeds the $250,000 maximum amount insured by the Federal Deposit Insurance Corporation.

Stock-Based Compensation - The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees. In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital over the period during which services are rendered.

Segment Information - FASB ASC No. 280, “Segment Reporting” establishes standards for reporting information about reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group (“CODM”), in deciding how to allocate resources and in assessing performance. The Company currently operates in a single reportable segment.

Recent Accounting Pronouncements - In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. As amended by the FASB in July 2015, the standard is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the impact of its pending adoption of ASU 2014-09 on its consolidated financial statements and has not yet determined the method by which it will adopt the standard in 2018.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, to provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures requirement. ASU 2014-15 (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective for the annual reporting period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently evaluating the impact of this standard, if any, on its consolidated financial position, results of operations, or cash flows.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendment allows for debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The requirement is that companies adopt this standard, effective in fiscal years following December 31, 2015. However, a company may early-adopt where financial statements have not already been issued. The Company has chosen to early-adopt this standard.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 470): Balance Sheet Classification of Deferred Taxes. The amendments in ASU 2015-17 eliminate the requirement to bifurcate deferred taxes between current and non-current on the balance sheet and requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet. The amendments for ASU-2015-17 can be applied retrospectively or prospectively and early adoption is permitted. The Company is currently evaluating the impact of this standard, if any, on its consolidated financial position, results of operations, or cash flows.

3.	Going Concern

As shown in the accompanying financial statements, the Company has incurred net losses of $6,035,033 and $2,186,263 during 2015 and 2014, respectively. This condition raises substantial doubt as to our ability to continue as a going concern. In response to this condition, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals, or from more than one of these sources. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

4.	Income Taxes

The cumulative net operating loss carry-forward is $5,344,160 at December 31, 2015, and $2,519,110 at December 31, 2014 and will expire in the years 2035 and 2034, respectively. The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	December 31,
	2015	2014
Net operating loss	961	213
Deferred tax asset attributable to:
Net operating loss carryover	1,817	856
Valuation allowance	(1,817)	(856)

Net deferred tax asset	—	—

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryover for Federal income tax reporting purposes are subject to annual limitations. The net operating loss carry-forward includes the years 2012 through 2015. Should a change in ownership occur, net operating loss carryover may be limited as to use in future years.

5.	Debt (Restated)

During 2015 and 2014, the Company issued convertible notes for total proceeds of $20,275 and $207,465, respectively, to Acaccia Family Trust (“Acaccia”), a related party, bringing the outstanding balance as of December 31, 2015 and 2014 up to $315,840 and $295,565, respectively. During 2014, the Company issued convertible notes for total proceeds of $286,000 to various third parties. As of December 31, 2015 and 2014, the aggregate face value of the convertible notes issued to third and related parties was $601,840 and $581,565, respectively. All notes have a three year maturity and bear interest at rates of 3% or 5% per annum. All loans and any accrued interest may be converted into common shares, with loans totaling $45,000 convertible at a rate of $0.50 per share and loans totaling $556,840, including the Acaccia notes, convertible at $0.10 per share.

As these notes had an effective conversion price that was less than the fair market value of the stock, these notes gave rise to a beneficial conversion feature totaling $20,275 and $286,000 during 2015 and 2014, respectively, which was recognized as an increase to paid-in capital and a corresponding debt discount. The debt discount is being amortized to interest expense on a straight-line basis over the maturity of the notes. For the years ended December 31, 2015 and 2014, debt discount amortization associated with these notes was $94,660 and $46,010, which was recognized as interest expense in the accompanying consolidated statement of operations. There were no repayments or conversions associated with these notes during 2015 and 2014.

During 2015, the Company issued two year promissory notes with a face value of $5,147,525 to a third party entity and approximately 125 different related lenders for cash. The notes payable are secured by all the assets of ADOMANI, mature between January and November 2017 and bear interest at 9%. In connection with these notes, the Company incurred debt issuance costs of $514,753, which are being recognized as a debt discount and amortized over the life of the notes. During the year ended December 31, 2015, the debt discount amortization associated with this note was $157,138, which was recognized as interest expense in the accompanying consolidated statement of operations.

In January 2015, in connection with the 2015 financing discussed in the preceding paragraph, the Company also issued a two-year convertible, callable subordinated debenture to a third party in the aggregate principal amount of $5,000,000 (“the Debenture”). The Debenture bore interest at the annual rate of 9%, was to come due on January 31, 2017 unless extended by the parties for six months until July 31, 2017, was convertible into Common Stock of the Company at a conversion price of $4.00 per share, and was callable upon 30 days’ notice. The Company did not receive $5,000,000 of loan proceeds for the Debenture, and believes the original intent of the parties was to issue a warrant, exercisable for $5,000,000 of Common Stock of the Company at an exercise price of $4.00 per share. To address such understanding, in September 2016, the Company issued a five-year warrant to purchase 1,250,000 shares of Common Stock of the Company at $4.00 per share. The warrant was issued to the holder of the Debenture in exchange for cancellation of the Debenture, thus reflecting the original intent of the parties. The warrant was valued using the Black Scholes valuation model and the resulting fair market value of $349,042 has been recorded in 2015 as debt discount and is being amortized over the term of the notes. Interest expense relating to the amortization of this discount was $170,697 for the year ended December 31, 2015.

As of December 31, 2015
Stock price	$1.00
Expected volatility	112.3%
Risk-free interest rate	0.4%
Expected term (in years)	2.0
Expected dividend yield	0%

On September 1, 2016 management determined that the financial statements should be restated due to an error in the accounting for the warrant agreement discussed in the preceding paragraph. The Company has now properly accounted for this warrant agreement to acquire 1,250,000 shares of the Company’s Common Stock at $4.00.

The following tables provide a summary of selected line items in our consolidated financial statements that were affected by this restatement:

	December 31, 2015
	(in thousands)
	As Previously Reported	Adjustments	As Restated
Balance Sheet
Total assets	$4,700	$—	$4,700

Debt discount	$523	$178	$702
Additional paid in capital	(9,193)	(349)	(9,542)
Retained earnings	(10,218)	171	(10,389)

Total liabilities and stockholders equity	$4,700	$—	$4,700

Statement of Operations
Interest expense	$(531)	$(171)	$(702)

Net income	$(5,864)	$(171)	$(6,035)

Statement of cash flows
Net income	$(5,864)	$(171)	$(6,035)
Warrant expense	—	171	171

Net cash used in operating activities	$(2,103)	$—	$(2,103)

Net cash used in investing activities	$(113)	$—	$(113)

Net cash provided by financing activities	$6,635	$—	$6,635

Net change in cash	$4,419	$—	$4,419

Details of notes payable at December 31, 2015 and 2014 are as follows:

	As of December 31,
	2015	2014
	Restated
Convertible Debt
Principal amount outstanding as of December 31, 2015 and 2014	$601,840	$581,565
Cumulative discount for notes with beneficial conversion feature	(306,275)	(286,000)
Cumulative amortization of debt discount	140,670	46,010

Subtotal of convertible notes @ $0.10 or $.50/share	436,235	341,575

Notes Payable
Principal amount outstanding as of December 31, 2015 and 2014	5,147,525	—
Cumulative discount for finance charges incurred	(514,753)	—
Cumulative discount for warrant	(349,042)
Cumulative amortization of finance charges	157,138	—
Cumulative amortization of warrant expense	170,697

Subtotal of notes payable	4,611,565	—

Total of debt	$5,047,800	$341,575

6.	Common Stock

During 2014, the Company sold an aggregate of 417,250 shares of Common Stock to third party investors in exchange for proceeds of $189,250.

During 2015, the Company issued 2,659,000 shares of its Common Stock to third party investors for proceeds of $1,982,000. Included in that amount, as part of its compensation strategy, the Company issued 500,000 shares of its Common Stock to its CEO at below fair market value. See Note 7.

7.	Stock-Based Compensation

During 2015, as part of its compensation strategy, the Company issued 500,000 shares of its Common Stock with a fair value of $500,000 to its CEO in exchange for cash of $1,000. As the shares were fully vested at the issuance date, the Company immediately recognized stock based compensation of $499,000.

The Company has historically granted stock options to officers, employees and consultants as part of its compensation strategies. The grant-date fair value of options were estimated using a Black-Scholes valuation model using the following assumptions for options granted during the years ended December 31:

	2015	2014
Stock price	$1.00	$0.10 - $1.00
Expected volitility	112.3%	108.5% - 114.6%
Risk free interest rate	2.1%	1.7% - 2.3%
Expected term (in years)	8.0	5.3 – 8.0
Expected dividend yield	0%	0%
Expected forfeiture rate	0%	0%

During 2014, the Company issued stock options to officers, employees and consultants to acquire an aggregate of 14,500,000 shares of Common Stock and 4,000,000 shares of preferred stock with an exercise price of $0.10. These shares contain a five-year vesting period with an expiration date 10 years from the date of issue. The grant date fair value of these awards was $11,344,368.

During 2015, the Company issued stock options to consultants to acquire an aggregate of 275,000 shares of Common Stock with an exercise price of $0.10. These shares contain a five-year vesting period with an expiration date 10 years from the date of issue. The grant date fair value of these awards was $267,667.

Stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2013	15,000,000	$0.10
Granted	18,500,000	0.10
Forfeited	—	—

Outstanding at December 31, 2014	33,500,000	$0.10
Granted	275,000	0.10
Forfeited	—	—

Outstanding at December 31, 2015	33,775,000	$—	5.6

Exercisable at December 31, 2015	15,369,583	$0.10	5.4

Stock based compensation expense was $3,034,863 and $1,549,406 for the years ended December 31, 2015 and 2014, respectively and is included in general and administrative expense in the accompanying consolidated statements of operations. As of December 31, 2015, the Company expects to recognize $8,435,945 of stock-based compensation for the non-vested outstanding options over a weighted-average period of 3.4 years.

8.	Major customers

During 2014, the Company delivered services to one customer and recognized $53,000 in revenue. The revenue was recorded as a customer deposit at December 31, 2013. During 2014, the Company received $85,150 from donations through Go Fund Me, a crowdfunding source, which were recorded as other income in the accompanying consolidated statement of operations. These donations were for the general advancement of our technologies and require no further obligations on behalf of the Company.

9.	Commitments

Employment Agreements - The Company has signed an employment agreement for the Chief Executive Officer with an effective date of September 1, 2014. The term of the employment agreement is 5 years, with an annual base salary of $240,000 and 5% of Company’s Net Profits.

The Company has signed an employment agreement for the Chief Technology Officer with an effective date of September 1, 2014. The term of the employment agreement is 5 years, with an annual base salary of $240,000 and 5% of Company’s Net Profits.

Operating Leases - The Company has signed an office and warehouse lease agreement to serve as its primary facility for research and development activity. The property is located at 1243 West Trenton Avenue, Orange, CA. The total lease amount is $42,282 and the lease period is March 1, 2015 through February 29, 2016. This lease is currently month-to-month as The Company negotiates an extension.

Other Agreements – The Company has entered into a contract with THINKP3 to provide services with the goal of helping secure Federal grant assistance for development of the Company’s zero-emission and hybrid transportation solutions for school bus, commercial, government and utility fleets. The initial term of this contract is December 1, 2015 through November 30, 2016. Fees for these services are $2,500 per month December 2015 through February 2016, $ 4,000 per month March 2016 through May 2016, $6,000 per month June 2016 through August 2016, and $8,000 per month September 2016 through November 2016. The contract can be terminated by either party with a 30 day advance notice.

The Company has signed a licensing option agreement with Silicon Turbines Systems, Inc. (STS) for use of its patent in manufacturing. The option calls for $10,000 payments per month, beginning March 1, 2015, up to the full investment amount of $3,000,000. The original option was to terminate on August 31, 2015, but has been extended to February 26, 2016. A meeting with STS in March 2016 resulted in a verbal agreement to extend the option termination, pending the Company’s completion of a 1-A equity offering in the third or fourth quarter of 2016. As of December 31, 2015, $110,000 in payments have been made. $10,000 has been paid so far in 2016 for a total of $120,000. These amounts appear as Other Investments on the balance sheet.

10.	Future Minimum Payment Obligations

The following table summarizes our future minimum payments under contractual commitments, excluding debt, as of December 31, 2015

	Payments due by period
	Total	Less than one year	1 - 3 years	3 - 5 years	More than 5 years
Operating lease obligations	49,013	49,013	—	—	—
Employment contracts	993,000	396,000	597,000	—	—

Total	1,042,013	445,013	597,000	—	—

11.	Subsequent Events

The Company has evaluated subsequent events through October 5, 2016, the date the financial statements were available to be issued, and has concluded that, other than as disclosed below, no other events or transactions took place which would require disclosure herein.

The Company has issued 206,400 shares of Common Stock for cash in the amount of $206,400.

The Company has signed an office lease for office space in Newport Beach, CA to serve as office space for its headquarters. The total lease amount is $37,863 and the lease period is January 1, 2016 through December 31, 2016.

The Company has entered into a contract with DLA Piper LLP to assist the Company in connection with corporate, securities, and related legal matters. In exchange for its services, the Company provided a $50,000 retainer. This contract was effective February 29, 2016. There is no stipulated term for this contract, however, it may be terminated by either party at any time.

The Company has signed an office lease for office space in Los Altos, CA to serve as office space for its Northern California operations. The total lease amount is $5,400 and the lease period is March 1, 2016 through February 28, 2017.

The Company has entered into a contract with Redwood Group International Limited to assist in raising capital for the Company. In exchange for its services, Redwood will receive a $5,000 per month retainer along with success fees and warrants as prescribed in the agreement. The initial term is for 12 months, from March 2016 through February 28, 2017 and will continue beyond 12 months unless terminated by either party.

The Company has entered into a contract with Monarch Bay Securities, LLC to act as financial advisor to the Company with respect to its pre-IPO and IPO financing activities. In exchange for its services, Monarch will receive success fees as prescribed in the agreement. The Company paid a $50,000 advisory fee upon execution of the contract, and is required to pay another $50,000 upon the filing of an application for listing on one of the national securities exchanges. The initial term is for 12 months from the execution date of February 12, 2016 and can be extended for an additional six months, under the same terms and conditions, by agreement of the parties.

With respect to the contract with Monarch Bay Securities, LLC (“Monarch”), the Company agreed to pay for the services of Orrick, Herrington & Sutcliffe LLP to advise Monarch in connection with the corporate, securities, and related legal matters discussed above. In exchange for those services, the Company provided a $50,000 retainer in March, 2016. There is no stipulated term for this contract, however, it may be terminated by either party at any time.

The Company has entered into a contract with TriplePoint, LLC to provide an in-depth industry report, updates to the report, and to assist with the marketing function related to the Company’s IPO financing activities. Assuming the transaction is completed, TriplePoint will provide subsequent support. In exchange for its services, TriplePoint will receive $15,000 per month until the Company completes an IPO transaction, and will receive $10,000 per month thereafter until termination of the agreement. TriplePoint will also receive shares of ADOMANI Common Stock on the date the transaction is completed. The initial term is for 12 months from the effective date of February 19, 2016, and can be terminated for any reason by either party upon 30 day notice.

One of our shareholders advanced the sum of $68,000 for the anticipated purchase of 34,000,000 shares of Common Stock by one of the Company’s Officers and Directors with the condition that the Officer/Director either pay the Company $68,000 for the shares in which case the $68,000 advanced by the shareholder would be returned to the shareholder by the Company; or the Officer/Director reimburse the shareholder for the $68,000 so advanced. The 34,000,000 shares were never issued by the Board of Directors. The conditional action by the Officer/Director never occurred and the shareholder rescinded the $68,000 advanced and requested that the Company return the $68,000 so advanced by him. On May 4, 2016, the Board of Directors of the Company approved the rescission and return of the $68,000 plus statutory interest to the shareholder and to cancel the proposed issuance of the 34,000,000 shares. On July 8, 2016, the Board of Directors approved a modification to the May rescission agreement such that 5,000,000 shares were returned to the shareholder, who in turn repaid the Company the pro-rata amount of the payment he received in May. The shareholder subsequently sold the 5 million shares to the CEO at his cost. This transaction will be recorded as stock-based compensation in July, 2016.

Effective June 1, 2016, the employment agreement of the Officer/Director mentioned in the previous paragraph was revised, and the amount of deferred but unpaid compensation owed him from his previous contract was settled and paid to him. The new agreement is for two years, expiring May 31, 2018.

Effective September 1, 2016, $884,700 of the notes payable were exchanged for 884,700 shares of the Company’s Class B Common Stock.

FINANCIAL STATEMENTS

ADOMANI, INC.

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per share data)

(unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash	$2,583	$4,537
Other current assets	410	10

Total current assets	2,993	4,547
Property, plant and equipment, net	57	19
Other Investments	142	134

Total assets	$3,192	$4,700

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$83	$5
Accrued liabilities	102	425
Deferred income	—	68
Notes payable, net	4,852	—
Convertible debt, net	482	—

Total current liabilities	5,519	498

Long-term liabilities
Notes payable, net	—	4,612
Convertible debt, net	5	436

Total liabilities	5,524	5,546

Commitment and contingencies

Stockholders’ deficit
Preferred stock, 100,000,000 authorized $0.00001 par value none issued and outstanding, respectively	—	—
Common stock, 2,000,000,000 authorized $0.00001 par value 52,459,650 and 84,253,250 issued and outstanding respectively	1	1
Additional paid-in capital	10,940	9,542
Accumulated deficit	(13,273)	(10,389)

Total stockholders’ deficit	(2,332)	(846)

Total liabilities and stockholders’ deficit	$3,192	$4,700

See accompanying notes to unaudited consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share and per share data)

(unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
	(unaudited)
Net sales	$68	$—
Cost of sales	50	—

Gross profit	18	—
Operating expenses:
General and administrative	2,092	1,998
Consulting	238	16
Research and development	16	23

Total operating expenses	2,346	2,037

Loss from operations	(2,328)	(2,037)

Other income (expense):
Interest expense	(557)	(215)
Other income	1	—

Total other income (expense)	(556)	(215)

Loss before income taxes	(2,884)	(2,252)
Income tax expense	—	—

Net loss	$(2,884)	$(2,252)

Net loss per share to common shareholders:
Basic and diluted	$(0.04)	$(0.03)

Weighted shares used in the computation of net loss per share:
Basic and diluted	73,276,408	82,743,658

See accompanying notes to unaudited consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

(amounts in thousands, except for shares)

(unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2015	84,253,250	$1	$9,542	$(10,389)	$(846)

Common stock issued for cash	206,400	—	184	—	184
Founders shares rescinded	(32,000,000)	—	(64)	—	(64)
Stock based compensation	—	—	1,278	—	1,278
Net loss	—	—	—	(2,884)	(2,884)

Balance, June 30, 2016	52,459,650	$1	$10,940	$(13,273)	$(2,332)

See accompanying notes to unaudited consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
Cash flows from operating activities:
Net loss	$(2,884)	$(2,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8	3
Amortization of debt discount	298	130
Stock based compensation expense	1,278	1,246
Changes in assets and liabilities:
Other current assets	(46)	(312)
Other non-current assets	2	(4)
Accounts payable	78	—
Accrued liabilities	(322)	47
Deferred revenue	(68)	68

Net cash used in operating activities	(1,656)	(1,074)

Cash flows from investing activities:
Purchases of property, plant and equipment, net	(46)	(54)
Other Investments	(10)	(50)

Net cash used in investing activities	(56)	(104)

Cash flows from financing activities:
Proceeds from issuance of debt, net of issuance costs	—	2,400
Principal repayments on long-term debt	(8)	—
Payments for stock rescission	(64)	—
Proceeds from issuance of Common Stock	184	398
Payments for 1-A costs	(354)	—

Net cash provided by financing activities	(242)	2,798

Net change in cash and cash equivalents	(1,954)	1,620
Cash and cash equivalents at the beginning of the year	4,537	118

Cash and cash equivalents at the end of the year	$2,583	$1,738

Non-cash transactions:
Debt discount due to warrant	$—	$349

Supplemental cash flow disclosures:
Cash paid for interest expense	$232	$39

Cash paid for income taxes	$—	$—

See accompanying notes to unaudited consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and operations

ADOMANI, Inc. (the “Company) was incorporated in Florida in August 2012 and is a green initiative vehicle technology company specializing in new, purpose-built zero-emission vehicles and in gas/diesel to all-electric and gas/electric to plug-in hybrid vehicle conversions to school bus and medium to heavy-duty fleet operators. ADOMANI, Inc. is the parent company of its wholly-owned subsidiaries, ADOMANI California, Inc. and ADOMANI China. The Company is located in Newport Beach, CA.

2.	Summary of Significant Accounting Policies

Basis of Presentation - The consolidated financial statements and related disclosures as of June 30, 2016 and for the six months ended June 30, 2016 and 2015, are unaudited, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations. In our opinion, these unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for the fair statement of the results for the interim periods. These unaudited financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2015 and 2014 included in our 1-A registration statement filed October 2016. The results of operations for the six months ended June 30, 2016, are not necessarily indicative of the results to be expected for the full year. Unless the context otherwise requires, all references to “ADOMANI,” “we,” “us,” “our” or the “Company” are to ADOMANI, Inc. and our subsidiaries.

Principles of Consolidation - The accompanying financial statements reflect the consolidation of the individual financial statements of ADOMANI, Inc., ADOMANI California, Inc. and ADOMANI China. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition – The Company recognizes revenue from the sales of advanced zero-emission electric drivetrain systems for fleet vehicles. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title has passed, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

In May 2015, the Company received a deposit of $68,000 from one customer and recorded it as deferred revenue. The revenue was recognized as income in June, 2016 when the customer took delivery of the vehicle. The cost to generate this revenue had been charged to R&D expense previously and has been reclassified to cost of goods sold.

Stock-Based Compensation - The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees. In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital over the period during which services are rendered.

3.	Going Concern

As shown in the accompanying unaudited consolidated financial statements, the Company has incurred net losses of $2,884,173 and $2,251,731 during the six months ended June 30, 2016 and 2015, respectively. Additionally, as of June 30, 2016, a working capital deficit in the amount of $2.5 million exists. These conditions raise substantial doubt as to our ability to continue as a going concern. In response to these conditions, we are currently attempting to raise additional capital through the sale of equity securities through an offering statement pursuant to Regulation A, which will contain these financial statements. The Company also raised modest additional amounts of capital through the private sale of equity securities and the issuance of additional amounts of convertible debt in 2016 as discussed elsewhere in the Notes to Unaudited Consolidated Financial Statements. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

As of June 30, 2016, the Company has incurred $354,846 in costs relating to the preparation and filing of the offering statement pursuant to Regulation A. These costs are currently capitalized on the balance sheet as other current assets.

With respect to the offering discussed above, the Company has entered into a contract with DLA Piper LLP to assist the Company in connection with corporate, securities, and related legal matters. In exchange for its services, the Company provided a $50,000 retainer. This contract was effective February 29, 2016. There is no stipulated term for this contract, however, it may be terminated by either party at any time.

The Company has entered into a contract with Redwood Group International Limited to assist in raising capital for the Company. In exchange for its services, Redwood will receive a $5,000 per month retainer along with success fees and warrants as prescribed in the agreement. The initial term is for 12 months, from March 2016 through February 28, 2017 and will continue beyond 12 months unless terminated by either party.

The Company has entered into a contract with Monarch Bay Securities, LLC to act as financial advisor to the Company with respect to its pre-IPO and IPO financing activities. In exchange for its services, Monarch will receive success fees and warrants as prescribed in the agreement. The Company paid a $50,000 advisory fee upon execution of the contract, and is required to pay another $50,000 upon the filing of an application for listing on one of the national securities exchanges. The initial term is for 12 months from the execution date of February 12, 2016 and can be extended for an additional six months, under the same terms and conditions, by agreement of the parties.

With respect to the contract with Monarch Bay Securities, LLC (“Monarch”), the Company agreed to pay for the services of Orrick, Herrington & Sutcliffe LLP to advise Monarch in connection with the corporate, securities, and related legal matters discussed above. In exchange for those services, the Company provided a $50,000 retainer in March, 2016. There is no stipulated term for this contract, however, it may be terminated by either party at any time.

The Company has entered into a contract with TriplePoint, LLC to provide an in-depth industry report, updates to the report, and to assist with the marketing function related to the Company’s IPO financing activities. Assuming the transaction is completed, TriplePoint will provide subsequent support. In exchange for its services, TriplePoint will receive $15,000 per month until the Company completes an IPO transaction, and will receive $10,000 per month thereafter until termination of the agreement. TriplePoint will also receive shares of ADOMANI Common Stock on the date the transaction is completed. The initial term is for 12 months from the effective date of February 19, 2016, and can be terminated for any reason by either party upon 30 day notice.

4.	Debt

During 2015 and 2014, the Company issued convertible notes for total proceeds of $20,575 and $207,465, respectively, to Acaccia Family Trust (“Acaccia”), a related party. The outstanding balance as of June 30, 2016 and December 31, 2015 was $315,840. During 2014, the Company issued convertible notes for total proceeds of $286,000 to various third parties. As of June 30, 2016 and December 31, 2015, the aggregate face value of the convertible notes issued to third and related parties was $601,840. The unamortized discount of these convertible notes was $115,072 as of June 30, 2016. All notes have a three year maturity and bear interest at rates of 3% or 5% per annum. All loans and any accrued interest may be converted into common shares, with loans totaling $45,000 convertible at a rate of $0.50 per share and loans totaling $556,840, including the Acaccia notes, convertible at $0.10 per share. A portion of the Acaccia notes expired on March 31, 2016; the maturity date has been extended to December 31, 2016.

As these notes had an effective conversion price that was less than the fair market value of the stock, these notes gave rise to a beneficial conversion feature totaling $20,275 and $286,000 during the years ended December 31, 2015 and 2014, respectively, which was recognized as an increase to paid-in capital and a corresponding debt discount. The debt discount is being amortized to interest expense on a straight-line basis over the maturity of the notes. For the six months ended June 30, 2016 and 2015, debt discount amortization associated with these notes was $50,532 and $47,014, respectively, which was recognized as interest expense in the accompanying unaudited consolidated statement of operations. There were no repayments or conversions associated with these notes during 2016.

During 2015, the Company issued promissory notes with a face value of $5,147,525 to a third party entity and related lenders for cash. The notes payable are secured by all the assets of ADOMANI, mature between January and November 2017 and bear interest at 9%. In connection with these notes, the Company incurred debt issuance costs of $514,753 which are being recognized as amortization of finance charges and amortized over the life of the notes. During the six months ended June 30, 2016 and 2015 the debt issuance cost amortization associated with these notes was $160,688, and $0, respectively, which was recognized as interest expense in the accompanying unaudited consolidated statement of operations. A $7,500 repayment of principal was issued to a lender in January 2016.

In January 2015, in connection with the 2015 financing discussed in the preceding paragraph, the Company also issued a two-year convertible, callable subordinated debenture to a third party in the aggregate principal amount of $5,000,000 (“the Debenture”). The Debenture bore interest at the annual rate of 9%, was to come due on January 31, 2017 unless extended by the parties for six months until July 31, 2017, was convertible into Common Stock of the Company at a conversion price of $4.00 per share, and was callable upon 30 days’ notice. The Company did not receive $5,000,000 of loan proceeds for the Debenture, and believes the original intent of the parties was to issue a warrant, exercisable for $5,000,000 of Common Stock of the Company at an exercise price of $4.00 per share. To address such understanding, in September 2016, the Company issued a five-year warrant to purchase 1,250,000 shares of Common Stock of the Company at $4.00 per share. The warrant was issued to the holder of the Debenture in exchange for cancellation of the Debenture, thus reflecting the original intent of the parties. The warrant was valued using the Black Scholes valuation model and the resulting fair market value of $349,042 was recorded in 2015 as debt discount and is being amortized over the term of the notes. Interest expense relating to the amortization of this discount was $87,022 and $82,718 for the six months ended June 30, 2016 and June 30, 2015, respectively.

Details of debt at June 30, 2016 and December 31, 2015 are as follows:

	As of June 30, 2016	As of December 31, 2015
Convertible Debt
Principal amount outstanding as of December 31, 2015 and 2014	$601,840	$601,840
Cumulative discount for notes with beneficial conversion feature	(307,400)	(306,275)
Cumulative amortization of debt discount	192,328	140,670

Subtotal of convertible notes @ $0.10 or $.50/share	486,768	436,235

Notes Payable
Principal amount outstanding as of December 31, 2015 and 2014	5,140,025	5,147,525
Cumulative discount for finance charges incurred	(514,753)	(514,753)
Cumulative discount for warrant	(349,042)	(349,042)
Cumulative amortization of finance charges	317,826	157,138
Cumulative amortization of warrant expense	257,719	170,697

Subtotal of notes payable	4,851,775	4,611,565

Total of debt	$5,338,543	$5,047,800

5.	Common Stock

During the six months ended June 30, 2016, the Company issued 206,400 shares of its Common Stock to third party investors for net proceeds of $183,900.

One of our shareholders advanced the sum of $64,000 for the anticipated purchase of 32,000,000 shares of Common Stock by one of the Company’s Officers and Directors with the condition that the Officer/Director either pay the Company $64,000 for the shares in which case the $64,000 advanced by the shareholder would be returned to the shareholder by the Company; or the Officer/Director reimburse the shareholder for the $64,000 so advanced. The conditional action by the Officer/Director never occurred and the shareholder rescinded the $64,000 advanced and requested that the Company return the $64,000 so advanced by him. On May 4, 2016, the Board of Directors of the Company approved the rescission and return of the $64,000 plus statutory interest to the shareholder and to cancel the proposed issuance of the 32,000,000 shares.

6.	Stock-Based Compensation

The Company has historically granted stock options to officers, employees and consultants as part of its compensation strategies. The grant-date fair value of options were estimated using a Black-Scholes valuation model using the following assumptions for options granted during the years ended December 31, 2015. There were no options issued during the six months ended June 30, 2016 and 2015:

	As of June 30,
	2016	2015
Stock price	$1.00	$0.10 - $1.00
Expected volatility	112.3%	108.5% - 114.6%
Risk-free interest rate	2.1%	1.7% - 2.3%
Expected term (in years)	8.0	5.3 - 8.0
Expected dividend yield	0%	0%
Expected forfeiture rate	0%	0%

Stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2015	33,775,000	$0.10
Granted	—	—
Forfeited	—	—

Outstanding at June 30, 2016	33,775,000	$0.10	4.8

Exercisable at June 30, 2016	20,435,833	$0.10	4.7

Stock based compensation expense was $1,278,482, and $1,246,365 for the six months ended June 30, 2016 and 2015, respectively and is included in general and administrative expense in the accompanying unaudited consolidated statement of operations. As of June 30, 2016, the Company expects to recognize $7,160,462 of stock-based compensation expense for the non-vested outstanding options over a weighted-average period of 2.91 years.

7.	Subsequent Events

The Company has evaluated subsequent events through September 14, 2016, and has concluded that, other than as disclosed below, no other events or transactions took place which would require disclosure herein.

During July 2016 the Company issued an additional 98,000 shares of stock in satisfaction of a liability for professional accounting services rendered in the amount of $98,000.

On July 8, 2016, the Board of Directors approved a modification to the May rescission agreement such that 5,000,000 shares were returned to the shareholder, who in turn repaid the Company the pro-rata amount of the payment he received in May. The shareholder subsequently sold the 5 million shares to the CEO at his cost. This transaction will be recorded as stock-based compensation in July, 2016. See Note 5.

On July 13, 2016 the Company issued convertible notes to Acaccia, a related party, for total proceeds of $42,160 bringing its total debt outstanding to $359,000.

Effective September 1, 2016, $884,700 of the notes payable were exchanged for 884,700 shares of the Company’s Class B Common Stock.

ADOMANI Inc. applied to be reincorporated in Delaware in October 2016.

PART III

Index to Exhibits

Item 17 Number	Exhibit

1.1*	Form of Underwriting Agreement

2.1	Articles of Incorporation, filed August 6, 2012

2.2	Articles of Amendment to Articles of Incorporation, filed September 19, 2012

2.3	Articles of Amendment to Articles of Incorporation, filed December 31, 2012

2.4	Bylaws

3.1	Form of Secured Promissory Note

3.2	Form of Convertible Promissory Note and Purchase Agreement

6.1	Commercial Lease Agreement, by and between LAMTA and the Company, dated February 4, 2016

6.2	Premier Office License Agreement, by and between Premier Office Centers, LLC and the Company, dated December 7, 2015

6.3	Commercial Lease, by and between North Orange Industrial Park and the Company, dated March 15, 2015

6.4	2012 Stock Option and Stock Incentive Plan, and forms of agreement thereunder

6.5	2012 Preferred Stock Option Plan, and forms of agreement thereunder

6.6	Employment Offer Letter, by and between James L. Reynolds and the Company, dated September 1, 2014

6.7	Employment Offer Letter, by and between Edward R. Monfort and the Company, effective June 1, 2016

6.8	Form of Indemnity Agreement

8.1*	Form of Escrow Services Agreement

10.1	Power of attorney - reference is made to the signature page of this offering statement

11.1	Consent of MaloneBailey, LLP

11.2*	Consent of DLA Piper LLP (US)

12.1*	Opinion of DLA Piper LLP (US)

13.1*	Testing the Waters materials

*	To be filed by amendment.

II-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on October 6, 2016.

ADOMANI, INC.

By:	/s/ James L. Reynolds
James L. Reynolds, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Reynolds and Michael K. Menerey, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James L. Reynolds	Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2016
James L. Reynolds

/s/ Michael K. Menerey	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 6, 2016
Michael K. Menerey

/s/ Edward R. Monfort	Director	October 6, 2016
Edward R. Monfort

/s/ Robert E. Williams	Director	October 6, 2016
Robert E. Williams

/s/ Kevin G. Kanning	Director	October 6, 2016
Kevin G. Kanning

II-2